UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [   ]

Check the appropriate box:
[X]	Preliminary Proxy Statement
[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]	Definitive Proxy Statement
[ ]	Definitive Additional Materials
[ ]	Soliciting Material Pursuant to §240.14a-12

Quantum Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X]	No fee required.
[ ]	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

[ ]	Fee paid previously with preliminary materials.
[ ]	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

PRELIMINARY PROXY STATEMENT—SUBJECT TO COMPLETION

QUANTUM CORPORATION

__________________________________

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
__________________________________

TO BE HELD ON
__________, 2014

     TO THE STOCKHOLDERS:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the “Annual Meeting” or “Meeting”) of Quantum Corporation (the “Company” or “Quantum”), a Delaware corporation, will be held on ______________, 2014 at ____, Pacific Daylight Time, at ____________________________________, for the following purposes:

1.	To elect nine directors to serve until the next Annual Meeting of Stockholders or until their successors are elected and duly qualified. Our nominees for election to our Board of Directors are named in the attached proxy statement, which is part of this notice;
2.	To ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company for the fiscal year ending March 31, 2015;
3.	To adopt a resolution approving, on an advisory basis, the compensation of our named executive officers;
4.	To approve and ratify an amendment to the Company’s 2012 Long-Term Incentive Plan
5.	To approve and ratify an amendment to the Company’s Employee Stock Purchase Plan; and
6.	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

     The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

     Only stockholders of record at the close of business on ________, 2014 are entitled to notice of and to vote at the meeting and any adjournment or postponement thereof.

     All stockholders are cordially invited to attend the meeting in person. However, to ensure your representation at the meeting, you are urged to submit your proxy via the Internet or telephone or vote, sign, date and return the enclosed proxy as promptly as possible in the postage-prepaid envelope enclosed for that purpose. If you attend the meeting and vote in person, your vote by ballot will revoke any proxy previously submitted.

By Order of the Board of Directors,

San Jose, California	Shawn D. Hall
_______, 2014	Senior Vice President, General Counsel and Secretary

     YOUR VOTE IS EXTREMELY IMPORTANT

     In order to assure your representation at the Annual Meeting, you are requested to vote, at your earliest convenience, by any of the methods described in the accompanying Proxy Statement. If you decide to attend the Annual Meeting and vote by ballot, any previous vote by proxy will be revoked automatically and only your vote at the Annual Meeting will be counted.

     This year’s Annual Meeting is a particularly important one, and YOUR vote is extremely important.

     Starboard Value and Opportunity Master Fund, LP and certain of its affiliates (collectively, “Starboard”), who are the owners of approximately 10.26% of Quantum’s outstanding common stock as well as 18,548,875 shares issuable upon conversion of our 4.50% convertible senior notes due November 2017, which do not have voting rights, have provided notice that they intend to seek control of the board of directors of Quantum by nominating at the Annual Meeting their own slate of six nominees (the “Starboard Nominees”) to stand for election as directors. You may receive solicitation materials from Starboard seeking your proxy to vote for the Starboard Nominees. THE PROXY COMMITTEE OF THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE BOARD’S NOMINEES, WHOSE NAMES ARE SET FORTH ON THE ENCLOSED [COLOR] PROXY CARD. THE PROXY COMMITTEE OF THE BOARD OF DIRECTORS URGES YOU NOT TO SIGN OR RETURN ANY WHITE PROXY CARD SENT TO YOU BY STARBOARD. Even if you have already returned a white proxy card sent to you by Starboard, you have every right to change your vote. You may revoke that proxy and vote as recommended by the Board of Directors by signing, dating and returning the enclosed [COLOR] proxy card in the enclosed postage paid envelope or by voting via the Internet or by telephone by following the instructions provided on the enclosed [COLOR] proxy card. Only your latest dated proxy will be counted.

     Because the Proxy Committee has nominated candidates for only five of the nine board seats being contested at the Annual Meeting, as a practical matter the election of at least four of the Starboard Nominees to the Board of Directors at the Annual Meeting is assured. The Proxy Committee of the Board of Directors believes it is not in the interests of the Company’s stockholders for a single approximately 10% stockholder to control a majority of the seats on the Board of Directors. Your vote “FOR” the election of the Board’s nominees will ensure that Starboard Nominees do not represent a majority of the members of the Board of Directors following the Annual Meeting.

THE PROXY COMMITTEE OF THE BOARD OF DIRECTORS URGES YOU NOT TO RETURN ANY WHITE PROXY CARD SENT TO YOU BY STARBOARD, EVEN AS A PROTEST VOTE AGAINST STARBOARD OR THE STARBOARD NOMINEES AS ONLY YOUR LATEST DATED VOTE WILL BE COUNTED AT THE ANNUAL MEETING.

If you have questions or need assistance voting your shares please contact:

105 Madison Avenue
New York, New York 10016
proxy@mackenziepartners.com
Call Collect: (212) 929-5500
or
Toll-Free (800) 322-2885

     Your vote is extremely important, no matter how many or how few shares you own. The Proxy Committee of the Board of Directors urges you to vote your shares to elect the Board’s nominees. Even if you plan to attend the Annual Meeting in person, please promptly sign, date and return the enclosed [COLOR] proxy card in the enclosed postage-paid envelope or vote via the Internet or by telephone by following the instructions provided on the enclosed [COLOR] proxy card to be sure that your shares are voted at the Annual Meeting.

2

PRELIMINARY PROXY STATEMENT—SUBJECT TO COMPLETION

QUANTUM CORPORATION

_________________________

PROXY STATEMENT
_________________________

INFORMATION CONCERNING SOLICITATION AND VOTING

General

     The enclosed [COLOR] proxy card is solicited on behalf of Quantum Corporation (the “Company” or “Quantum”) for use at the Annual Meeting of Stockholders to be held _________, 2014 at _______, Pacific Daylight Time, or at any adjournment or postponement thereof (the “Annual Meeting” or “Meeting”), for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders. The Annual Meeting will be held at _____________________________________________________. The Company’s telephone number is 408-944-4000 and the Internet address for its website is http://www.quantum.com.

This year’s Annual Meeting is a particularly important one, and YOUR vote is extremely important.

     Starboard Value and Opportunity Master Fund, LP and certain of its affiliates (collectively, “Starboard”), who are the owners of approximately 10.26% of Quantum’s outstanding common stock as well as 18,548,875 shares issuable upon conversion of our 4.50% convertible senior notes due November 2017 (which do not have voting rights), have provided notice that they intend to seek control of the board of directors of Quantum by to nominating at the Annual Meeting their own slate of six nominees (the “Starboard Nominees”) to stand for election as directors. You may receive solicitation materials from Starboard seeking your proxy to vote for the Starboard Nominees. THE PROXY COMMITTEE OF THE BOARD OF DIRECTORS (THE “PROXY COMMITTEE”) UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE BOARD’S NOMINEES, WHOSE NAMES ARE SET FORTH ON THE ENCLOSED [COLOR] PROXY CARD. THE PROXY COMMITTEE URGES YOU NOT TO SIGN OR RETURN ANY WHITE PROXY CARD SENT TO YOU BY STARBOARD AND TO DISCARD THE PROXY MATERIALS SENT TO YOU BY THEM.

     Because the Proxy Committee has nominated candidates for only five of the nine board seats being contested at the Annual Meeting, as a practical matter the election of at least four of the Starboard Nominees to the Board of Directors at the Annual Meeting is assured. Because the Proxy Committee of the Board of Directors believes it is not in the interests of the Company’s stockholders for a single approximately 10% stockholder to control a majority of the seats on the Board of Directors, Your vote “FOR” the election of the Board’s nominees will ensure that Starboard Nominees do not represent a majority of the members of the Board of Directors following the Annual Meeting.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS AND ANNUAL REPORT FOR STOCKHOLDERS MEETING TO BE HELD ON____, ______________, 2014

     The proxy statement and annual report to stockholders are available at [___________]. Our proxy materials are first being made available on or about _________, 2014 to all stockholders entitled to vote at the Meeting.

Record Date; Outstanding Shares

     Stockholders of record at the close of business on _________, 2014 (the “Record Date”) are entitled to notice of and to vote at the Meeting. At the Record Date, _________ shares of the Company’s common stock, $0.01 par value (the “Common Stock”), were issued and outstanding. Other than the Common Stock, the Company has no other voting securities entitled to vote at the Annual Meeting.

Voting

     Each share of Common Stock has one vote, as provided in the Company’s Amended and Restated Certificate of Incorporation. Accordingly, a total of __________ votes may be cast at the Meeting. Holders of Common Stock vote together as a single class on all matters covered by this Proxy Statement. For voting with respect to the election of directors, stockholders may cumulate their votes. Cumulative voting means that a stockholder has the right to give any one candidate who has been properly placed in nomination a number of votes equal to the number of directors to be elected multiplied by the number of shares the stockholder is entitled to vote, or to distribute such votes on the same principle among as many properly nominated candidates (up to the number of persons to be elected) as the stockholder may wish. For example, if you own 100 shares of Common Stock, and there are nine directors to be elected at the Annual Meeting, you could cast a total 900 “FOR” votes (nine times one hundred) among as few or as many of the nine nominees to be voted on at the Meeting as you choose. With respect to PROPOSAL ONE ELECTION OF DIRECTORS, the nine director nominees who receive the highest number of affirmative votes will be elected; abstentions and broker non-votes will have no effect on this proposal. See “Additional Information on the Mechanics of Cumulative Voting” below for more information on the operation of cumulative voting.

     In addition to using the accompanying [COLOR] proxy card, stockholders of record with Internet access may submit proxies by following the “Vote by Internet” instructions on the enclosed proxy card or may vote by telephone by following the “Vote by Phone” instructions on the proxy card. Stockholders who hold shares beneficially in street name may vote by the methods specified on the voting instructions card provided by their broker, trustee or nominee.

Revocability of Proxies

     Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by (i) filing a written notice of revocation bearing a later date than the proxy with the Secretary of the Company (currently Shawn D. Hall) at or before the taking of the vote at the Meeting, (ii) duly executing a later dated proxy relating to the same shares and delivering it to the Secretary of the Company at or before the taking of the vote at the Annual Meeting, (iii) by voting on a later date by telephone or via the Internet, or (iv) attending the Meeting and voting in person (although attendance at the Meeting will not in and of itself constitute a revocation of a proxy). Any written notice of revocation or subsequent proxy must be delivered to the Secretary of the Company at or before the taking of the vote at the Meeting.

     The Proxy Committee urges you to revoke any white proxy card you may have returned from Starboard. If you have previously signed a white proxy card sent to you by Starboard, you have every right to change your vote. You may revoke that proxy and vote as recommended by the Proxy Committee by signing, dating and returning the enclosed [COLOR] proxy card in the enclosed postage-paid envelope or by voting via the Internet or by telephone by following the instructions provided on the enclosed [COLOR] proxy card. Only your latest-dated proxy will be counted. Submitting a Starboard white proxy card—even if you withhold your vote on the Starboard Nominees—will revoke any votes that you previously made on the [COLOR] proxy card. Accordingly, if you wish to vote pursuant to the recommendation of the Proxy Committee, you should disregard any proxy card that you receive that is not a [COLOR] proxy card. Do not return any white proxy card that you may receive from Starboard, even as a protest vote against Starboard or the Starboard Nominees.

Quorum; Abstentions; Broker Non-Votes

     A majority of the shares of Common Stock issued and outstanding on the Record Date will constitute a quorum for the transaction of business at the Annual Meeting.

     While there is no definite statutory or case law authority in Delaware as to the proper treatment of abstentions, the Company believes that abstentions should be counted for purposes of determining both (i) the presence or absence of a quorum for the transaction of business and (ii) the total number of shares entitled to vote at the Annual Meeting with respect to a proposal (other than a proposal relating to the election of directors). However, abstentions are not treated as “votes cast” with respect to a proposal, therefore, an abstention has no effect on any proposal requiring the approval of a majority of the votes cast with respect to the proposal. In the absence of controlling precedent to the contrary, the Company intends to treat abstentions in this manner.

     Broker non-votes occur on a matter when a bank or broker is not permitted to vote on that matter without instructions from the beneficial owner and instructions are not given. These matters are referred to as “non-routine” matters. Given the contested nature of the election at the Annual Meeting, all matters scheduled to be voted on are “non-routine.” Therefore, we do not anticipate any broker non-votes at the Annual Meeting. Under NYSE rules, brokers holding shares beneficially owned by their clients do not have the ability to cast votes with respect to the election of directors or any executive compensation vote unless they have received instructions from the beneficial owner of the shares. It is therefore important that you provide instructions to your broker if your shares are held by a broker so that your votes with respect to directors or executive compensation vote are counted.

Voting Requirements

     For Proposal One, Election of Directors, because the election for directors is contested, at the Annual Meeting, directors will be elected by a plurality of the votes cast with respect to that nominee. In this context, this means that the nine directors receiving the most votes, after stockholders are allowed to cumulate votes, will be elected. Please see the section entitled “Voting” above and “Additional Information on the Mechanics of Cumulative Voting” for a description of cumulative voting.

     For Proposal Two, the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2015, and Proposal Three, the adoption of a resolution approving, on an advisory basis, the compensation of our named executive officers, the affirmative vote of a majority of the votes present in person or represented by proxy and entitled to vote on the matter is required. Proposal Three is advisory only, however, the Board and the Leadership and Compensation Committee of the Board considers the input of its stockholders important and will take into account the outcome of the vote when evaluating our executive compensation program for fiscal 2015.

     For Proposal Four, the approval and ratification of an Amendment to the Company’s 2012 Long Term Incentive Plan and Proposal Five, the approval and ratification of an amendment to the Company’s Employee Stock Purchase Plan, approval by a majority of votes cast is required.

Board of Directors’ Voting Recommendations

     The Proxy Committee recommends that you vote your shares “FOR” each of the Board’s nominees that are standing for election to the Board of Directors (Proposal One in this Proxy Statement), “FOR” the ratification of the appointment of the Company’s independent registered public accounting firm (Proposal Two in this Proxy Statement), “FOR” the approval of the advisory vote on executive compensation (Proposal Three in this Proxy Statement), “FOR” the amendment and ratification of the Company’s 2012 Long-Term Incentive Plan (Proposal Four in this Proxy Statement) and “FOR” the amendment and ratification of the Company’s Employee Stock Purchase Plan (Proposal Five in this Proxy Statement).

Proxy Committee

     As a result of the contested nature of the Annual Meeting and the participation of current members of our Board of Directors in the solicitation by Starboard, the Board of Directors formed the Proxy Committee composed of Mr. Auvil (Chairman) and Messrs. Brown, Gacek, Krall, Powers and Roberson. The members of the Proxy Committee have no affiliation with Starboard and are not Starboard Nominees. The Proxy Committee has been delegated authority to discharge the Board’s responsibilities with respect to the Annual Meeting and the proxy materials and to determine the specific allocation of votes to individual nominees if you elect to grant us your proxy and do not provide instructions otherwise. For further information regarding the Proxy Committee, see below under “Board of Directors and Committees—Board Meetings and Committees.”

Stockholder Proposals for Inclusion in the Company’s Proxy Materials Pursuant to Rule 14a-8

     You may submit proposals for consideration at future stockholder meetings. For a stockholder proposal to be considered for inclusion in the Company’s proxy statement for the Annual Meeting to be held in 2015, the Secretary of the Company must receive the written proposal at the Company’s principal executive offices no later than __________. Such proposals must also comply with SEC regulations under Rule 14a-8 regarding the inclusion of stockholder proposals in company-sponsored proxy materials and with the notice procedures set forth in the Company’s Bylaws. Stockholders should contact the Secretary of the Company in writing at 224 Airport Parkway, Suite 300, San Jose CA 95110, to make any submission or to obtain additional information as to the proper form and content of submissions.

Stockholder Proposals Not Intended for Inclusion in the Company’s Proxy Materials Pursuant to Rule 14a-8

     Proposals Other than for Nominees to the Board of Directors

     Proposals of stockholders of the Company which are to be presented at the Company’s annual meeting of stockholders for the year ended March 31, 2015 may be made by a stockholder of the Company who is a stockholder at the time of submitting such proposal and at the time of the record date set for that meeting and who complies with the notice procedures set forth in the Company’s Bylaws. Such proposals must be received by the Secretary of the Company not later than the 45th day nor earlier than the 75th day before the one-year anniversary of the date on which the Company first mailed its proxy materials or a notice of availability of proxy materials (whichever is earlier) for this year’s Annual Meeting (see Section 2.4(i)(a) of the Company’s Bylaws). The stockholder’s submission must include the information specified in Section 2.4(i)(b) of the Company’s Bylaws. The Company’s Bylaws are available on the Corporate Governance section of the Investor Relations portion of our website at www.quantum.com.

     Proposals not meeting the requirements of the immediately preceding paragraph will be considered untimely and will not be entertained at the 2015 annual meeting. Stockholders should contact the Secretary of the Company in writing at 224 Airport Parkway, Suite 300, San Jose CA 95110, to make any submission or to obtain additional information as to the proper form and content of submissions.

     As of the date of this Proxy Statement, the Company has not been notified by any stockholder of his or her intent to present a stockholder proposal from the floor at this year’s Annual Meeting. The proxy card submitted with this Proxy Statement grants the proxy holders discretionary authority to vote on any matter (other than stockholder proposals relating to nominees to the Board of Directors) properly brought before the Annual Meeting or any adjournment or postponement of such Meeting.

     Proposals for Nominees to the Board of Directors

     Nominations of persons for election to the Board of Directors of the Company may be made by a stockholder of the Company who is a stockholder at the time of submitting such nomination and at the time of the record date set for that meeting and who complies with the notice procedures set forth in the Company’s Bylaws. Such nominations, other than those made by or at the direction of the Board of Directors, shall be made pursuant to timely notice in writing to the Secretary of the Company. To be timely, a stockholder’s notice must be received by the Secretary of the Company not later than the 45th day nor earlier than the 75th day before the one-year anniversary of the date on which the Company first mailed its proxy materials or a notice of availability of proxy materials (whichever is earlier) for this year’s Annual Meeting (see Sections 2.4(i)(a) and (ii)(a) of the Company’s Bylaws). The stockholder’s submission must include the information specified in Section 2.4(ii)(b) of the Company’s Bylaws. The Company’s Bylaws are available on the Corporate Governance section of the Investor Relations portion of our website at www.quantum.com.

     Proposals for nominees to the Board not meeting the requirements of the immediately preceding paragraph will be considered untimely and will not be entertained at the 2015 annual meeting. Stockholders should contact the Secretary of the Company in writing at 224 Airport Parkway, Suite 300, San Jose CA 95110, to make any submission or to obtain additional information as to the proper form and content of submissions.

     Except for the director nominations submitted by Starboard and the related solicitation of proxies in favor of the Starboard Nominees by Starboard, the Company has not been notified by any stockholder of his or her intent to present any stockholder proposals for nominees to the Board of Directors from the floor at this year’s Annual Meeting.

Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Exchange Act requires the Company’s Section 16 officers, directors and persons who own more than ten percent (10%) of a registered class of the Company’s equity securities to file reports of ownership and changes in ownership with the SEC. Such executive officers, directors and greater than ten-percent stockholders are also required by SEC rules to furnish the Company with copies of all forms that they file pursuant to Section 16(a). Based solely on its review of the copies of such reports received by the Company and on written representations from certain reporting persons, the Company believes that all required filings were timely made during the fiscal year ended March 31, 2014 (“Fiscal 2014”).

Householding

     The SEC has adopted rules that permit companies and intermediaries, such as brokers, to satisfy delivery requirements for proxy materials with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to such stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. Quantum and some brokers household proxy materials unless contrary instructions have been received from one or more of the affected stockholders. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, or if you are receiving multiple copies of the proxy statement and wish to receive only one, please so indicate by (i) contacting Broadridge Financial Solutions, Inc. (“Broadridge”) by telephone at (800) 542-1061 (have your proxy card in hand when you call and then follow the instructions), or (ii) writing to Broadridge at Broadridge c/o Householding Department, 51 Mercedes Way, Edgewood, NY 11717, or (iii) contacting Quantum’s Investor Relations Department by telephone at (408) 944-4450 if you are a registered stockholder and contacting your broker if you hold shares beneficially in street name. In the event of a proxy contest at this year’s Annual Meeting, accounts will not be householded, but each stockholder will receive a separate package of the proxy materials.

Solicitation

     The Company will bear the cost of soliciting proxies, including the preparation, assembly, Internet hosting, printing and mailing of this Proxy Statement, the [COLOR] proxy card and any other proxy materials furnished to stockholders by the Company in connection with the Annual Meeting. The Company may also reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners. Proxies may be solicited by certain of the Company’s directors, officers and regular employees, without additional compensation, personally or by telephone, email or otherwise. Annex A to this Proxy Statement sets forth certain information relating to the directors, officers and other persons who participants in the solicitation of proxies.

     As a result of the proxy contest initiated by Starboard, the Company will incur substantial additional costs in connection with the solicitation of proxies. We have retained MacKenzie Partners, Inc. (“MacKenzie”) to assist us in the solicitation of proxies for a fee of up to $[__] plus out-of-pocket expenses. MacKenzie expects that approximately [__] of its employees will assist in the solicitation. Our expenses related to the solicitation of proxies from stockholders this year will substantially exceed those normally spent for an annual meeting of stockholders. Such additional costs are expected to aggregate to approximately $[__], exclusive of any costs related to any litigation in connection with the Annual Meeting. These additional solicitation costs are expected to include: the fee payable to our proxy solicitor; fees of outside counsel to advise the Company in connection with a contested solicitation of proxies; increased mailing costs, such as the costs of additional mailings of solicitation material to stockholders, including printing costs, mailing costs and the reimbursement of reasonable expenses of banks, brokerage houses and other agents incurred in forwarding solicitation materials to beneficial owners of Common Stock; and the costs of retaining an independent inspector of election. To date, we have incurred approximately $[__] of these solicitation costs.

     In 2013, the Company agreed to nominate Jeffrey Smith, Louis DiNardo and Philip Black, each of whom is a Starboard Nominee, for election to the Board of Directors to resolve a proxy contest threatened by Starboard. Depending on how many Starboard Nominees are elected at the Annual Meeting, the Starboard Nominees could constitute a majority of the Board following the Annual Meeting. Election of Starboard Nominees to a majority of the seats on the Board would result in a change of control under the severance and change of control agreements we have with our management. Pursuant to these agreements, certain severance payments may be triggered following a change of control, if an event constituting a qualifying termination occurs within twelve months of such change of control. A change in a majority of the seats on the Board may also result in a change of control under certain contracts with third parties, if we are unable to secure appropriate waivers or amendments to any such contracts.

If You Receive More than One Proxy Card

     If you hold your shares of Common Stock in more than one account, you will receive a [COLOR] proxy card for each account. To ensure that all of your shares of Common Stock are voted, please sign, date and return the [COLOR] proxy card for each account. You should vote all of your shares of Common Stock.

     Starboard has provided notice that it intends to nominate at the Annual Meeting the Starboard Nominees to stand for election as directors. As a result, you may receive proxy solicitation material from Starboard. If you wish to vote pursuant to the recommendation of the Proxy Committee, you should disregard any proxy card that you receive that is not a [COLOR] proxy card.

     If you withhold your vote on any Starboard Nominee using Starboard’s white proxy card, your vote will not be counted as a vote for our nominees and will result in the revocation of any previous vote that you may have cast on the [COLOR] proxy card. THE PROXY COMMITTEE URGES YOU NOT TO RETURN ANY WHITE PROXY CARD SENT TO YOU BY STARBOARD, EVEN AS A PROTEST VOTE AGAINST STARBOARD OR THE STARBOARD NOMINEES AS ONLY YOUR LATEST DATED PROXY CARD WILL BE VOTED AT THE ANNUAL MEETING.

Attending the Annual Meeting

     Attendance at the Annual Meeting will be limited to stockholders and the Company’s invited guests. Each stockholder may be asked to present valid picture identification, such as a driver’s license or passport. Stockholders holding shares of Common Stock in brokerage accounts or through a bank or other nominee may be required to show a brokerage statement or account statement reflecting stock ownership. Cameras, recording devices and other electronic devices will not be permitted at the Annual Meeting. You may contact Quantum Corporation at (408) 944-4000 for directions to the Annual Meeting.

     If you are a stockholder of record as of the Record Date, you may vote your shares of Common Stock in person by ballot at the Annual Meeting. If you hold your shares of through a bank or broker, you will not be able to vote in person by ballot at the Annual Meeting unless you have previously requested and obtained a “legal proxy” from your bank or broker and present it at the Annual Meeting. Please contact your bank or broker for information about obtaining a legal proxy.

Additional Information on the Mechanics of Cumulative Voting

     All stockholders will have the right to cumulate their votes in the election of directors. Cumulative voting means that each stockholder may cumulate such stockholder’s voting power for the election by distributing a number of votes, determined by multiplying the number of shares held by the stockholder as of the record date by nine (the number of directors to be elected at the Annual Meeting). Such stockholder may distribute all of the votes to one individual director nominee, or distribute such votes among any two or more director nominees, as the stockholder chooses. If you do not specifically instruct otherwise, the proxy we are soliciting will confer upon the proxy holders the authority to cumulate votes at the instruction and discretion of our Board or any committee thereof so as to provide for the election of the maximum number of our director nominees (for whom authority is not otherwise specifically withheld) including, but not limited to, the prioritization of such nominees to whom such votes may be allocated. Our Board has directed the Proxy Committee to exercise such authority on the Board’s behalf (described under “Board of Directors and Committees—Board Meetings and Committees”). Using this discretion, the Proxy Committee may vote your shares for fewer than nine nominees.

     If you elect to grant us your proxy and do not specifically instruct otherwise, you are authorizing the proxy holders to vote your shares in accordance with the discretion and at the instruction of the Proxy Committee, including to cumulate your votes in favor of certain nominees (rather than allocating votes equally among the nominees) and to determine the specific allocation of votes to individual nominees. You may withhold your authority to vote for one or more nominees, in which case the Proxy Committee will retain discretion to allocate your votes among our other nominees unless you specifically instruct otherwise. Under no circumstances may the proxy holders cast your votes for any nominee from whom you have withheld authority to vote.

     For example, a proxy marked “FOR ALL EXCEPT” may only be voted for those of our director nominees for whom you have not otherwise specifically withheld authority to vote, a proxy marked “WITHHELD ALL” may not be voted for any of our director nominees, and a proxy marked “FOR ALL” may be voted for all of our director nominees. In exercising its discretion with respect to cumulating votes, our Proxy Committee may instruct, in its sole judgment, the proxy holders to cumulate and cast the votes represented by your proxy for any of our director nominees for whom you have not otherwise withheld authority. For example, if you grant a proxy with respect to shares representing 900 cumulative votes, and mark “FOR ALL EXCEPT” one of our director nominees, the Proxy Voting Committee may instruct the proxy holders to cast the 900 votes for any or all of our five director nominees; moreover, the Proxy Committee may allocate the 900 votes among them as it determines, such that each of those other director nominees may receive unequal portions of the 900 votes or none at all.

     Assuming cumulative voting applies, unless you specifically instruct otherwise, the Proxy Committee will instruct the proxy holders to cast the votes as to which voting authority has been granted so as to provide for the election of the maximum number of our director nominees, and will provide instructions as to the order of priority of the Board candidates in the event that fewer than all of our Board candidates are elected. The Proxy Committee has not yet made any determination as to the order of priority of candidates to which it will allocate votes, and expects to make this determination, if necessary, at the annual meeting. Accordingly, if you grant a proxy to us and have not specifically instructed otherwise, your shares will be voted for our director nominees at the discretion of the Proxy Committee with respect to all of your shares (except that the Proxy Committee will not be able to vote your shares for a candidate from whom you have withheld authority to vote). If you wish to exercise your own discretion as to allocation of votes among nominees, and you are a record holder of shares, you will be able to do so by attending the meeting and voting in person, by appointing another person as your representative to vote on your behalf at the meeting, or by providing us with specific instructions as to how to allocate your votes.

     A holder of record who wishes to provide vote allocation instructions must submit a proxy card by mail and should handwrite the number of votes such holder wishes to allocate to any particular nominee as specified on the enclosed [COLOR] proxy card. If you provide vote allocation instructions for less than all of the votes that you are entitled to cast, the proxy holders will retain discretionary authority to cast your remaining votes pursuant to the instructions of the Proxy Committee, except for any nominee for whom you have withheld authority by marking the “FOR ALL EXCEPT” box. If you wish to grant the proxy holders discretionary authority to allocate votes among all our nominees you may check the “FOR ALL” box, but you are not required to do so. The proxy holders will retain discretionary authority to allocate votes among all our nominees except where you provide a specific instruction by hand marking the number of votes to be allocated or by marking the “FOR ALL EXCEPT” box.

     Any stockholder who holds shares in street name and desires to specifically allocate votes among nominees may do so by either informing the stockholder’s broker, banker or other custodian of the stockholder’s desire to attend the Annual Meeting, and requesting a legal proxy to attend the meeting, or by providing the broker, banker or other custodian with instructions as to how to allocate votes among nominees, which can then be delivered to the Company. Because each broker, banker or custodian has its own procedures and requirements, a stockholder holding shares in street name who wishes to allocate votes to specific nominees should contact its broker, banker or other custodian for specific instructions on how to obtain a legal proxy or provide vote allocation instructions.

     Please note you will not be able to submit vote allocation instructions for director elections if you grant a proxy by telephone or the Internet. Any stockholder that has any question regarding the procedures for specifically allocating votes among nominees may call our proxy solicitor, MacKenzie Partners, Inc. at 1-800-322-2885.

If You Have Any Questions

If you have questions or need assistance voting your shares please contact:

105 Madison Avenue
New York, New York 10016
proxy@mackenziepartners.com
Call Collect: (212) 929-5500
or
Toll-Free (800) 322-2885

BOARD OF DIRECTORS AND COMMITTEES

     The Board’s key roles include, but are not limited to: (i) the selection and evaluation of the Company’s Chief Executive Officer (“CEO”), and overseeing CEO succession planning; (ii) advising the CEO and management on the Company’s fundamental strategies; (iii) reviewing and approving the CEO’s objectives; (iv) approving acquisitions, divestitures and other significant corporate actions; (v) advising the CEO on the performance of senior management, and significant organizational changes, including succession planning; and (vi) approving the annual operating financial plan.

     The names of our directors and the nominees for election as directors and certain information about them as of June 1, 2014, are set forth below.

Name of Director	Age	Director Since	Principal Occupation Since
Company Nominees
Paul R. Auvil III*†	50	2007	Chief Financial Officer, Proofpoint, Inc. 2007
Jon W. Gacek	52	2011	President and Chief Executive Officer of Quantum, 2011
David A. Krall+	54	2011	Strategic Advisor, Roku, Inc., 2010
			Strategic Advisor, Universal Audio, Inc., 2011
			Former President and Chief Executive Officer, QSecure, Inc., 2009
			Former President and Chief Executive Officer, Avid Technology, Inc., 2007
Gregg J. Powers†	51	2013	Chief Executive Officer, Private Capital Management, L.P., 2008
			Chairman, Private Capital Management, L.P., 2009
David E. Roberson*+	59	2011	Business Consultant, 2012
			Board Member, Brocade Communications Systems, Inc., 2014, TransLattice, Inc., 2011
			Former President and Chief Executive Officer, Hitachi Data Systems, 2007

Other Current Directors
Philip Black*	59	2013	Former President and Chief Executive Officer, Nexsan Technologies, 2014 / Board Member, Quantum Corporation 2013
Louis DiNardo†	54	2013	President and Chief Executive Officer, Exar Corporation, 2012
Jeffrey C. Smith+	42	2013	Chief Executive Officer and Chief Investment Officer, Starboard Value LP, 2011
Non-Continuing Director (Current Term Will Expire at the Annual Meeting)

Michael A. Brown†	55	1995	Interim President and Chief Executive Officer of Symantec Corporation since March 2014
____________________

*	Member of the Audit Committee.
+	Member of the Leadership and Compensation Committee.
†	Member of the Corporate Governance and Nominating Committee.

     Except as set forth below, each of the directors has been engaged in his or her principal occupation described above during the past five years. There are no family relationships between any directors or executive officers of the Company.

Company Nominees

     Mr. Paul R. Auvil III has served as Chief Financial Officer of Proofpoint, Inc. since March 2007, leading the company’s public offering in April of 2012, and playing a formative role in the rapid growth of the business as it has risen to establish itself as one of the world’s leading cloud-based security companies. Prior to joining Proofpoint, Mr. Auvil was an entrepreneur-in-residence with Benchmark Capital, a venture capital firm, from October 2006 to March 2007. While at Benchmark, he evaluated a broad range of investments and advised various portfolio companies throughout the technology industry. From August 2002 to July 2006, he held the position of Chief Financial Officer of VMware, Inc., a global leader in virtualization and cloud infrastructure, where he played an integral role in helping the company to evolve from a promising start-up to one of the industry’s fastest growing software companies. Prior to that, Mr. Auvil served for four years as Chief Financial Officer at Vitria Technology, where he led various aspects of the company’s financial and business operations, executing both an initial and secondary public offering during his tenure. Earlier in his career, he spent 10 years at VLSI Technology, ultimately becoming vice president and general manager of its Internet and Secure Products Division. Mr. Auvil holds a Bachelor of Engineering degree from Dartmouth College and a Master of Management degree from the J.L. Kellogg Graduate School of Management at Northwestern University. He also serves on the Board of Marin Software, a provider of a leading Revenue Acquisition Management platform for advertisers and agencies. Mr. Auvil is the Chairman of Quantum’s Board and is a member of the Company’s Corporate Governance and Nominating Committee as well as the Audit Committee. With a career in finance and technology spanning more than 25 years, Mr. Auvil brings valuable management, financial and corporate leadership experience to Quantum. In particular, he brings to the Board a deep understanding of financial statements, corporate finance, accounting and capital markets; senior management experience at technology companies relevant to Quantum’s business; and expertise on issues facing public companies and governance matters. As a trained engineer, Mr. Auvil also holds patents related to digital video compression in Japan and high-speed, PCI compatible on-chip data bus in the U.S., which demonstrates his extensive technological expertise and provides valuable insight to our Board on the critical role of innovation and strategic growth direction.

     Mr. Jon W. Gacek has served as President and Chief Executive Officer of Quantum Corporation and has been a member of the Company’s Board of Directors since April 2011. Mr. Gacek joined the Company as Executive Vice President and Chief Financial Officer in August 2006 following Quantum’s acquisition of Advanced Digital Information Corporation (“ADIC”), and he was promoted to Executive Vice President, Chief Financial Officer and Chief Operating Officer in June 2009. In January 2011 Mr. Gacek was named President and Chief Operating Officer, with responsibility for operations, sales, marketing and service. Over the last three years, he has significantly expanded the Company’s solutions portfolio and market opportunity, improved its cost structure and strengthened its balance sheet. Prior to joining Quantum, Mr. Gacek served as the Chief Financial Officer at ADIC, a manufacturer of tape libraries and storage management software, from 1999 to 2006. He also led ADIC’s Operations division during his last three years at the company. Before ADIC, Mr. Gacek was an audit partner at PricewaterhouseCoopers LLP, leading the Technology Practice in the firm’s Seattle office. While there, he assisted several private equity investment firms with numerous mergers, acquisitions and leveraged buyouts situations, among other transactions. Mr. Gacek holds a Bachelor of Arts degree in Accounting from Western Washington University. With nearly 30 years of business, operating and leadership experience, he brings to the Quantum Board extensive knowledge of the data storage and data protection industry and the Company’s worldwide business in particular.

     Mr. David Krall has served as a strategic advisor to Roku, Inc., a leading manufacturer of media players for streaming entertainment, since December 2010 and to Universal Audio, Inc., a manufacturer of audio hardware and software plug-ins, since August 2011. From February 2010 to November 2010, he served as President and Chief Operating Officer of Roku, where his was responsible for managing all functional areas of the company. Prior to that, Mr. Krall spent two years as President and Chief Executive Officer of QSecure, Inc., a developer of secure credit cards based on micro-electro-mechanical-system technology. From 1995 to July 2007, he held a variety of positions of increasing responsibility and scope at Avid Technology, Inc., a leading provider of digital media creation tools for the media and entertainment industry. His tenure at Avid included serving seven years as the company’s President and Chief Executive Officer. Earlier in his career, Mr. Krall worked in engineering and project management at several companies. He holds Bachelor and Master degrees in Electrical Engineering from the Massachusetts Institute of Technology and a Master of Business Administration degree, with distinction, from Harvard Business School. Mr. Krall also currently serves on the Board of Directors for Universal Audio, Audinate Pty Ltd., and Progress Software Corp. He is the Chair of Quantum’s Leadership and Compensation Committee. Mr. Krall brings to the Quantum Board a broad set of business skills, a strong educational background in engineering and 30 years of diverse professional experience. This includes significant achievements in a wide variety of disciplines and he has demonstrated leadership in a variety of management roles. In addition, throughout his career Mr. Krall has had a strong focus on market-driven product development, corporate strategy and global operating expertise. Further, his experience as a member of many public and private company Boards provides him with an enhanced perspective on an array of governance issues.

     Mr. Gregg Powers serves as Chairman and Chief Executive Officer of Private Capital Management LP (“PCM”), a provider of equity portfolio management. After joining PCM in 1988, he became co-portfolio manager during the mid-1990s, focusing on the firm’s primary underwriting of investments in technology, healthcare and telecommunications. He was named President of PCM in 1999, Chief Executive Officer in 2008 and Chairman in 2009. As portfolio manager, Mr. Powers oversees all aspects of the investment of client portfolios. He also currently serves as Chairman of the Board of Directors of Alere, Inc., a global leader in near-patient diagnosis, monitoring and health information technology. Mr. Powers has a Bachelor of Science degree in Finance from the University of Florida. He is a member of Quantum’s Corporate Governance and Nominating Committee. Mr. Powers offers critical investor insights and shareholder representation to the Quantum Board, helping to guide the Company’s strategic direction and overall operational and financial performance. He also brings deep financial expertise, providing an understanding of corporate finance, accounting and capital markets.

     Mr. David E. Roberson has served as a business consultant to technology companies since 2012. Mr. Roberson served as Senior Vice President within the Enterprise Servers, Storage and Networking Group of HP from May 2007 to May 2011, where he was responsible for building on the company’s foundation as a leading provider of storage solutions and pursuing new opportunities for global growth. Additionally, he was General Manager of HP’s StorageWorks Division from May 2007 to October 2010. Prior to that, Mr. Roberson spent 26 years at Hitachi Data Systems, starting as corporate counsel and eventually becoming President and Chief Executive Officer, a position he held from 2006 to May 2007. He also served as President and Chief Operating Officer from 2002 to 2006 and Chief Operating Officer from 2000 to 2002. Mr. Roberson began his technology career at Amdahl Corporation in 1980 following posts as adjunct professor at Golden Gate University School of Law and research director at Hastings College of Law. He also serves on the Boards of Brocade Communications Systems, Inc., a networking solutions company, and TransLattice, Inc., a geographically distributed data management company for enterprise, cloud and hybrid environments. In addition, Mr. Roberson has significant previous experience serving as a board member of public companies in the software and technology industries, including International Game Technology Corporation, where he served on the board from 2008 to 2013, Spansion Corporation (2005-2008), and Integrated Device Technology Corporation (2004-2005). Mr. Roberson holds a Bachelor of Social Ecology degree from the University of California at Irvine, and a law degree from Golden Gate University School of Law in San Francisco. He also studied financial management at Harvard Business School. He is the Chair of the Quantum’s Audit Committee and a member of the Company’s Leadership and Compensation Committee. Mr. Roberson brings to the Quantum Board vast storage industry knowledge that lends keen insight into the nature of the Company’s business, enabling him to provide meaningful guidance on strategic direction, technology innovation and growth opportunities.

Other Directors

     Mr. Philip Black served as President and Chief Executive Officer of Nexsan Technologies from September 2004 to April 2014, a data storage solution company that was acquired by Imation Corp. on January 1, 2013. From January 1, 2014 to March 31, 2014 Mr. Black served as staff to the CEO of Imation. From January 2002 to July 2004, Mr. Black served as President and Chief Executive Officer as well as a director of LightSand Communications, a storage networking provider. Prior to joining LightSand, Mr. Black was the Chief Executive Officer of Box Hill/Dot Hill, a storage systems manufacturer, and was the founder, President and Chief Executive Officer of Tekelec Inc., a telecom equipment provider. Mr. Black served on the Board of Directors of Nexsan Technologies from September 2004 to December 2012 and previously served as a director for Simtek Corporation from September 2007 to September 2008. Additionally, Mr. Black served as Co-chair of SNIA's ILM and Data Protection Initiatives. Mr. Black is a member of the Company’s Audit Committee.

     Mr. Louis DiNardo has served as the President and Chief Executive Officer of Exar Corporation, a provider of integrated circuits and solutions for data communication, networking, storage, consumer and industrial applications, since January 2012. From January 2008 through December 2011, he was a Partner at Crosslink Capital, a stage-independent venture capital and growth equity firm based in San Francisco and focused on semiconductor and alternative energy technology investment in private companies. Mr. DiNardo was a partner at VantagePoint Venture Partners from January 2007 through January 2008. Mr. DiNardo was President and Chief Operating Officer at Intersil Corporation from January 2006 through October 2006. Prior to his promotion, Mr. DiNardo held the position of Executive Vice President of the Power Management Business at Intersil. He held the position of President and Chief Executive Officer, as well as Co-Chairman of the Board of Directors at Xicor Corporation, a public company, from 2000 until Intersil acquired the company in July of 2004. Mr. DiNardo spent thirteen years at Linear Technology where he was Vice President of Worldwide Marketing and General Manager of the Mixed-Signal Business Unit. He began his career in the semiconductor industry at Analog Devices Incorporated where he served for eight years in a variety of technical and management roles. Mr. DiNardo currently serves on the Board of Directors of Exar Corporation. Mr. DiNardo is the Chair of the Company’s Corporate Governance and Nominating Committee.

     Mr. Jeffrey C. Smith is a Managing Member, Chief Executive Officer and Chief Investment Officer of Starboard Value LP (“Starboard Value”), a small cap company investment firm. Prior to founding Starboard Value in March 2011, Mr. Smith was a Partner Managing Director of Ramius LLC (“Ramius”), a subsidiary of the Cowen Group, Inc., and the Chief Investment Officer of the Ramius Value and Opportunity Master Fund Ltd (currently the Starboard Value and Opportunity Fund). Prior to joining Ramius in January 1998, he served as Vice President of Strategic Development and a member of the Board of Directors of The Fresh Juice Company, Inc. Mr. Smith currently serves on the Board of Directors of Office Depot Inc. Previously, Mr. Smith served as a member of the Board of Directors of Regis Corporation from October 2011 until October 2013, and Surmodics, Inc. from January 2011 to August 2012. He also served on the Board of Directors of Zoran Corporation from March 2011 until its merger with CSR plc in August 2011. Mr. Smith was the Chairman of the Board of Phoenix Technologies Ltd. from November 2009 until the sale of the company to Marlin Equity Partners in November 2010. In addition, Mr. Smith previously served as a director of Actel Corporation, from March 2009 until its sale to Microsemi Corporation in October 2010, S1 Corporation, where he served from May 2006 to September 2008 and Kensey Nash Corporation, from December 2007 to February 2009. Mr. Smith began his career in the Mergers and Acquisitions department at Société Générale. He graduated from The Wharton School of Business at The University of Pennsylvania, where he received a B.S. in Economics. Mr. Smith is a member of the Company’s Leadership and Compensation Committee.

Non-Continuing Director (Current Term Will Expire at the Annual Meeting)

     Mr. Michael A. Brown has served as interim President and Chief Executive Officer of Symantec Corporation since March 2014. Mr. Brown served as Chief Executive Officer of Quantum from September 1995 to September 2002 and as Chairman of Quantum’s Board from May 1998 to July 2003. From 1993 to September 1995, he was President of the Company’s desktop group, from 1992 to 1993 he was Chief Operating Officer responsible for the Company’s hard disk drive business, and from 1984 to 1992 he held various marketing position with the Company. Mr. Brown also serves as Chairman of the board of directors of Line 6, Inc. and is on the boards of Symantec Corporation and Echo Nest, a privately-held music intelligence platform company. He previously served on the boards of Nektar Therapeutics from September 2002 to December 2009 and of Digital Impact from 1999 to April 2005. Mr. Brown is the Chair of the Company’s Corporate Governance and Nominating Committee.

Board Independence

     Quantum’s Corporate Governance Principles provide that a majority of the Board shall consist of independent directors. The Board has determined that none of the directors or the Company’s director nominees standing for election, other than Jon W. Gacek, has any material relationship with Quantum (either directly or as a partner, stockholder or officer of an organization that has a relationship with Quantum) and that such directors and nominees (other than Mr. Gacek) are independent under all applicable regulations, including the rules of the NYSE and the SEC.

Board Meetings and Committees

     The Board of Directors of the Company held a total of fourteen (14) meetings during Fiscal 2014. In addition, in Fiscal 2014, the independent directors held four (4) meetings without management present. During Fiscal 2014, each of our directors attended at least 75% of the meetings of the Board and the meetings of committees, if any, upon which such director served. All of our directors are expected to attend each meeting of the Board and the committees on which they serve and are encouraged to attend annual stockholder meetings, to the extent reasonably possible. All of our directors who were elected at our 2013 annual meeting attended our 2013 annual meeting.

     The Company’s standing committees include an Audit Committee, a Leadership and Compensation Committee, and a Corporate Governance and Nominating Committee. From time to time, the Board may form committees for other purposes. Paul R. Auvil III is the Chairman of the Company’s Board and as such presides at the independent directors’ meetings.

     The Company has a separately-designated standing Audit Committee established in accordance with Section 3(a)(58)(A) of the Exchange Act. The Audit Committee of the Board currently consists of Mr. Roberson, Chair of the committee, Mr. Auvil and Mr. Black, all of whom are independent directors, including all applicable enhanced independence requirements for audit committee members under NYSE listing standards and SEC rules, and financially literate, as defined in the applicable NYSE listing standards and SEC rules and regulations. Our Board has determined that David E. Roberson is an audit committee financial expert as defined by SEC rules. The Audit Committee, which generally meets at least twice per quarter, once prior to quarterly earnings releases and again prior to the filing of the Company’s quarterly and annual reports with the SEC, appoints the Company’s independent registered public accounting firm and is responsible for approving the services performed by the Company’s independent registered public accounting firm and for reviewing and evaluating the Company’s accounting principles and its systems of internal accounting controls. At each meeting, the Audit Committee first meets with Company management and the Company’s independent registered public accounting firm in order to review financial results and conduct other appropriate business. Then, the Audit Committee typically meets with the Company’s independent registered public accounting firm without the presence of management. The Audit Committee held a total of ten (10) meetings during Fiscal 2014.

     The Leadership and Compensation Committee of the Board is currently composed of Mr. Krall, Chair of the committee, Mr. Roberson and Mr. Smith, all of whom are independent directors, including all applicable enhanced independence requirements for compensation committee members under NYSE listing standards. The Leadership and Compensation Committee generally meets in conjunction with Board meetings and at other times as deemed necessary by the committee or the Board. The Leadership and Compensation Committee’s primary mission is to ensure the Company provides appropriate leadership and compensation programs to enable the successful execution of its corporate strategy and objectives and to ensure the Company’s programs and practices are market competitive and consistent with corporate governance best practices. The Leadership and Compensation Committee’s primary objectives are to (1) review and approve the Company’s compensation philosophy, strategy and practices, (2) review and approve executive compensation for all executive officers (other than for the CEO) and make recommendations to the Board regarding CEO and non-employee director compensation, (3) review the Company’s strategy and practices relating to the attraction, retention, development, performance and succession of its leadership team, and (4) develop guidelines to be used by the Company’s management for establishing and adjusting the compensation of all non-executive vice presidents. The Leadership and Compensation Committee held a total of six (6) meetings during Fiscal 2014.

     The Leadership and Compensation Committee has the power to delegate its authority to the Company’s management or to a subcommittee (subject to limitations of applicable law and provided that the Leadership and Compensation Committee may not delegate its authority as it relates to the compensation of the CEO and the other executive officers), but did not do so during Fiscal 2014. The Leadership and Compensation Committee is also empowered to hire outside advisors in connection with performing its duties.

     The Corporate Governance and Nominating Committee is currently composed of Mr. DiNardo, Chair of the committee, Mr. Auvil, Mr. Brown and Mr. Powers, all of whom are independent directors, as defined in the applicable NYSE listing standards. Mr. Brown will not continue as a director following the expiration of his term at the 2014 Annual Meeting. The Corporate Governance and Nominating Committee, which meets at least twice annually, assists the Board by identifying and recommending prospective director nominees, develops corporate governance principles for Quantum, advises the Board on corporate governance matters, including Board and committee composition, roles and procedures, recommends to the Board a Chair of the Board, oversees the evaluation of the Board, considers questions of possible conflicts of interest of Board members and of senior executives and oversees and reviews the process for succession planning of the Company’s Chief Executive Officer. The Corporate Governance and Nominating Committee will consider nominees recommended by stockholders pursuant to the procedures outlined in the Company’s Bylaws and as set forth herein. The Corporate Governance and Nominating Committee held four (4) meetings during Fiscal 2014.

     As a result of the contested nature of the Annual Meeting and the fact that certain of our directors are affiliated with Starboard and are Starboard Nominees, the Board recently formed a proxy committee (the “Proxy Committee”) of Mr. Auvil (Chairman) and Messrs. Brown, Gacek, Krall, Powers and Roberson. The members of the Proxy Committee have no affiliation with Starboard and are not Starboard Nominees. The Proxy Committee has authority to, among other things, approve the Company’s nominees for election to the Board at the Annual Meeting, determine the Company’s recommendations with respect to each Proposal herein and to authorize and prepare all proxy materials related to the Annual Meeting. The Proxy Committee also has authority to determine the specific allocation of votes to individual nominees for any stockholders that grant us a proxy and do not provide instructions otherwise.

     Each of our standing committees is governed by a written charter, copies of which are posted on our website. The Internet address for our website is http://www.quantum.com, where the charters may be found by clicking “About Us” from the home page, selecting “Investor Relations” and then “Corporate Governance.” A free printed copy of the charters also is available to any stockholder who requests it from Quantum’s Investor Relations Department at the address stated below in the Section of this Proxy Statement entitled “Communicating with the Company” or who submits an online request by visiting the Company’s website at http://www.quantum.com, where the request form may be found by clicking “About Us” from the home page, selecting “Investor Relations” and then “Contact Investor Relations” and then clicking on “Information Request Form.”

Board’s Role in Risk Oversight

     The Company faces a wide spectrum of risks, including financial, strategic, operational, and regulatory exposures. On behalf of the Board of Directors, the Company’s Audit Committee has primary responsibility for the oversight of those risks. In accordance with its charter, the Audit Committee oversees the Company’s policies and processes for risk assessment and management, including discussions of its major risk exposures, the associated risk mitigation activities, and the practices under which risk management is implemented throughout the Company. The Board’s other committees also oversee risks associated with their respective areas of responsibility, such as the Leadership and Compensation Committee’s review of risks arising from compensation practices. The full Board is updated regarding its committees’ risk oversight and other activities through its regular reporting and discussion practices.

     While the Board is responsible for risk oversight, risk management accountability lies with the Company’s management team. The Company’s general counsel has executive responsibility for the majority of its risk management practices, including maintenance of its enterprise risk management practices, completion of the annual risk assessment, and management and promotion of the Company’s ethics and compliance program. Formal risk management reports are provided by the general counsel to the Audit Committee on a periodic basis, with ongoing updates and discussions occurring as appropriate at Board meetings. In addition, other appropriate risk assessment and mitigation techniques are implemented and applied throughout the Company’s different operations and functional teams, with the involved management representatives providing updates to the Board as needed.

Leadership Structure

     The Board is committed to strong, independent Board leadership and oversight of management’s performance and therefore has appointed Paul R. Auvil III as the non-executive, independent Chair. In addition, the Board believes that separating the positions of independent Chair and Chief Executive Officer allows our Chief Executive Officer to focus on the Company’s day-to-day operations while our Chairman can devote his time and attention to addressing matters relating to the responsibility of the Board.

     The roles and responsibilities of the Chair, which are described in the Company’s Corporate Governance Principles, include:

  In consultation with and with the assistance of the Chief Executive Officer and the Company’s Secretary, the Chair plans and organizes the activities of the Board.
  The Chair may call meetings of the Board or of the non-management directors.
  The Chair ensures, in conjunction with the Corporate Governance and Nominating Committee, that processes that govern the Board’s work are effective to enable the Board to exercise oversight and due diligence in the fulfillment of its mandate, including its oversight responsibilities in Company strategy and risk.
  The Chair leads Board meetings and sessions of the non-management directors.
  Where Board functions have been delegated to committees, the Chair works with the respective committee chairs to ensure that each committee functions effectively and keeps the Board apprised of actions taken.
  The Chair may attend, as a non-voting participant, meetings of any Board committees on which the Chair is not a member.
  The Chair has unrestricted access to Company management.
  The Chair builds relationships with senior management and may meet with relevant senior management when problems arise.
  The Chair provides advice to the Chief Executive Officer and senior management on important issues.
  The Chair facilitates effective communication between directors and senior management, both inside and outside of Board meetings.
  The Chair works with the Chief Executive Officer to ensure that Management strategies and plans are appropriately represented to the Board and that issues are openly communicated to the Board.
  The Chair communicates the Board’s concerns to the Chief Executive Officer.
  With the assistance of the Leadership and Compensation Committee, the Chair leads the Board in evaluating the performance of the Chief Executive Officer.

Consideration of Director Nominees

Stockholder Recommendations and Nominations

Recommendations

     It is the policy of the Corporate Governance and Nominating Committee to consider recommendations for candidates to the Board from stockholders. A stockholder that desires to recommend a candidate for election to the Board must direct the recommendation in writing to Quantum Corporation, attention: Company Secretary, 224 Airport Parkway, Suite 300, San Jose, CA 95110.

Nominations

     A stockholder that desires to nominate a person directly for election to the Board must meet the deadlines, notice procedures and other requirements set forth in Section 2.4 (ii) of Quantum’s Bylaws and the rules and regulations of the SEC. Quantum’s Bylaws can be found on our website. For further information, see above under “Stockholder Proposals Not Intended for Inclusion in the Company’s Proxy Materials Pursuant to Rule 14a-8 – Proposals for Nominees to the Board of Directors.”

Identifying and Evaluating Nominees for Director

       The Corporate Governance and Nominating Committee uses the following procedures to identify and evaluate individuals recommended or offered for nomination to the Board:

  The committee regularly reviews the current composition and size of the Board.
  The committee annually evaluates the performance of the Board as a whole and the performance and qualifications of individual members of the Board eligible for re-election at the annual meeting of stockholders.
  In evaluating and identifying candidates, the committee has the authority to retain and terminate any third party search firm that is used to identify director candidates and has the authority to approve the fees and retention terms of any search firm.
  The committee reviews the qualifications of any candidate who has been properly recommended or nominated by a stockholder, as well as any candidate who has been identified by management, individual members of the Board or, if the committee determines, a search firm. Such review may, in the committee’s discretion, include a review solely of information provided to the committee or may also include discussions with persons familiar with the candidate, an interview with the candidate or other actions that the committee deems proper, including the retention of third parties to review potential candidates.
  The committee will evaluate each candidate in light of the general and specific considerations that follow. The committee evaluates all nominees, whether or not recommended by a stockholder, in the same manner, as described in this Proxy Statement.
  After reviewing and considering all candidates presented to the committee, the committee will recommend a slate of director nominees to be approved by the full Board.
  The committee will endeavor to promptly notify, or cause to be notified, all director candidates of its decision as to whether to nominate such individual for election to the Board.

General Considerations

     A candidate will be considered in the context of the current perceived needs of the Board as a whole. Generally, the Corporate Governance and Nominating Committee believes that the Board should be comprised of directors who (i) are predominantly independent, (ii) are of high integrity, (iii) have qualifications that will increase overall Board effectiveness and (iv) meet other requirements as may be required by applicable rules, such as financial literacy or financial expertise with respect to audit committee members.

Specific Considerations

     Specific considerations include the following:

  The current size and composition of the Board and the needs of the Board and its committees.
  Previous experience serving on a public company board or as a member of the senior management of a public company.
  Whether the candidate would be an independent director as defined under all applicable regulations, including the rules of the NYSE and the SEC.
  The possession of such knowledge, experience, skills, expertise and diversity so as to enhance the Board’s ability to manage and direct the affairs and business of the Company.
  Key personal characteristics such as strategic thinking, objectivity, independent judgment, integrity, intellect and the courage to speak out and actively participate in meetings.
  Knowledge of, and familiarity with, information technology.
  The absence of conflicts of interest with the Company’s business.
  A willingness to devote a sufficient amount of time to carry out his or her duties and responsibilities effectively, including, at a minimum, a commitment to attend at least six Board meetings per year and to serve on a committee.
  Commitment to serve on the Board for an extended period of time.
  Diversity of thinking or background.
  Such other factors as the Corporate Governance and Nominating Committee may consider appropriate.

     The Board believes that all of the Company’s nominees for election to our Board meet the general and specific considerations outlined above.

     Furthermore, the Company’s nominees represent a diverse group of business leaders. Most of the Company’s nominees either held or are currently holding senior leadership positions at major companies and also have experience serving on boards of directors and board committees of other public companies, which provides them with an understanding of different business processes, challenges and strategies.

     The Corporate Governance and Nominating Committee and the Board believe that the skill and experience set of the Company’s nominees for election at the Annual Meeting provide the Company with a diverse range of judgment and perspectives critical in guiding the Company’s strategies and overseeing their execution.

     All of the Company’s nominees for election to our Board have previously served as Quantum directors.

Communications to the Board

     Stockholders, employees and other interested parties may contact the Board, the Chairman of the Board, the independent directors as a group or any of our directors by writing to them c/o Quantum Corporation, attention: Company Secretary, 224 Airport Parkway, Suite 300, San Jose, CA 95110, or by email to BoardofDirectors@Quantum.com. Communications that are intended specifically for the Chairman or the independent directors should be sent to the email address or street address noted above, to the attention of the Chairman. If any such interested party wishes to contact the Board, a member of the Audit Committee, the Chairman of the Board, our independent directors as a group or any of our directors to report a concern about Quantum’s conduct or about questionable accounting, internal accounting controls or auditing matters, such party may do so anonymously by using the address above and designating the communication as “confidential.” Alternatively, concerns may be reported anonymously by phone or via the world-wide-web to the following toll-free phone number or Internet address 1-866-ETHICSP (1-866-384-4277); www.ethicspoint.com. These resources are operated by Ethicspoint, an external third-party vendor that has trained professionals to take calls in confidence, and to report concerns to the appropriate persons for proper handling. Communications raising safety, security or privacy concerns, or that otherwise relate to improper activities will be addressed in an appropriate manner.

Director Compensation

     The Leadership and Compensation Committee, together with the full Board, are responsible for determining the amount and form of compensation for the Company’s non-employee directors. The Company’s management team provides information, analysis and recommendations to the Leadership and Compensation Committee on matters such as competitive market practices, target compensation levels and non-employee director compensation program design. In addition, the Leadership and Compensation Committee’s compensation consultant, as identified in the Compensation Discussion & Analysis, also provides analysis and advice on the market competitiveness of our non-employee directors’ compensation program (both in relation to the Company’s peer group and to the broader technology industry), as well as on current trends and developments, and specific non-employee director compensation program design recommendations. The Leadership and Compensation Committee has determined that it will conduct a comprehensive review of the compensation program for the Company’s non-employee directors every two years. As the last comprehensive review occurred for fiscal year 2012 (“Fiscal 2012”), the Leadership and Compensation Committee’s compensation consultant conducted a comprehensive review of the Fiscal 2014 compensation program for the Company’s non-employee directors and concluded that the compensation program delivers average annual total compensation that is slightly below the 50th percentile of the Company’s compensation peer group (discussed in the Compensation Discussion and Analysis below). As a result of this review, the consultant recommended to the Leadership and Compensation Committee that the share caps on equity grants be removed. The share caps limited the number of shares that could be granted to a director pursuant to an equity award even if the value of such equity award was below the value of the award that the director was entitled to receive under the Board Compensation Program. Grants to directors remain subject to certain caps under the Company’s 2012 Long-Term Incentive Plan. While the Leadership and Compensation Committee carefully considers all of the information and recommendations made by members of management and its compensation consultant, ultimate authority for all decisions relating to the non-employee director compensation program rests with the Leadership and Compensation Committee and the Board. The Leadership and Compensation Committee and the Board approved the recommendation of its compensation consultant to remove the equity award caps for Fiscal 2014. No other changes were made to the non-employee directors’ compensation program for Fiscal 2014.

     The table below details the specific elements of the Company’s Fiscal 2014 compensation program for its non-employee directors. All cash compensation is paid in equal quarterly installments.

Compensation Element	Quantum Board Compensation Program
Board Service – Cash	➢	Board cash retainer: $50,000
	➢	Meeting fees: none
Board Service – Equity	➢	Initial award: restricted stock units with grant date value of $125,000
Vest over two years (50% after one year and quarterly over second year)
	➢	Annual award: restricted stock units with grant date value of $100,000
Vest quarterly over one year
Committee Chair Service	➢	Annual cash retainers:
Audit Committee: $25,000
Leadership & Compensation Committee: $17,500
Corporate Governance & Nominating Committee: $15,000
	➢	Meeting fees: none
Committee Member Service	➢	Annual cash retainers:
Audit Committee: $12,500
Leadership & Compensation Committee: $10,000
Corporate Governance & Nominating Committee: $7,500
	➢	Meeting fees: none
Lead Director / Chairman	➢	Annual cash retainer: $25,000

     During Fiscal 2014, the non-employee directors received the following awards: Messrs. Auvil, Brown, Krall and Roberson each received 69,444 restricted stock units that vest as follows: 25% vest on each of December 1, 2013, March 1, 2014, June 1, 2014 and __________, 2014. Messrs. Black, DiNardo and Powers, who were elected to the Board on August 7, 2013, each received 86,806 restricted stock units that will vest as follows: 50% will vest on _________, 2014, and the remainder will vest quarterly in equal installments on December 1, 2014, March 1, 2015, June 1, 2015 and the date of the Company’s 2015 annual stockholder meeting. In addition, Mr. Smith, who joined the Board in May 2013, received 17,361 restricted stock units that will fully vest on __________, 2014 and 86,806 restricted stock units that will vest as follows: 50% will vest on June 1, 2014, and the remainder will vest quarterly in equal installments on __________, 2014, December 1, 2014, March 1, 2015, and June 1, 2015.

     The Board, in its discretion, determines the time or times at which equity awards may be granted, the form in which such awards are granted, the number of shares of the Company’s stock subject to each award and, in the case of stock options, the period over which such stock options become exercisable.

     We also maintain a non-qualified deferred compensation plan which allows our non-employee directors to contribute some or all of their cash fees to an irrevocable trust for the purpose of deferring federal and state income taxes. Participants direct the deemed investment of their deferred accounts among a pre-selected group of investment funds, which does not include shares of the Company’s Common Stock. The deemed investment accounts mirror the investment options available under the Company’s 401(k) Savings Plan. Participants’ deferred accounts are credited with interest based on their deemed investment selections. During Fiscal 2014, Mr. Black elected to defer $15,625 of his cash fees to the non-qualified deferred compensation plan. Quantum does not pay above-market earnings on any deferred compensation.

     Employee directors receive no additional compensation for their service on the Board or on committees of the Board. Compensation paid to the non-employee directors during Fiscal 2014 is set forth in the following table.

Fiscal 2014 Director Compensation Table

Name	Fees Earned or Paid in Cash(1)	Stock Awards (2)(4)	Option Awards (3)(4)	Non Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
Auvil III, Paul R.	$95,000	$99,999	$0	$0	$0	$0	$194,999
Black, Philip	$46,875	$125,001	$0	$0	$0	$0	$171,876
Brown, Michael A.	$59,375	$99,999	$0	$0	$0	$0	$159,374
Buchsbaum, Thomas S.*	$35,000	$0	$0	$0	$0	$0	$35,000
DiNardo, Louis	$48,750	$125,001	$0	$0	$0	$0	$173,751
Fetter, Elizabeth A.*	$33,750	$0	$0	$0	$0	$0	$33,750
Krall, David A.	$67,500	$99,999	$0	$0	$0	$0	$167,499
Marengi, Joseph A.*	$33,750	$0	$0	$0	$0	$0	$33,750
Powers, Gregg J.	$43,125	$125,001	$0	$0	$0	$0	$168,126
Roberson, David E.	$80,000	$99,999	$0	$0	$0	$0	$179,999
Smith, Jeffrey C.	$52,500	$150,000	$0	$0	$0	$0	$202,500
____________________

*	The terms of Messrs. Buchsbaum and Marengi and Ms. Fetter ended at the 2013 annual meeting.
(1)	Amounts reflect compensation earned by each director during Fiscal 2014. Mr. Black elected to defer a portion of his earned fees into the Company’s Non-Qualified Deferred Compensation Plan. Fees Earned or Paid in Cash include the following:

Name	Board Retainer	Committee Membership Retainer	Committee Chair Retainer	Chairman Retainer	Total Fees Earned or Paid in Cash
Auvil III, Paul R.	$50,000	$20,000	$0	$25,000	$95,000
Black, Philip	$37,500	$9,375	$0	$0	$46,875
Brown, Michael A.	$50,000	$7,500	$0	$1,875	$59,375
Buchsbaum, Thomas S.*	$25,000	$10,000	$0	$0	$35,000
DiNardo, Louis	$37,500	$5,625	$5,625	$0	$48,750
Fetter, Elizabeth A.*	$25,000	$8,750	$0	$0	$33,750
Krall, David A.	$50,000	$10,000	$7,500	$0	$67,500
Marengi, Joseph A.*	$25,000	$8,750	$0	$0	$33,750
Powers, Gregg J.	$37,500	$5,625	$0	$0	$43,125
Roberson, David E.	$50,000	$17,500	$12,500	$0	$80,000
Smith, Jeffrey C.	$43,750	$8,750	$0	$0	$52,500

____________________

*	The terms of Messrs. Buchsbaum and Marengi and Ms. Fetter ended at the 2013 annual meeting.
(2)	On September 1, 2013, the Company’s non-employee directors received the following awards: Messrs. Auvil, Brown, Krall and Roberson each received an annual award of 69,444 restricted stock units, Messrs. Black, DiNardo, Powers and Smith each received 86,806 restricted stock units and in addition, Mr. Smith received 17,361 restricted stock units. The value of these awards was computed in accordance with Statement of Financial Accounting Standards Accounting Standards Codification Topic 718, Compensation — Stock Compensation (“ASC 718”). Assumptions used in the calculation of the value are disclosed under “Stock Incentive Plans and Share-Based Compensation” in the Company’s Annual Report on Form 10-K filed with the SEC on or about June 6, 2014.
(3)	No stock options were granted to the nonemployee directors in Fiscal 2014.
(4)	Outstanding equity awards held by each of the nonemployee directors as of March 31, 2014 were as follows:
Name	Awards Outstanding	Options Outstanding	Total Equity Awards Outstanding
Auvil III, Paul R.	34,722	149,000	183,722
Black, Philip	86,806	0	86,806
Brown, Michael A.	34,722	132,000	166,722
DiNardo, Louis	86,806	0	86,806
Krall, David A.	34,722	0	34,722
Powers, Gregg J.	86,806	0	86,806
Roberson, David E.	34,722	0	34,722
Smith, Jeffrey C.	104,167	0	104,167

Leadership and Compensation Committee Interlocks and Insider Participation in Compensation Decisions

     The members of the Company’s Leadership and Compensation Committee are Mr. David A. Krall, Chair of the committee, Mr. David E. Roberson and Mr. Jeffrey C. Smith. No member of the Leadership and Compensation Committee is currently, nor has any been at any time since the formation of the Company, an officer or employee of the Company or any of its subsidiaries. Likewise, no member of the Leadership and Compensation Committee has entered into a transaction, or series of similar transactions, in which they will have a direct or indirect material interest adverse to the Company. No interlocking relationships exist between any member of the Board or Leadership and Compensation Committee and any member of the board of directors or compensation committee of any other company, nor has any such interlocking relationship existed in the past.

PROPOSAL ONE
ELECTION OF DIRECTORS

Nominees

     The Company has nominated five directors for election to the Company’s Board of Directors (the “Board”) at the Annual Meeting. Paul R. Auvil III, David A. Krall, Gregg J. Powers, and David E. Roberson are standing for reelection to the Board. Mr. Michael A. Brown is not standing for reelection at the 2014 Annual Meeting.

     The Company is not aware of any reason that any nominee will be unable or will decline to serve as a director. The term of office of each person elected as a director will continue until the next annual meeting of stockholders or until a successor has been elected and qualified. There are no arrangements or understandings between any director or executive officer and any other person pursuant to which he or she is or was to be selected as a director or officer of the Company, except as disclosed in our Current Report on Form 8-K filed with the SEC on May 14, 2013.

     Unless the authority to vote for one or more of our director nominees has been withheld in a stockholder’s proxy or specific instructions to vote otherwise have been given, the persons named in the proxy as proxy holders intend to vote at the annual meeting “For” the election of each nominee presented below. Our Board has authorized the Proxy Committee to provide instruction to the proxy holders to vote the proxies solicited hereby in such manner as to provide for the election of the maximum number of our director nominees (for whom authority is not otherwise specifically withheld and to the extent no specific instructions otherwise are given) as well as to prioritize the allocation of votes among our nominees.

     At the annual meeting, unless you specifically instruct otherwise, the Proxy Committee will instruct the proxy holders to cast the votes as to which voting authority has been granted so as to provide for the election of the maximum number of our director nominees, and will provide instructions as to the order of priority of the Board candidates in the event that fewer than all of our Board candidates are elected. The Proxy Committee has not yet made any determination as to the order of priority of candidates to which it will allocate votes assuming cumulative voting applies, and expects to make this determination, if necessary, at the annual meeting.

Additional Information About Proposal One and the Starboard Solicitation

If You Wish to Support the Company Nominees

     We are nominating only five director nominees for a nine-member Board. As such, stockholders voting for the election of directors at the annual meeting on the [COLOR] proxy card will not be able to vote for the four other directors to serve on our Board of Directors.

     Please note that if you submit a white proxy card to “WITHHOLD” your vote with respect to any Starboard Nominee, that submission will not cause your shares to be counted as a vote “FOR” any of our five director nominees and will result in the revocation of any previous proxy or voting instructions you may have submitted using the [COLOR] proxy card or voting instruction card. THE PROXY COMMITTEE URGES YOU NOT TO SIGN OR RETURN ANY PROXY CARD OR VOTING INSTRUCTION CARD SENT TO YOU BY OR ON BEHALF OF STARBOARD.

Representation of Starboard Nominees on the Board

     Unless the four Starboard Nominees who receives the highest number of votes refuses to serve on our Board of Directors along with our five director nominees, following the Annual Meeting, at least four of the Starboard Nominees will be elected to our Board of Directors. Directors are elected by a plurality of the votes cast on the election of directors. Therefore, the nine nominees for election to the Board who receive the highest number of affirmative votes will be elected as directors. As noted above, we are nominating five director nominees for a nine-member Board. As a result, (i) stockholders voting for the election of directors at the annual meeting on the [COLOR] proxy card will be able to vote for only five nominees for a nine-member Board and will not be able to vote for the four remaining director to serve on our Board and (ii) if Starboard votes for its own director nominees, as we expect it would, at least four Starboard Nominees will be elected to the Board.

Required Vote

     Each stockholder voting in the election of directors may cumulate such stockholder’s votes and give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of votes to which the stockholder’s shares are entitled. Alternatively, a stockholder may distribute the stockholder’s votes on the same principle among as many candidates as the stockholder would like, provided that votes cannot be cast for more than nine candidates.

     Because the election for directors is contested, at the Annual Meeting, directors will be elected by a plurality of the votes cast with respect to that nominee. In this context, this means that the nine directors receiving the most votes, after stockholders are allowed to cumulate votes, will be elected.

     THE PROXY COMMITTEE RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEES LISTED ABOVE.

PROPOSAL TWO

RATIFICATION OF APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     The Board has selected PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm to audit the financial statements of the Company for the fiscal year ending March 31, 2015. The Board recommends that stockholders vote for ratification of such appointment. In the event of a vote against such ratification, the Board of Directors will reconsider its selection. A representative of PricewaterhouseCoopers LLP is expected to be available at the Annual Meeting by phone with the opportunity to make a statement if such representative desires to do so, and is expected to be available to respond to appropriate questions.

Required Vote

     The affirmative vote of a majority of the total number of shares entitled to vote at the Annual Meeting is required to ratify the appointment of PricewaterhouseCoopers LLP.

     THE AUDIT COMMITTEE AND THE PROXY COMMITTEE RECOMMEND A VOTE “FOR” THE
RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING MARCH 31, 2015.

PROPOSAL THREE

ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

     At the Company’s 2011 Annual Meeting of Stockholders, a majority of our stockholders voted in favor of holding an advisory vote to approve the compensation of our named executive officers on an annual basis. The Board of Directors considered this result and adopted a policy to provide for an annual advisory stockholder vote to approve the compensation of our named executive officers. Therefore, in accordance with that policy, and pursuant to Section 14A of the Securities Exchange Act of 1934, as amended, we are asking our stockholders to approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed pursuant to Item 402 of Regulation S-K in the Compensation, Discussion and Analysis, the Summary Compensation Table and the related tables, notes, and the narrative in this Proxy Statement.

     Our executive compensation program is intended to attract, motivate, and retain our named executive officers who are leading the business initiatives that we believe are critical to our future success. The executive compensation program consists of (i) base salary which is generally targeted at the market median, (ii) an annual bonus program with bonus payments tied to the achievement of one or more financial performance goals which require significant effort to achieve, and (iii) annual equity awards with a value on the date of the award that is generally targeted at the market median, but which provide actual value that is reflective of the Company’s stock price at the time of grant. As a result of the pay-for-performance orientation of our executive compensation program, a significant percentage of our named executive officers’ target total direct compensation is tied to the achievement of one or more annual financial goals and increasing our stock price. As discussed in the Compensation Discussion and Analysis below, the Leadership and Compensation Committee and the Board of Directors believe that our current executive compensation program directly links executive compensation to our Company’s performance and effectively aligns the interests of our executive officers with those of our stockholders.

     We urge our stockholders to read the Compensation Discussion and Analysis which describes our executive compensation program in detail, including our executive compensation philosophy and the Fiscal 2014 compensation of our named executive officers. Following are the highlights of our Fiscal 2014 executive compensation program:

  At the Company’s 2013 Annual Meeting of Stockholders, approximately 99% of the vote cast on the non-binding advisory vote on our executive compensation program supported the compensation of our named executive officers. In light of this result, and after careful consideration by the Leadership and Compensation Committee of our Board of Directors, we made no significant changes to our executive compensation program in Fiscal 2014.
  We made no bonus payments to our executive officers for Fiscal 2014 because we failed to achieve the revenue and operating income performance targets that had been established for purposes of funding our annual bonus program for our executive officers.
  In Fiscal 2014, the Company moved away from a grant of time-based restricted stock units toward a mix of time-based restricted stock units and performance-based restricted stock units. Performance-based restricted stock units have a significant risk element given that vesting of such restricted stock units would occur only upon the satisfaction of certain vesting criteria. In an effort to strengthen alignment between CEO pay and company performance, 60% of the total awards granted to Mr. Gacek were performance-based and all such awards were at risk of complete forfeiture in the event the Company failed to achieve defined performance measures. Because specified revenue and operating profit targets were not achieved as of the last day of Fiscal 2014, 20% of the total performance-based awards were cancelled on March 31, 2014. Mr. Gacek’s remaining performance-based awards vest based on Quantum’s common stock achieving certain 60-day average stock price targets as of specified dates, which vest immediately to two years after the specified dates. We believe stock price most directly ties Mr. Gacek’s compensation to stockholder return.
  For our remaining executive officers, we granted time-vested restricted stock unit awards in Fiscal 2014. We chose time-vested restricted stock units to assist us in retaining the services of these key employees. Although our philosophy is to grant annual equity awards to our executive officers having a value that generally approximates the market median value of equity awards granted to executives holding comparable positions within the technology industry for companies our size, the actual grant date value of the equity awards granted to our executive officers in Fiscal 2014 was below the market median. The grant date value of the equity awards was below the market median due to the Company’s below-target financial performance for the prior fiscal year which was reflected in our stock price at the time of the grant of the equity awards.
  As a result of our below-target financial performance for Fiscal 2014, which resulted in no bonus payments and the grant of below-market equity awards, the actual total direct compensation paid to each of our executive officers in Fiscal 2014 was below his/her respective target total direct compensation.
  Except for a nominal financial counseling and tax return preparation benefit, we do not provide any perquisites or other personal benefits to our executive officers.

     We believe that the information provided above and within the Compensation Discussion and Analysis, the compensation tables and the narrative discussion following the compensation tables of this Proxy Statement demonstrate that our executive compensation program is designed appropriately, is performance-based and is working to ensure that the interests of our named executive officers are aligned with the interests of our stockholders to support long-term value creation. The affirmative vote of a majority of the total number of shares entitled to vote at the Annual Meeting is required for approval of this advisory proposal.

     The advisory vote to approve the compensation of our named executive officers occurs annually and the next advisory vote is therefore expected to occur at our 2015 annual meeting.

Required Vote

     The adoption of a resolution approving, on an advisory basis, the compensation of our named executive officers, requires the affirmative vote of a majority of the votes present in person or represented by proxy and entitled to vote on the proposal.

     While this advisory vote to approve the compensation of our named executive officers is not binding on the Company, the Leadership and Compensation Committee or our Board of Directors, it will provide valuable information to us regarding stockholder sentiment about our executive compensation philosophy, policies and practices, which the Leadership and Compensation Committee will consider when determining executive compensation for the remainder of the current fiscal year and beyond.

THE LEADERSHIP AND COMPENSATION COMMITTEE AND THE PROXY COMMITTEE
UNANIMOUSLY RECOMMEND A VOTE “FOR” THE FOLLOWING RESOLUTION AT THE ANNUAL
MEETING:

     “RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Summary Compensation table and the supporting tabular and narrative disclosure on executive compensation.”

PROPOSAL FOUR

APPROVAL OF AN AMENDMENT TO THE 2012 LONG-TERM INCENTIVE PLAN

Reason for the Amendment

     We are asking stockholders to approve an amended 2012 Long-Term Incentive Plan (the “Plan”) to increase the number of shares of Common Stock available for issuance under the Plan by 4,800,000 (the “Shares”). We believe that the Plan is critical to our ability to achieve our goals of attracting, motivating and retaining our employees through grants of equity awards. In addition, we are seeking stockholder approval under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) to enable the Company to receive a federal income tax deduction for any compensation paid under the Plan that constitutes “performance-based compensation” within the meaning of Section 162(m) of the Code. The Leadership and Compensation Committee of our Board of Directors (the “Committee”) has approved the amended Plan, subject to the approval of our stockholders at the 2014 Annual Meeting. The Plan was last approved by our stockholders at the 2012 annual meeting.

     We strongly believe that the approval of the Plan is essential to our ability to motivate high levels of performance and to help align the interests of employees and stockholders. In the high-technology industry, equity compensation awards are an important tool in recruiting, retaining and motivating highly qualified technical and other key employees who will help the Company meet its goals. Consequently, the Plan is intended to be a broad-based program with a significant percentage of the available shares to be used to grant awards to these key employees for these purposes.

     Except for the increase in the Shares available under the Plan, the Plan otherwise has not been changed in any material way since stockholders last approved the Plan in 2012. A full summary of the Plan is provided below.

     In determining the number of additional shares to become available under our Plan, the Committee considered the following factors:

  Remaining Competitive. As described above, the Plan plays an important role in our effort to align the interests of employees and stockholders. Moreover, in our industry, equity compensation awards are an important tool in recruiting, retaining and motivating highly qualified technical and other key employees, upon whose efforts our success is dependent.

  Potential Dilution. The potential dilution from the 4.8 million share increase requested is 1.9%, based on total Shares outstanding (measured as of April 1, 2014).

  Past Usage of Shares. Over the past three fiscal years, the Company’s average annual dilution from grants under the Plan was 1.1%. Dilution for this purpose represents the number of equity awards granted, less cancellations, as a percentage of total outstanding shares.

  Future Use of Shares. In determining projected Share usage, the Committee considered a forecast that included the following factors: (1) 14,124,640 unissued shares remaining under the Plan; (2) the additional 4.8 million shares that would be available for grant under the Plan, if the stockholders approve the amended Plan; and (3) estimated cancellations returned back to the Plan; (4) forecasted future grants which are “value-based” (meaning that share amounts granted will be determined based on the dollar value to be delivered to plan participants and company stock price). We anticipate that we may request additional shares under the Plan next at our annual meeting of stockholders in 2015. However, future circumstances and changes in our business needs may require a different result.

  Overhang. The Committee also considered “overhang,” which measures the number of shares subject to outstanding equity awards outstanding but unexercised, plus the number of shares available to be granted, as a percentage of total shares. As of April 1, 2014, we had outstanding grants of 7,997,039 stock options, and 12,107,791 restricted stock units. The weighted-average remaining contractual term of the Company’s outstanding options as of March 31, 2014, was 2.04 years. The foregoing, together with the 14,124,640 shares remaining available for future grant under the Plan and the new share request of 4.8 million Shares, would represent approximately 15.6% of our total outstanding common shares as of April 1, 2014, of 250,410,243 Shares, calculated on a fully diluted basis. Over the past three fiscal years, our overhang has averaged 15.5%.

Description of the 2012 Long-Term Incentive Plan

     The following is a summary of the principal features of the amended Plan, as approved by the Committee, and is subject to stockholder approval at the Annual Meeting. However, this summary is not a complete description of all of the provisions of the Plan, and is qualified in its entirety by the specific language of the Plan. A copy of the amendment to the Plan is provided as Exhibit A to this Proxy Statement.

Background and Purpose of the Plan

     The Plan permits the grant of the following types of incentive awards: (1) stock options, (2) stock appreciation rights, (3) restricted stock, (4) performance units, (5) performance shares and (6) restricted stock units (each, an “Award”). The Plan is intended to attract, motivate, and retain (1) employees of Quantum and its subsidiaries, (2) consultants who provide significant services to Quantum and its subsidiaries, and (3) directors of Quantum who are employees of neither Quantum nor any subsidiary. The Plan also is designed to encourage stock ownership by employees, directors, and consultants, thereby aligning their interests with those of Quantum’s stockholders and to permit the payment of compensation that qualifies as performance-based compensation under Section 162(m).

Administration of the Plan

     The Plan is administered by the Committee. It currently is expected that the Committee will continue to administer the Plan but the Board has the authority to appoint one or more other committees to administer the Plan. The Plan requires that any committee that administers the Plan consist of at least two directors who qualify as “non-employee directors” under Rule 16b-3 of the Securities Exchange Act of 1934, and as “outside directors” under Section 162(m) (so that Quantum may be entitled to a federal tax deduction for certain compensation paid under the Plan).

     Subject to the terms of the Plan, the Committee has the sole discretion to select the employees, consultants, and directors who will receive Awards, determine the terms and conditions of Awards, and interpret the provisions of the Plan and outstanding Awards. The Committee may delegate any part of its authority and powers under the Plan to one or more directors and/or officers of Quantum, except that the Committee may not delegate its authority and powers with respect to Awards intended to qualify as performance-based compensation under Section 162(m) if the delegation would cause the Awards to fail to so qualify.

Number of Shares of Common Stock Available Under the Plan

     The total number of Shares available for issuance under the amended Plan (that is, assuming stockholder approval at the Annual Meeting) is 18,924,640. As of April 1, 2014, 14,124,640 Shares remained available for grant under the Plan and Awards covering 20,104,830 Shares were outstanding under the Plan. Of the outstanding Awards, 7,997,039 were options (determined as of the same date) with a weighted average exercise price of $1.78 per Share. The Company typically grants the largest portion of its shares on or around July 1st each year in conjunction with the Company’s annual employee performance review process.

     If an Award granted after the 2014 Annual Meeting expires or becomes unexercisable without having been exercised in full, or, with respect to full value awards, is forfeited to or repurchased by the Company, the expired or unexercised (or forfeited or repurchased, as applicable) Shares that were subject to the Award will become available for future grant or sale under the Plan. Upon exercise of a stock appreciation right settled in Shares, the gross number of Shares covered by the portion of the Award that is exercised will cease to be available under the Plan. Shares that actually have been issued under the Plan under any Award will not be returned to or become available for future distribution under the Plan; provided, however, that if unvested Shares of any full value awards (that is, of restricted stock, performance units, performance shares and restricted stock units) are repurchased by the Company or are forfeited to the Company, those Shares will become available for future grant under the Plan. Shares used to pay the exercise or purchase price of an Award or to satisfy the tax withholding obligations related to an Award will become available for future grant or sale under the Plan. To the extent an Award is paid out in cash rather than Shares, such cash payments will not reduce the number of Shares available for issuance under the Plan. Shares actually issued pursuant to Awards transferred under any exchange program to reprice options or stock appreciation rights will not become available for grant under the Plan.

     If Quantum experiences a stock dividend, reorganization, or other change in capital structure, the Committee will, in such manner as it determines is equitable, adjust the number and class of Shares available for issuance under the Plan (including to take account of Awards granted under the prior version of the Plan), the outstanding Awards, and the per-person limits on Awards, as appropriate to reflect the stock dividend or other change.

No Repricing

     The Plan prohibits the implementation of any program to reprice options or stock appreciation rights (in the future, after the 2014 Annual Meeting) without stockholders approval.

Eligibility to Receive Awards

     The Committee selects the employees, consultants, and directors who will be granted Awards under the Plan. The actual number of individuals who will receive Awards cannot be determined in advance because the Committee has the discretion to select the participants. As of June 1, 2014, approximately 650 of our employees, directors and consultants were eligible to participate in the Plan.

Stock Options

     A stock option is the right to acquire Shares at a fixed exercise price for a fixed period of time. Under the Plan, the Committee may grant nonqualified stock options and/or incentive stock options (which entitle employees, but not Quantum, to more favorable tax treatment). The Committee will determine the number of Shares covered by each option, but during any fiscal year of Quantum, no participant may be granted options covering more than 2,500,000 Shares. Notwithstanding the foregoing, during the fiscal year in which the participant first becomes an employee, director or consultant, he or she may be granted options covering up to an additional 2,500,000 Shares.

     The exercise price of the Shares subject to each option is set by the Committee but cannot be less than 100% of the fair market value on the date of grant of the Shares covered by the option. An exception may be made for any options that the Committee grants in substitution for options held by employees of companies that Quantum acquires (in which case the exercise price preserves the economic value of the employee’s cancelled option from his or her former employer). In addition, the exercise price of an incentive stock option must be at least 110% of fair market value if (on the grant date) the participant owns stock possessing more than 10% of the total combined voting power of all classes of stock of Quantum or any of its subsidiaries. The aggregate fair market value of the Shares (determined on the grant date) covered by incentive stock options which first become exercisable by any participant during any calendar year also may not exceed $100,000. The exercise price of each option must be paid in full in cash (or cash equivalent) at the time of exercise. The Committee also may permit payment through the tender of Shares that are already owned by the participant, or by any other means that the Committee determines to be consistent with the purpose of the Plan.

     Options become exercisable at the times and on the terms established by the Committee. The Committee also establishes the time at which options expire, but the expiration may not be later than seven (7) years after the grant date. In addition, a participant who owns stock possessing more than 10% of the total combined voting power of all classes of stock of Quantum or any of its subsidiaries may not be granted an option that is exercisable after five years from the option’s grant date.

Stock Appreciation Rights

     Stock appreciation rights are awards that grant the participant the right to receive an amount (in the form of cash, Shares of equal value, or a combination thereof, as determined by the Committee) equal to (1) the number of Shares exercised, times (2) the amount by which Quantum’s stock price exceeds the exercise price. Quantum may pay the appreciation in cash, in Shares or in a combination of both. The exercise price is set by the Committee but cannot be less than 100% of the fair market value of the covered Shares on the grant date. A stock appreciation right may be exercised only if it becomes vested based on the vesting schedule established by the Committee. Stock appreciation rights expire under the same rules that apply to options, meaning that the expiration may not be later than seven (7) years after the grant date. Stock appreciation rights also are subject to the same per-person limits of 2,500,000 covered Shares for stock appreciation rights in any fiscal year plus an additional 2,500,000 Shares for stock appreciation rights in the fiscal year in which the participant first becomes a service provider to Quantum.

Restricted Stock

     Awards of restricted stock are Shares that vest in accordance with the terms and conditions established by the Committee. The Committee determines the number of Shares of restricted stock granted to any participant, but during any fiscal year of Quantum, no participant may be granted more than 1,000,000 Shares of restricted stock plus an additional 1,000,000 Shares of restricted stock in the fiscal year in which a participant first becomes an employee, director or consultant.

     In determining whether an Award of restricted stock should be made, and/or the vesting schedule for any such Award, the Committee may impose whatever conditions to vesting it determines to be appropriate. Notwithstanding the foregoing, if the Committee desires that the Award be intended to qualify as performance-based compensation under Section 162(m), any restrictions will be based on a specified list of performance goals and certain other requirements (see “Performance Goals” below for more information).

     A holder of restricted stock will have full voting rights, unless determined otherwise by the Committee. A holder of restricted stock also generally may be entitled to receive all dividends and other distributions paid with respect to Shares, as determined by the Committee. For example, dividends and distributions may be made subject to the same vesting criteria and transferability restrictions as the Shares upon which the dividend or distribution was paid.

Performance Units and Performance Shares

     Performance units and performance shares are Awards that result in a payment to a participant (in the form of cash, Shares of equal value, or a combination thereof, as determined by the Committee) only if performance goals and/or other vesting criteria established by the Committee are achieved or the Awards otherwise vest. The applicable performance goals or vesting criteria (which may be solely continued employment) will be determined by the Committee, and may be applied based on company-wide, business unit or individual goals, applicable federal or securities laws, or any other basis determined by the Committee in its discretion. However, if the Committee desires that the Award be intended to qualify as performance-based compensation under Section 162(m), any restrictions will be based on a specified list of performance goals and certain other requirements (see “Performance Goals” below for more information).

     During any fiscal year of Quantum, no participant may receive performance units having an initial value greater than $10 million. The Committee establishes the initial value of each performance unit on the date of grant. Additionally, grants of performance shares are subject to the same per-person limits as restricted stock and restricted stock units of 1,000,000 Shares in any fiscal year plus an additional 1,000,000 Shares in the fiscal year in which the participant first becomes an employee.

Restricted Stock Units

     Restricted stock units represent a right to receive Shares at a future date determined in accordance with the participant’s award agreement. No monetary payment is required for receipt of restricted stock units or the Shares issued in settlement of the Award, the consideration for which is furnished in the form of the participant’s service to Quantum. In determining whether an Award of restricted stock units should be made, and/or the vesting schedule for any such Award, the Committee may impose whatever conditions to vesting it determines to be appropriate.

     The initial value of each restricted stock unit on the date of grant will be equal to the fair market value of a Share on such date. Grants of restricted stock units are subject to the same per-person limits as restricted stock and performance shares of 1,000,000 Shares in any fiscal year plus an additional 1,000,000 Shares in the fiscal year in which the participant first becomes a Quantum service provider.

Performance Goals

     The Committee (in its discretion) may make performance goals applicable to a participant with respect to an Award. If the Committee desires that an Award qualifies as “performance-based compensation” under Section 162(m) (discussed below), then at the Committee’s discretion, one or more of the performance goals may apply. The Plan provides for the following performance goals:

  Cash Flow
  Customer Satisfaction
  Earnings per Share
  Expense Control
  Margin
  Market Share
  Operating Profit
  Product Development and/or Quality
  Profit
  Return on Capital
  Return on Equity
  Revenue
  Total Shareholder Return

     Any performance criteria used under the Plan may be measured, as applicable (1) in absolute terms, (2) in combination with more than one performance goal, (3) in relative terms (including, but not limited to, as compared to results for other periods of time, against financial metrics, and/or against another company or companies), (4) on a per-Share or per-capita basis, (5) against the performance of Quantum as a whole or a business unit or units of Quantum, and/or (6) on a pre-tax or after-tax basis. Further, any performance goals may be used to measure the performance of Quantum as a whole or of a business unit or other segment of Quantum, or of one or more product lines or specific markets, and may be measured relative to a peer group or index. Pursuant to the terms of the Plan, the Committee may determine whether any element(s) or item(s) will be included in or excluded from the calculation of any performance goal with respect to any participants. The Committee may choose a performance period that is not less than a fiscal quarter but not longer than a period of three fiscal years.

     By granting awards that vest upon achievement of performance goals, the Committee may be able to preserve Quantum’s deduction for certain compensation in excess of $1 million. Section 162(m) limits Quantum’s ability to deduct annual compensation paid to Quantum’s Chief Executive Officer or our three other most highly compensated named executive officers (other than our Chief Executive Officer and Chief Financial Officer), to $1 million per individual. However, Quantum can preserve the deductibility of certain compensation in excess of $1 million if the conditions of Section 162(m) are met. The performance goals listed above, as well as the per-person limits on Shares covered by Awards, permit (but do not require) the Committee to grant Awards that qualify as performance-based for purposes of satisfying the conditions of Section 162(m), thereby permitting Quantum to receive a federal income tax deduction in connection with such Awards.

Minimum Vesting Period

     The Plan contains minimum vesting periods for awards of restricted stock, performance shares, restricted stock units and performance units. If the vesting period is based solely on continued employment or service, the total vesting period must be at least three years (for example, but not by way of limitation, the shares could be scheduled to vest as to one-third of the Shares on each of the first three anniversaries of the grant date of the award). If the vesting period requires the achievement of performance goals, the total vesting period must be at least one year. These minimum vesting periods do not apply if the participant terminates employment or service due to death, Disability (as such term is defined in the Plan), retirement or if there is a major capital change affecting Quantum. The minimum vesting periods also do not apply to Awards to the non-employee director under the Plan (and as described below) nor, if determined by the Committee, to a pool of no more than five percent (5%) of the Shares reserved for issuance under the Plan.

Limited Transferability of Awards

     Awards granted under the Plan generally may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the applicable laws of descent and distribution. Notwithstanding the foregoing, the Committee may permit an individual to transfer an Award to an individual or entity. Any transfer will be made in accordance with procedures established by the Committee.

Amendment and Termination of the Plan

     The Board generally may amend or terminate the Plan at any time and for any reason. However, no amendment, suspension, or termination may impair the rights of any participant without his or her consent.

Summary of U.S. Federal Income Tax Consequences

     The following paragraphs are a summary of the general federal income tax consequences to U.S. taxpayers and Quantum of equity awards granted under the Plan. Tax consequences for any particular individual may be different.

     Nonqualified Stock Options. No taxable income is reportable when a nonqualified stock option with an exercise price equal to the fair market value of the underlying stock on the date of grant is granted to a participant. Upon exercise, the participant will recognize ordinary income in an amount equal to the excess of the fair market value (on the exercise date) of the Shares purchased over the exercise price of the option. Any taxable income recognized in connection with an option exercise by an employee of Quantum is subject to tax withholding by Quantum. Any additional gain or loss recognized upon any later disposition of the Shares would be capital gain or loss.

     Incentive Stock Options. No taxable income is reportable when an incentive stock option is granted or exercised (except for purposes of the alternative minimum tax, in which case taxation is the same as for nonqualified stock options). If the participant exercises the option and then later sells or otherwise disposes of the Shares more than two years after the grant date and more than one year after the exercise date, the difference between the sale price and the exercise price will be taxed as capital gain or loss. If the participant exercises the option and then later sells or otherwise disposes of the Shares before the end of the two- or one-year holding periods described above, he or she generally will have ordinary income at the time of the sale equal to the fair market value of the Shares on the exercise date (or the sale price, if less) minus the exercise price of the option.

     Stock Appreciation Rights. No taxable income is reportable when a stock appreciation right with an exercise price equal to the fair market value of the underlying stock on the date of grant is granted to a participant. Upon exercise, the participant will recognize ordinary income in an amount equal to the amount of cash received and the fair market value of any Shares received. Any additional gain or loss recognized upon any later disposition of the Shares would be capital gain or loss.

     Restricted Stock, Restricted Stock Units, Performance Units and Performance Shares. A participant generally will not have taxable income at the time an Award of restricted stock, restricted stock units, performance Shares or performance units are granted. Instead, he or she will recognize ordinary income in the first taxable year in which his or her interest in the Shares underlying the Award becomes either (1) freely transferable, or (2) no longer subject to substantial risk of forfeiture. However, the recipient of a restricted stock Award may elect to recognize income at the time he or she receives the Award in an amount equal to the fair market value of the Shares underlying the Award (less any cash paid for the Shares) on the date the Award is granted.

     Tax Effect for Quantum. Quantum generally will be entitled to a tax deduction in connection with an Award under the Plan in an amount equal to the ordinary income realized by a participant and at the time the participant recognizes such income (for example, the exercise of a nonqualified stock option). However, special rules limit the deductibility of compensation paid to our Chief Executive Officer and to our three other most highly compensated named executive officers (other than our Chief Executive Officer and our Chief Financial Officer). Under Section 162(m), the annual compensation paid to any of these specified executives will be deductible only to the extent that it does not exceed $1 million. However, we can preserve the deductibility of certain compensation in excess of $1 million if the conditions of Section 162(m) are met. These conditions include stockholder approval of the Plan, setting limits on the number of Awards that any individual may receive and for Awards other than certain stock options and stock appreciation rights, establishing performance criteria that must be met before the Award actually will vest or be paid. The Plan has been designed to permit the Committee, in its discretion, to choose to grant Awards that are intended to qualify as performance-based for purposes of satisfying the conditions of Section 162(m), thereby permitting us potentially to receive a full federal income tax deduction in connection with such Awards.

     Section 409A. Section 409A of the Code (“Section 409A”) provides certain requirements for non-qualified deferred compensation arrangements with respect to an individual’s deferral and distribution elections and permissible distribution events. Awards granted under the Plan with a deferral feature will be subject to the requirements of Section 409A. If an Award is subject to and fails to satisfy the requirements of Section 409A, the recipient of that Award may recognize ordinary income on the amounts deferred under the Award, to the extent vested, which may be prior to when the compensation is actually or constructively received. Also, if an Award that is subject to Section 409A fails to comply with Section 409A’s provisions, Section 409A imposes an additional 20% federal income tax on compensation recognized as ordinary income, as well as interest on such deferred compensation.

Participation in the Plan

     The grant of Awards (if any) that any individual may receive under the Plan is in the discretion of the Committee and therefore cannot be determined in advance. Our executive officers and non-employee directors have an interest in this proposal because they are eligible to receive discretionary Awards under the Plan. The following table sets forth information regarding awards that were granted under the Plan during Fiscal 2014, our last completed fiscal year, to the executive officers named in the Summary Compensation Table, to all current executive officers as a group, and to all other employees as a group and to our non-employee directors as a group:

Name of Individual or Identity of	Securities Underlying Options Granted (#)	Weighted Average Exercise Price Per Share ($)	Full Value Awards (#)	Weighted Average Dollar Value of Full Value Awards ($)
Jon W. Gacek
President and Chief Executive Officer	0	---	1,650,000	$1,900,219
Linda M. Breard
Senior Vice President and Chief Financial Officer	0	---	200,000	$278,000
William C. Britts
Senior Vice President, Worldwide Sales & Marketing	0	---	225,000	$312,750
Robert S. Clark
Senior Vice President, Product Operations	0	---	225,000	$312,750
Janae S. Lee
Senior Vice President, Strategy	0	---	200,000	$278,000
All current executive officers as a group	0	---	2,750,000	$3,429,219
All non-employee directors as a group (1)	0	---	642,361	$925,000
All other employees (including all current officers who are not executive officers) as a group	0	---	5,529,841	$7,606,691

     As of June 2, 2014, the closing price of our stock on the NYSE was $1.15. Please see the Compensation Discussion and Analysis section of this Proxy Statement for more information regarding the equity awards granted in Fiscal 2014 to the Company’s executive officers.

     The total of all Awards granted in Fiscal 2014 resulted in an annual “burn” rate (Shares covered by granted Awards) of 4.42% and a three-year burn rate for the period fiscal year 2012 – Fiscal 2014 of 4.25%. This three-year burn rate was below the 2014 three-year average burn rate cap of 5.49% established by Institutional Shareholder Services (“ISS”) for the Company’s industry classification. In addition, the Company’s issued and total overhang as of the end of Fiscal 2014 were 8.0% and 13.7%, respectively, both of which were below the applicable medians for the Company’s compensation peer group, as determined by ISS.

Summary

     We believe strongly that the approval of the amended Plan is essential to our continued success. Awards such as those provided under the Plan constitute an important incentive and help us to attract and retain people whose skills and performance are critical to our success. Our employees and directors are our most important asset. The Plan is vital to our ability to attract and retain outstanding and highly skilled individuals to work for the Company and to serve on our Board of Directors.

Required Vote

     Approval of the Plan requires the affirmative vote of the holders of a majority of votes cast on the proposal. If stockholders approve the amended Plan, it will replace the version of the 2012 Plan that was approved by stockholders at the 2012 Annual Meeting. If stockholders do not approve the amended and restated Plan, we will continue to use the 2012 Plan that was approved by stockholders at the 2012 Annual Meeting. However, in that case, we currently expect that the Company would not be able to grant annual equity awards to all of its qualifying employees after the end of this Fiscal Year.

THE LEADERSHIP AND COMPENSATION COMMITTEE AND THE PROXY COMMITTEE UNANIMOUSLY
RECOMMEND A VOTE “FOR” THE APPROVAL OF THE AMENDED 2012 LONG-TERM INCENTIVE PLAN.

PROPOSAL FIVE

APPROVAL OF AN AMENDMENT TO THE EMPLOYEE STOCK PURCHASE PLAN

     We are asking stockholders to approve an amendment to the Employee Stock Purchase Plan (the “ESPP”) to increase the number of shares made available for issuance under the ESPP by 6,500,000 so that we may continue to use the ESPP to assist us in recruiting, retaining and motivating qualified personnel who help us achieve our business goals, including creating long-term value for stockholders. Our ESPP allows eligible employees to purchase shares of the Company’s common stock (“Shares”) at a price equal to 85% of the lower of the closing price of our common stock on the NYSE on either the opening or closing date of the respective offering period.

     The Leadership and Compensation Committee of the Board of Directors (the “Committee”) has approved the amendment to the ESPP, subject to the approval of our stockholders at the 2014 Annual Meeting. The ESPP last was approved by our stockholders at the 2012 Annual Meeting except for the proposed increase in the number of shares available for issuance pursuant to the ESPP, the ESPP has not been amended in any other material way since the 2012 Annual Meeting.

  As of April 1, 2014, 55,931,698 Shares had been issued since the adoption of the ESPP and 1,907,903 Shares remained available for issuance. After beginning of August 2014, only approximately 500,000 Shares will remain available for issuance under the ESPP. Assuming approval of the amendment to the ESPP at the 2014 Annual Meeting, the total number of Shares remaining issuable under the ESPP would be 8,407,903 Shares.

  In determining to recommend that an additional 6,500,000 Shares be added to the ESPP, the Committee considered the number of Shares purchased under the ESPP in the past three years. The number of Shares purchased under our ESPP in each of fiscal years 2012, 2013 and 2014, was 3,036,368, 3,783,221, and 3,220,091, respectively.

  Over those three fiscal years, the Company’s total (not annual) dilution from grants under the Plan was a total 4.0%. Dilution for this purpose represents the number of Shares purchased under the ESPP during those three years, as a percentage of the total outstanding Shares as of March 31, 2014.

  The actual number of Shares that will be purchased under the ESPP in any year will depend on a number of factors including, for example, the number of participants, each participant’s contribution rate, and our stock price.

  Based on recent usage, we currently expect that the increased Share reserve would meet the Company’s anticipated needs under the ESPP for a period of approximately two years.

  Without stockholder approval of this amendment, we believe our ability to attract and retain the individuals necessary to increase long-term stockholder value will be limited. We believe that the approval of the amendment to the ESPP is important to our continued success. If stockholders do not approve an increase in the number of Shares reserved for issuance under the ESPP, the ESPP’s goals of recruiting, retaining and motivating talented employees will be more difficult to meet.

Description of the ESPP
     The following paragraphs provide a summary of the principal features of the ESPP and its operation. However, this summary is not a complete description of all of the provision of the ESPP, and is qualified in its entirety by the specific language of the ESPP. A copy of the amendment to the ESPP is provided as Exhibit B to this Proxy Statement.

Purpose
     The purpose of the ESPP is to provide eligible employees of the Company and its participating affiliates with the opportunity to purchase Shares through payroll deductions or, if payroll deductions are not permitted under local laws, through other means as specified by the Committee. The ESPP is intended to qualify as an employee stock purchase plan under Section 423 of the Internal Revenue Code of 1986, as amended (“Section 423”). In addition, the ESPP authorizes the grant of options that do not qualify under Section 423 pursuant to rules, procedures or sub-plans adopted by the Company’s Board of Directors that are designed to achieve desired tax or other objectives.

Eligibility to Participate
     Most employees of the Company and its participating affiliates are eligible to participate in the ESPP. However, an employee is not eligible if he or she has the right to acquire five percent (5%) or more of the voting stock of the Company or of any subsidiary of the Company. Also, the Committee has discretion to exclude employees who normally are scheduled to work less than or equal to twenty hours per week or five months per calendar year, have worked for the Company for less than two years, or are officers or other highly compensated employees, provided that the exclusion of employees in such categories is not prohibited under applicable local law. As of June 1, 2014, approximately 1,170 employees were eligible to participate in the ESPP.

Administration, Amendment and Termination
     The Committee administers the ESPP. The members of the Committee serve at the pleasure of the Board. Subject to the terms of the ESPP, the Committee has all discretion and authority necessary or appropriate to control and manage the operation and administration of the ESPP. The Committee also may establish a waiting period (not to exceed two years) before new employees may become eligible for the ESPP. The Committee may make whatever rules, interpretations, and computations, and take any other actions to administer the ESPP that it considers appropriate to promote the Company’s best interests, and to ensure that the ESPP remains qualified under Section 423 of the Internal Revenue Code. The Committee may delegate one or more of the ministerial duties in the administration of the ESPP. All decisions of the Committee are conclusive and binding on all persons and will be given the maximum deference permitted by law.

     The Committee or the Board of Directors may amend or terminate the ESPP at any time and for any reason. However, as required by Section 423 of the Internal Revenue Code, certain material amendments must be approved by the Company’s stockholders.

Number of Shares of Common Stock Available under the ESPP
     Currently, a maximum of 57,839,601 Shares had been approved for issuance pursuant to the ESPP. If stockholders approve the amendment to the ESPP, the number of Shares issuable under the ESPP would be increased by 6,500,000 Shares, bringing the total that may be granted under the ESPP to 64,339,601 Shares. Shares sold under the ESPP may be newly issued shares or treasury shares. In the event of any stock split, stock dividend or other change in the capital structure of the Company, appropriate adjustments will be made in the number, kind and purchase price of the Shares available for purchase under the ESPP. As of June 2, 2014, the closing price of our common stock on the NYSE was $1.15 per share.

Enrollment and Contributions
     Eligible employees voluntarily elect whether or not to enroll in the ESPP. Employees who join the ESPP participate during an initial offering period of six months. Employees who have joined the ESPP automatically are re-enrolled for additional rolling six month offering periods; provided, however, that an employee may cancel his or her enrollment at any time (subject to ESPP rules).

     Employees contribute to the ESPP through payroll deductions or, if payroll withholding is not permitted under local laws, through such other means as specified by the Committee. Participating employees generally may contribute up to 10% of their eligible compensation through after-tax payroll deductions. From time to time, the Committee may establish a different maximum permitted contribution percentage, change the definition of eligible compensation, or change the length of the offering periods (but in no event may such periods exceed nine months). An employee later may increase or decrease his or her contribution percentage, subject to ESPP rules.

Purchase of Shares
     On the last business day of each six month offering period, the Company uses each participating employee’s payroll deductions or contribution to purchase Shares for the employee. The price of the Shares purchased will be determined under a formula established in advance by the Committee. However, in no event may the purchase price be less than 85% of the lower of (1) the stock’s market value on the first day of the offering period, or (2) the stock market’s value on the purchase date. Market value under the ESPP means the closing price of our common stock on the NYSE for the day in question. In any single year, no employee may purchase more than $25,000 of common stock (based on market value on the applicable enrollment date(s)). Also, during any offering period, no more than 2,000,000 Shares may be issued under the ESPP. The Committee also has discretion to set a limit on the number of Shares that any participant may purchase on any purchase date (which limit is 5,000 Shares unless otherwise determined by the Committee), to set a lower (but not higher) limit on the dollar value of Shares that may be purchased, and to change the dates on which Shares are purchased.

Termination of Participation
     Participation in the ESPP generally terminates when a participating employee’s employment with the Company or an affiliate ceases for any reason, the employee withdraws from the ESPP, or the Company terminates or amends the ESPP such that the employee no longer is eligible to participate.

     Number of Shares Purchased by Certain Individuals and Groups

     Given that the number of Shares that may be purchased under the ESPP is determined, in part, by the stock’s market value on the first and last day of the offering period and given that participation in the ESPP is voluntary on the part of employees, the actual number of Shares that may be purchased by any individual is not determinable. For illustrative purposes, the following table sets forth (a) the number of Shares that were purchased during Fiscal 2014 under the ESPP, and (b) the average per share purchase price paid for such Shares.

Name of Individual or Identity of Group and Position	Number of Shares Purchased (#)	Weighted Average Purchase Price Per Share ($)
Jon W. Gacek
President and Chief Executive Officer	0	---
Linda M. Breard
Senior Vice President and Chief Financial Officer	0	---
William C. Britts
Senior Vice President, Worldwide Sales & Marketing	10,000	$1.07
Robert S. Clark
Senior Vice President, Product Operations	0	---
Janae S. Lee
Senior Vice President, Strategy	0	---
All current executive officers as a group	15,000	$1.09
All non-employee directors as a group (1)	0	---
All other employees (including all current officers who are not executive officers)	3,205,091	$1.07
____________________

(1)	Nonemployee directors are not eligible to participate in the ESPP.

Tax Aspects
     Based on management’s understanding of current federal income tax laws, the tax consequences of the purchase of Shares under the ESPP are as follows.

     An employee will not have taxable income when the shares of our common stock are purchased for him or her, but the employee generally will have taxable income when the employee sells or otherwise disposes of stock purchased through the ESPP.

     For shares that the employee does not dispose of until more than 24 months after the applicable enrollment date and more than 12 months after the purchase date (the “holding period”), gain up to the amount of the discount (if any) from the market price of the stock on the enrollment date (or re-enrollment date) is taxed as ordinary income. Any additional gain above that amount is taxed at long-term capital gain rates. If, after the holding period, the employee sells the stock for less than the purchase price, the difference is a long-term capital loss. Shares sold within the holding period are taxed at ordinary income rates on the amount of discount received from the stock’s market price on the purchase date. Any additional gain (or loss) is taxed to the stockholder as long-term or short-term capital gain (or loss). The purchase date begins the period for determining whether the gain (or loss) is short-term or long-term.

     The Company may deduct for federal income tax purposes an amount equal to the ordinary income an employee must recognize when he or she disposes of stock purchased under the ESPP within the holding period. The Company may not deduct any amount for shares disposed of after the holding period.

Required Vote
     Approval of the ESPP requires the affirmative vote of the holders of a majority of votes cast on the proposal. If stockholders do not approve the ESPP, the ESPP will continue under its current terms until it is terminated in accordance with the terms of the ESPP.

THE LEADERSHIP AND COMPENSATION COMMITTEE AND THE PROXY COMMITTEE UNANIMOUSLY
RECOMMEND A VOTE “FOR” THE APPROVAL OF THE AMENDMENT TO THE EMPLOYEE STOCK
PURCHASE PLAN.

COMPENSATION DISCUSSION AND ANALYSIS

     This Compensation Discussion and Analysis (“CD&A”) describes the overall philosophy, material elements and actual compensation provided to the executive officers of the Company who served as our principal executive officer and principal financial officer during Fiscal 2014, as well as to the three executive officers who were the next most highly-compensated executive officers as of the end of Fiscal 2014. These individuals, who were our named executive officers for Fiscal 2014, are:

  Jon W. Gacek, our President and Chief Executive Officer (our “CEO”);
  Linda M. Breard, our Senior Vice President and Chief Financial Officer (our “CFO”);
  Robert S. Clark, our Senior Vice President, Product Operations;
  Janae S. Lee, our Senior Vice President, Strategy; and
  William C. Britts, our Senior Vice President, Worldwide Sales and Marketing.

     Executive Summary – Overview of Fiscal 2014

     We are a leading expert in scale-out storage, archive and data protection, providing solutions for capturing, sharing, transforming and preserving digital assets over the entire data lifecycle. Our customers, ranging from small businesses to major enterprises, have trusted us to address their most demanding data workflow challenges. We provide solutions for storing and protecting information in physical, virtual and cloud environments that are designed to help customers Be CertainTM they have an end-to-end storage foundation to maximize the value of their data by making it accessible whenever and wherever needed, offering indefinite retention and reducing total cost and complexity. We work closely with a broad network of distributors, value-added resellers (“VARs”), direct marketing resellers (“DMRs”), original equipment manufacturers (“OEMs”) and other suppliers to meet our customers’ evolving needs.

     Business and Financial Highlights for Fiscal 2014

     Our goals for Fiscal 2014 were to continue to capitalize on market opportunities to balance the cash flow and operating profit against revenue growth associated with potential opportunities and go-to-market strategies. In some cases, as was the case in the second through fourth quarters of Fiscal 2014, this means we may generate lower overall revenue but more cash flow and profit in order to provide greater operating leverage for future revenue increases.

     During Fiscal 2014, we improved our operational efficiency and effectiveness in a number of areas. We initiated and completed a transition to outsource our manufacturing;
  streamlined our service capabilities;
  refined our sales model; and
  realigned our engineering and product groups to leverage our product development strengths from the data center products to scale-out storage products in an effort to increase our overall product development capabilities, reduce our time-to-market, especially in launching new scale-out storage products, decrease our operational costs and increase our operational leverage across the company.

     We believe these operational improvements contributed to the record revenue from scale-out storage products in Fiscal 2014 in part from key sales in the vertical market of media and entertainment and specific use cases in the data center.

     We also focused on new product introductions, providing a broad range of products to solve customer problems, and expanding our strategic and channel partners in an effort to gain greater end-user access and additional market share, which was aimed at improving our strategic positioning and awareness with end user customers and channel partners in our core markets of tape automation, purpose built deduplication appliances and scale-out storage.

Some of our financial highlights in Fiscal 2014 included:

  Total revenue of $553.2 million, a 6% decrease primarily due to the combination of the changing storage environment, including reduced demand for data protection products and increased market demand for scale-out storage and archive solutions, and our actions to reduce our investment in sales while improving the efficiency of our sales model;

  Record revenue for scale-out storage solutions;
  Our gross margin percentage increased 230 basis points from Fiscal 2013;
  Operating expenses decreased 11%;
  Despite decreased revenue, net loss decreased 59% to $21.5 million; and
  We more than quadrupled cash generated from operating activities, primarily as a result of improved operational effectiveness and efficiency leading to improvements in our business model.

     All comparisons are to Fiscal 2013.

     Executive Compensation Highlights for Fiscal 2014

     We are committed to responsible and effective executive compensation practices that aim to enhance stockholder value. We seek to balance the need to compensate our executive officers fairly and competitively based on their importance to the growth and success of our business and their individual contributions with our objective of ensuring that their compensation reflects Company performance that rewards for both short-term and long-term financial success. Our executive compensation program aims to (i) enhance stockholder value by designing appropriate leadership and compensation programs to enable the successful execution of the Company’s corporate strategy and objectives, (ii) facilitate competitiveness by attracting and retaining the best talent and (iii) promote meritocracy by recognizing individual contributions. During Fiscal 2014 we took the following actions with respect to the compensation of our named executive officers:

  We reviewed the salary of our executive officers in comparison to the market and the performance of each executive. As a result of this review, we determined not to increase Mr. Gacek’s salary, but provided increases of 1-6% to our other executive officers to reflect their individual contributions for the prior fiscal year as well as to better align their base salaries with the market for comparable executive positions.
  We made no bonus payments to our executive officers with respect to Fiscal 2014 because we failed to achieve our revenue and operating income targets under the annual bonus plan for our executive officers.
  In an effort to strengthen alignment between CEO pay and company performance, we increased the proportion of Mr. Gacek’s equity compensation granted in the form of performance based awards to 60% of the total awards granted to Mr. Gacek. Because specified revenue and operating profit targets were not achieved as of the last day of Fiscal 2014, 20% of the total performance-based awards were cancelled on March 31, 2014. The remaining 800,000 performance-based awards may vest over the period from July 1, 2014 through July 1, 2016 subject to the achievement of certain 60-day average stock price targets.
  For our executive officers other than our CEO, we granted equity awards in Fiscal 2014 in the form of time-vested restricted stock units that are intended to link the interests of our executives with those of our stockholders. Although our philosophy is to grant annual equity awards to our executive officers having a value that generally approximates the market median value of equity awards granted to executives holding comparable positions within the technology industry for companies our size, the actual grant date value of the equity awards granted to our executive officers in Fiscal 2014 was below the market median due to the Company’s below-target financial performance which was reflected in our stock price at the time of the grant of the equity awards.
  We continue to maintain responsible compensation practices including having stock ownership guidelines for our CEO, an anti-pledging/anti-hedging policy, no tax gross-ups and no excessive perquisites.

     Executive Compensation Philosophy

     Pay for Performance Compensation Philosophy and Objectives

     The total compensation program of the Company is intended to encourage and reward the employees of the Company for significant contributions to the Company’s success and for the creation of stockholder value. To that end, the Company has established and maintains a competitive pay-for-performance total compensation program. The Committee believes that our executive compensation program should:

  facilitate achievement of the Company's short-term and long-term strategic objectives;
  provide a strong link between pay and performance on both an individual and Company level and encourage and reward employees for significant contributions to the Company’s success;

  ensure that the interests of all employees of the Company are aligned with the success of the Company and the interests of the Company’s stockholders;
  provide compensation opportunities that will allow the Company to attract, motivate and retain the most qualified executive talent to accomplish these objectives;
  provide employees with a total compensation package that strikes an appropriate balance between fixed and variable pay and between short-term and long-term incentives;
  take into account relevant economic and market considerations; and
  ensure that the total compensation levels of employees are externally competitive and internally consistent and fair.

     Our executive compensation program is designed to offer target cash and equity compensation opportunities at market-competitive levels and to reward superior Company and individual performance with above-market compensation. Company performance, as measured by pre-established corporate performance metrics and share price, together with individual performance, as measured through the Company’s annual performance evaluation process, greatly affect annual and long-term compensation levels. Actual annual executive compensation is expected to be, and will be, below the market if the Company and/or the executive officer do not achieve the designated Company and individual performance objectives, as has been the case in recent years, including Fiscal 2014. The Committee believes that this program aligns the interests of our executive officers with those of our stockholders in promoting the creation of long-term stockholder value.

     Competitive Positioning

     Market competitiveness is an important element of our executive compensation program. The Committee has established that market competitiveness for this purpose generally means the market median and has determined to generally target the market median with respect to each component of our executive compensation program. In assessing the market competitiveness of our executive compensation program, the individual elements, as well as the aggregate total compensation of each executive officer (which includes base salary, target annual bonus opportunity and annual equity awards), are compared to the corresponding market median for executive officers holding similar positions or who have similar levels of responsibility in technology companies of similar size. Nevertheless, although our compensation philosophy is to generally target the market median for competitiveness purposes, the actual compensation paid to our executive officers may be above or below the competitive market based on individual and Company performance.

     As its sources of data for identifying and establishing market median compensation levels, the Committee utilizes applicable compensation data from the Company’s Peer Group (as defined and discussed below) as well as from the Radford Global Technology and Radford Global Sales surveys (the “Radford Surveys”) of technology companies with annual revenue between $500M and $999.9M (collectively, the “Market Data”). In the case of our CEO, the Committee utilizes the data from our Peer Group for competitive benchmarking purposes as the Committee believes this data, given the composition of the peer group and the fact that each public company is required to disclose the compensation of its CEO, is the best source of competitive CEO compensation. In the case of our other executive officers, for Fiscal 2014, the Committee referenced the Radford Surveys as a source of compensation data, primarily because the compensation data for the Company’s Peer Group may not include data on comparable positions at the Peer Group companies. The Radford Surveys provide the Committee with extensive compensation data for positions that are directly comparable to the Company’s executive officer positions and that is specific to technology companies that are comparable in size to the Company in terms of revenue.

     Peer Group

     The Committee has established a peer group of companies that are reasonably comparable to the Company in terms of industry and financial characteristics so as to provide relevant compensation information to support compensation decision making. The Committee reviews the peer group of companies annually. For purposes of Fiscal 2014, the Committee established the following criteria for purposes of conducting its annual review and update of the Peer Group:

  Technology hardware and equipment companies;
  Inclusion of some companies with a hardware/software mix or systems/software orientation based on the Company’s strategic business direction;
  Comparability to the Company in terms of revenue (~0.5x – 2.0x) and market capitalization (~0.5x – 5.0x); and
  Other factors, including, geography, revenue growth, profitability, valuation, number of employees, and enterprise value.

     In November 2012, the Committee, with the assistance of its independent compensation consultant, Compensia, Inc. (“Compensia”), reviewed and updated its compensation peer group. Based on the above criteria, Compensia recommended, and the Committee approved, the following group of peer companies for Fiscal 2014 (the “Peer Group”) (with annual revenue and market capitalization shown based on the latest available public filings with the SEC at the time the Peer Group was established):

Company	Annual Revenue ($MM)	Market Capitalization ($MM)
Avid Technology	$663	$380
Black Box	$1,067	$436
Checkpoint Systems	$827	$343
CommVault Systems	$426	$2,543
Electronics for Imaging	$634	$807
Emulex	$502	$628
Harmonic	$543	$518
Imation	$1,203	$215
Integrated Device Technology	$508	$829
Intermec	$833	$401
Plantronics	$719	$1,483
Qlogic	$544	$985
Riverbed Technology	$773	$3,488
Silicon Graphics	$753	$256
STEC	$222	$303
SuperMicro Computer	$1,014	$443
Synaptics	$548	$781

Median	$663	$518
Quantum (November, 2012)	$640	$390

     For Fiscal 2014, the Committee removed one company from the Peer Group that had been in the Peer Group for Fiscal 2013 due to the fact that they were acquired (Blue Coat Systems). The Committee concluded that the above Peer Group of 17 companies was sufficient and representative in terms of number and size of companies for competitive executive compensation purposes. In November 2013, the Committee, with the assistance of Compensia, reviewed the Peer Group for fiscal year 2015. Compensia recommended, and the Committee approved, several changes to the Peer Group for fiscal year 2015 to provide greater alignment with Company revenue.

     Executive Compensation Process and Decision-Making

     Role of the Leadership and Compensation Committee and the Board of Directors – The Committee oversees and approves all compensation and benefit arrangements for our executive officers, other than for our CEO. In the case of the compensation of our CEO, the independent members of the Board of Directors, based on the recommendations of the Committee, review and approve his compensation. A substantial portion of the Committee’s work involves an annual review of our executive compensation program, including determining total compensation levels for our executive officers and evaluating Company and individual executive officer performance. The Committee considers a variety of factors when determining our executive compensation program and total compensation levels. These factors include the Company’s financial performance for the most recent fiscal year, the recommendations of our CEO for all executive officers, other than for himself, the input of Compensia, and the results of competitive studies and analyses prepared by Compensia and Company management as well as the individual performance of each executive.

     Role of Compensation Consultant – During Fiscal 2014, the Committee consulted with Compensia on a range of issues relating to executive compensation and engaged Compensia to review the results of executive compensation studies and analyses conducted by Company management. Compensia serves at the discretion of the Committee and provides services only to the Committee. Compensia regularly meets with the Committee both with and without management present. The Committee regularly reviews its advisor independence status against the specific independence factors contained in the rules of the Securities and Exchange Commission and the related New York Stock Exchange corporate governance listing standards and has determined that no relationship or conflict of interest exists that would preclude Compensia from independently advising the Committee.

     Role of Management – Our CEO provides recommendations to the Committee on various executive compensation matters, including executive compensation program design, annual corporate performance metrics, bonus funding target levels, and evaluations of corporate and executive officer performance. Other members of the Company’s management team provide the Committee with the Market Data as well as data and information relating to various executive compensation matters. In addition, our CEO makes individual compensation recommendations to the Committee for our executive officers, other than for himself. While the Committee considers all recommendations made by the CEO, ultimate authority for all compensation decisions regarding our executive officers, other than for our CEO, rests with the Committee and, in the case of our CEO, rests with the independent members of the Board of Directors. Certain members of the Company’s executive management team, including our CEO and CFO, attend Committee meetings and participate in the Committee’s discussions and deliberations. However, these individuals are not present when the Committee or the independent members of the Board of Directors discusses and determines their compensation. At each meeting, the Committee also meets in executive session without members of management present and may meet without any members of management present at any time.

     Say on Pay – At the Company’s 2014 Annual Meeting of Stockholders, approximately 99% of the vote cast on the non-binding advisory vote on our executive compensation program supported the compensation of our named executive officers. In light of this voting result, and after careful consideration by the Committee, we made no significant changes to our executive compensation program in Fiscal 2014.

     Performance Evaluation Process

     We believe strongly in maintaining an executive compensation program that reflects a “pay-for-performance” philosophy. Accordingly, we have established and follow a formal annual performance review and evaluation process under which the individual performance of our executive officers is reviewed by our CEO with the Committee. Each executive officer is evaluated by our CEO based on demonstrated leadership skills, individual contributions to the success of the Company during the fiscal year and results against any pre-established annual performance objectives. Our CEO then prepares performance evaluations for each of our executive officers detailing their performance for the prior fiscal year. Upon the completion of the evaluation process, typically in June, our CEO meets with the Committee to review and discuss his evaluation of executive officer performance which is then taken into account in connection with compensation decisions with respect to such executives as described further below.

     Executive Compensation Review and Approval Process

     As part of the annual performance evaluation process, our CEO presents compensation recommendations for our executive officers to the Committee, including base salary adjustments, bonus awards and equity awards. In making these recommendations, our CEO takes into account the following factors:

  The median compensation levels from the Market Data for each element of direct compensation (i.e., salary, bonus and equity awards) for each of our executive officers;
  The annual performance of each executive officer based on our CEO’s assessment of his or her contributions to our overall performance, including the ability of the executive officer to successfully lead his or her functional organization and to work effectively across the entire organization;
  The scope of each executive officer’s role and the assumption of any additional duties and responsibilities by the executive officer during the fiscal year;
  Internal compensation equity among our executive officers;
  Our Company performance against the performance goals and objectives established by the Committee and the Board of Directors for the fiscal year; and
  Our Company performance for the fiscal year against the Peer Group.

     In making his compensation recommendations to the Committee, our CEO considers each of the above factors and no single factor is determinative.

     Through the performance evaluation and executive compensation review process, the Committee reviews the performance evaluations, discusses the individual performance of each executive officer, reviews the compensation recommendations of our CEO and approves the compensation for our executive officers.

     CEO Performance Evaluation

     With respect to the performance evaluation and compensation review process for our CEO, the independent members of the Board of Directors conduct a review of our CEO’s performance against his objectives for the fiscal year that were previously reviewed and approved by the Committee and the independent members of the Board. The CEO generally provides a summary of his results against objectives and the Committee is also provided with data regarding the Company’s performance as compared to the performance of the Peer Group. The Committee and the independent members of the Board of Directors then review the CEO’s performance results against his objectives and consider the CEO’s compensation in light of that performance evaluation.

     Compensation of the Chief Executive Officer

     The Compensation Committee recognizes that special scrutiny is applied to the compensation of the Chief Executive Officer, as the most highly compensated of the named executive officers. The Compensation Committee believes that the total compensation opportunity for Mr. Gacek, our Chief Executive Officer, was both appropriate and performance-based in Fiscal 2014.

     In Fiscal 2014, due to factors including stock price and revenue declines, the total realizable compensation actually paid to Mr. Gacek was less than his total target compensation. For these purposes, total realizable pay is defined as the sum of the base salary, actual earned short-term cash incentive payments, actual time based equity awards granted, and equity awards that may become eligible to vest based on performance (as measured based on the value of such awards as of March 31, 2014.) Total target compensation is defined as the sum of the base salary, target short-term cash incentives, and target equity awards that could become eligible to vest based on service or performance (as measured based on the grant date value of such awards) during the fiscal year.

     Mr. Gacek’s 2014 performance-based equity awards (calculated at 100% of on-target payout) represented 31% of Mr. Gacek’s total 2014 compensation opportunity. The following graph further illustrates that Mr. Gacek’s Fiscal 2014 Total Realizable Compensation was 72.7% of his Fiscal 2014 Total Target Compensation. In addition, 50% of Mr. Gacek’s total 2014 compensation opportunity was tied to both performance-based equity awards and short term cash incentives.

     Elements of Compensation

     Consistent with our compensation philosophy and objectives, the Company provides a mix of compensation elements that emphasizes annual cash incentives and long-term equity incentives. To that end, our executive compensation program consists of base salary, an annual bonus opportunity, equity awards, minimal perquisites and certain other benefits including health and welfare benefits and change of control and severance protection.

     Base Salary

     Overview

     We provide base salaries to compensate our executive officers for their day-to-day responsibilities and to attract and retain executive officers in a competitive market. The base salaries of our executive officers are typically reviewed annually and are adjusted in accordance with individual performance and competitive practice. In addition, base salaries may be adjusted in the case of promotions. As in previous years, the Committee continues to generally position the base salaries of our executive officers at approximately the market median based on the Market Data.

     Base Salary Adjustments Made in Fiscal 2014

Executive Officer	Title	Fiscal 2013 Salary	Increase %	Fiscal 2014 Salary
Jon W. Gacek	President & CEO	$600,000	0%	$600,000
Linda M. Breard	SVP & CFO	$340,000	2.94%	$350,000
Robert S. Clark	SVP, Product Operations	$340,000	4.41%	$355,000
Janae S. Lee	SVP, Strategy	$344,990	1.45%	$349,990
William C. Britts	SVP, WW Sales and Mktg	$350,004	5.71%	$370,004

     The Committee agreed that Mr. Gacek’s base salary was aligned with the median base salary of the Company’s Peer Group, therefore Mr. Gacek did not receive a base salary increase in Fiscal 2014.

     The Committee, upon the recommendation of Mr. Gacek, agreed to increase the base salary of Ms. Breard by $10,000, Mr. Clark by $15,000, Ms. Lee by $5,000, and Mr. Britts by $20,000. The recommendation of Mr. Gacek to raise the base salaries of these named executive officers was based on the following considerations: (i) this increase brings the base salary of each of these named executive officers to a level that is approximately at the market median for comparable executive officer positions, (ii) is reflective of the role and contribution of each within the Company, (iii) provides each with a competitive base salary that will assist the Company in retaining this key executive talent, and (iv) maintains internal equity for comparable executive positions.

     Annual Bonus Plan

     Overview of Annual Bonus Plan

     All employees of the Company participate in the Company’s annual bonus plan (the “Company Bonus Plan”) pursuant to which an employee is eligible to receive a bonus based on a target percentage of such employee’s salary if pre-established corporate metrics are achieved. As part of the Company Bonus Plan, our executive officers are eligible to earn annual bonuses through the Company’s Executive Officer Incentive Plan (the “Executive Officer Incentive Plan”) which was reapproved by our shareholders at the Company’s 2012 annual shareholders meeting. As of August, 2013, in connection with his assumption of the role as Senior Vice President, Worldwide Sales and Marketing, Mr. Britts also participates in the Company’s Sales Compensation Plan which provides him with the opportunity to earn sales commissions based on the Company’s revenue.

     The Executive Officer Incentive Plan is structured to support our strategic business plan and reflects the Company’s underlying business conditions. The Executive Officer Incentive Plan is intended to provide competitive annual incentive compensation opportunities to our executive officers while supporting our pay-for-performance philosophy by directly tying annual cash incentive compensation levels to both corporate and individual performance.

     The Executive Officer Incentive Plan provides for the funding of an annual bonus pool based upon the achievement of one or more pre-established financial or operational performance objectives. If the minimum level of performance is achieved under the Company Bonus Plan, and the Company Bonus Plan bonus pool is funded, the Executive Officer Incentive Plan is also funded based on the proportion of the total funded amount of the Company Bonus Plan allocated to the participants in the Executive Officer Incentive Plan. Our executive officers are eligible to receive discretionary bonus awards based on a combination of the level of Executive Officer Incentive Plan funding, their individual target annual bonus award opportunity and their individual performance for the fiscal year.

     Target Annual Bonus Award Opportunity

     Each executive officer has a target annual bonus award opportunity under the Executive Officer Incentive Plan that is expressed as a percentage of his or her base salary. Target annual bonus award opportunities, and Mr. Britts’ targeted sales commission opportunity, are reviewed as part of our annual executive compensation review process and are targeted at approximately the market median based on the Market Data.

Executive Officer	Title	Fiscal 2013 Target	Fiscal 2014 Target
Jon W. Gacek	President & CEO	100%	100%
Linda M. Breard	SVP & CFO	50%	50%
Robert S. Clark	SVP, Product Operations	50%	50%
Janae S. Lee	SVP, Strategy	50%	50%
William C. Britts(1)	SVP, Worldwide Sales and Mktg	50%	50%
____________________

(1)	In addition to the target annual bonus award opportunity under the Executive Officer Incentive Plan, in August, 2013, the Committee approved a $50,000 quarterly commission target for Mr. Britts (described further below).

     No changes were made to the target annual bonus award opportunities during Fiscal 2014 for any of the named executive officers of the Company. The Committee determined that the target annual bonus award opportunities for all of the named executive officers were aligned with the market median. Although each executive officer has an annual bonus target opportunity, actual bonus awards for our executive officers under the Executive Officer Incentive Plan may be above or below the established target annual bonus award opportunities, and may be eliminated entirely, depending on actual Company and individual performance, as determined by the Committee, in its discretion; provided, however, that in no event may an award to any executive officer under the Executive Officer Incentive Plan exceed 150% of the executive officer’s annual bonus target opportunity.

     Performance Metrics and Targets Under Executive Officer Incentive Plan for Fiscal 2014

     For Fiscal 2014, the Committee approved the use of two performance metrics, non-GAAP operating income and annual revenue, for the Company Bonus Plan, including under the Executive Officer Incentive Plan. The Committee continues to believe that non-GAAP operating income is an appropriate measure of our financial performance, as it reflects the level of growth resulting from the successful execution of our annual operating plan consistent with producing an appropriate return for our stockholders and satisfying our obligations to our debt holders. The Committee also believes that increasing annual revenue is ultimately the key to the Company’s growth and success. (For purposes of the Company Bonus Plan, “non-GAAP operating income” is defined as operating income reduced by acquisition expenses, amortization of intangibles, restructuring charges and share-based compensation charges.)

     The Company Bonus Plan provides for the funding of a single bonus pool for all employees based upon the achievement of pre-established annual revenue and non-GAAP operating income target performance levels. The target performance levels for Fiscal 2014 were set at the beginning of the fiscal year in conjunction with the approval of our annual operating plan. The annual operating plan is considered and discussed extensively by our Board of Directors and senior management before it is approved by the Board of Directors. The annual revenue and non-GAAP operating income target performance levels for Fiscal 2014 were set at $562.3 million and $42.2 million, respectively. The Committee believed that the achievement of these target levels of annual revenue and operating income performance were consistent with the Company’s continuing evolution in becoming a market leader in big data management and data protection and achievement of these target levels would require a high level of performance by our CEO, executive officers and all other employees.

     Funding of Executive Officer Incentive Plan and Payment of Bonus Awards for Fiscal 2014

     Using a matrix approach, various levels of bonus funding were established under the Company Bonus Plan based upon the achievement of certain levels of annual revenue and non-GAAP operating income performance. The Committee provided that no bonus funding would occur under the Company Bonus Plan unless and until annual revenue exceeded $562.3 million and non-GAAP operating income exceeded $42.2 million. If these levels of performance were achieved, total funding under the Company Bonus Plan would equal $0.8 million. The Committee also determined that as the Company’s performance increased above the operating income performance target level, the Company would fund the bonus pool with approximately $0.40 of every $1.00 of non-GAAP operating income earned above $42.2 million. Furthermore, for performance exceeding 125% of target non-GAAP operating income, bonus funding would increase to approximately $0.50 of every $1.00 of non-GAAP operating income, and funding would increase to $0.60 of every $1.00 of non-GAAP operating income when performance exceeded 150% of target non-GAAP operating income.

       Provided a bonus pool is funded for the Company Bonus Plan, a proportion is allocated to the Executive Officer Incentive Plan based on the proportion of the total amount funded that would be allocated to our executive officers under the Company Bonus Plan. Our CEO makes recommendations for bonus awards for our executive officers under the Executive Officer Incentive Plan, other than himself, based on the total level of bonus funding for the Executive Officer Incentive Plan, the individual target annual bonus award opportunities and on his assessment of their individual performance for the fiscal year. The Committee ultimately approves all bonus awards to our executive officers under the Executive Officer Incentive Plan and is not bound by the recommendations of our CEO. The independent members of the Board of Directors determine the bonus award, if any, payable to our CEO under the Executive Officer Incentive Plan from the funded bonus pool.

       Following the completion of Fiscal 2014, the Committee compared our actual annual revenue and non-GAAP operating income results to the annual target performance levels. Because our reported financial results for Fiscal 2014, which were revenue of $553.2 million and non-GAAP operating income of $23.3 million, respectively, fell short of the minimum performance levels necessary to begin funding the bonus pool, the Committee concluded that no bonus pool would be funded under the Company Bonus Plan for Fiscal 2014, which resulted in no bonus awards to any of our executive officers under the Executive Officer Incentive Plan.

       Sales Compensation Plan for Fiscal 2014

       Beginning August, 2013 when assuming the role of Senior Vice President, Worldwide Sales and Marketing, Mr. Britts participated in the Company’s Sales Compensation Plan. The Sales Compensation Plan is a standard commission plan in which all of the Company’s commissioned employees participate and which provides for commission payments based upon sales of the Company’s products and the attainment of specified individual quotas. In August, 2013, the Committee approved a $50,000 quarterly commission target for Mr. Britts. Commission payments for Mr. Britts were based on the sale of the Company’s branded products and branded service. Mr. Britts’ quota for August 2013 through March 2014 was $379.9 million. During Fiscal 2014, Mr. Britts did not achieve his annual quota and therefore only earned total commissions of $62,000, which was below his three quarter (August 2013 – March 2014) commission target of $150,000.

       Equity Awards

       Overview of Annual Equity Award Program

       Historically, the cash compensation of our executive officers has been supplemented with equity awards under the Company’s long-term incentive plan that tie their overall compensation to the performance of the Company’s Common Stock over a period of time. Equity awards are granted to our executive officers to (i) provide at-risk equity compensation consistent with our pay-for-performance philosophy and (ii) align the interests of our executive officers with those of our stockholders by providing them with significant equity stakes in the Company. The Committee determines, on a discretionary basis, whether an equity award should be granted, the form of any equity award and the number of shares of the Company’s Common Stock subject to the equity award.

       Establishment of Stock Pool for Annual Equity Awards

       Each fiscal year, as part of the development and approval of the Company’s annual compensation program, management recommends, and the Committee approves, a stock pool for the purpose of granting annual equity awards to our executive officers and other eligible employees. In establishing the size of this stock pool, the following factors are considered:

  The Market Data regarding the size of competitive equity pools;
  The Market Data regarding the competitive size and fair value of equity awards provided to similar executive officers and other employees;
  The resulting impact the stock pool would have on our annual and three-year average burn rates (“burn rate” is defined as the number of shares of the Company’s Common Stock subject to stock options granted during the fiscal year plus the number of shares of the Company’s Common Stock subject to restricted stock unit awards granted during the fiscal year, with the number of restricted stock units multiplied by a factor of 1.5, divided by the average number of shares of the Company’s Common Stock outstanding during the fiscal year); and
  The impact of the stock pool on the remaining shares of stock available for grant under the Company’s shareholder-approved long-term incentive plan.

       Allocation of Stock Pool

       Once the size of the overall stock pool for the fiscal year is approved by the Committee, the Company allocates a portion of the stock pool to be used to grant equity awards to our executive officers as a group. The determination of the allocation of the pool for these equity awards is based on the Company’s analysis and assessment of competitive market practices about equity awards, including the total equity fair value typically reserved for and actually granted to similar executive officers based on the Market Data.

       Form of Annual Equity Awards

       For the past several years, in an on-going effort to reduce the dilution, burn rate, overhang and financial accounting compensation expense resulting from the use of equity awards, the Committee has been granting equity awards in the form of restricted stock units. Additionally, to support the Company’s efforts to retain its top executive talent, the Committee has favored granting restricted stock units with service-based vesting because restricted stock units have some financial value regardless of stock price performance and therefore serve as a valuable vehicle for retention purposes. Moreover, since the ultimate value of restricted stock units is directly related to the value of the Company’s Common Stock, restricted stock units incent executive officers to achieve the Company's goals and targets which we believe will ultimately increase the Company’s stock price. Accordingly, the Committee believes this strategy of granting equity awards in the form of restricted stock units has served the purposes of retaining executive officers and, consistent with our pay-for-performance philosophy, incenting and rewarding them for performance, and that it also aligns the interests of our executive officers with those of its stockholders.

       In Fiscal 2014, although the Committee maintained this philosophy and determined that the equity awards to be granted to our non-CEO executive officers would be made in the form of service-based restricted stock units, the Committee felt strongly that a portion of the CEO equity awards should be more directly tied to Company performance and achievement of specified performance and stock price targets. To strengthen this alignment, a greater proportion of the equity awards granted to Mr. Gacek were performance-based restricted stock units that would vest only if defined performance measures were achieved.

       Size/Value of Annual Equity Awards

       In determining the size of the annual equity awards to be granted individually to our executive officers, the Committee does not establish specific target equity award levels for them. Instead, the Company develops annual equity award grant guidelines for the individual grants. The equity award grant guidelines are developed based on the number of shares of the Company’s Common Stock that are available for the granting of equity awards to our executive officers and incorporate a range that permits variation in the individual grants based on different levels of individual performance. Using these guidelines, our CEO makes specific recommendations to the Committee regarding the size of the equity award to be granted to each of our executive officers (other than with respect to his own award). The recommendations of our CEO as to the size of the equity award for each individual executive officer may vary within the established guidelines based on the following factors:

  Individual performance of each executive officer for the prior fiscal year;
  Company financial performance for the prior fiscal year;
  The grant date fair value of equity awards granted to executive officers in similar positions in technology companies of similar size (the “grant date fair value” is equal to the number of restricted stock unit awards multiplied by the market price of the Company’s Common Stock on the date of grant plus the Black-Scholes value of a Company stock option multiplied by the number of stock options granted);
  Internal consistency and comparability in terms of the size of the equity awards among the executive officers; and
  The number, type and current retentive value of the outstanding equity awards held individually by each of the executive officers.

       Although our philosophy is to generally target the market median equity award value for our annual equity awards, based on the Market Data, when making equity awards to our executive officers, the value of the resulting equity awards may be above or below the market median award value depending upon the factors noted above as well as the Company’s stock price at the time the awards are granted.

       The Committee reviews the recommendations of our CEO, including the application of the aforementioned factors to each of our executive officers and ultimately approves the equity awards for the executive officers. The independent members of the Board of Directors apply the same factors in determining the size and form of the equity award for our CEO.

       Annual Equity Award Stock Pool for Fiscal 2014

       For the Company’s Fiscal 2014 equity award program, the Committee approved a total stock pool of 8,750,000 shares of the Company’s Common Stock with 2,500,000 shares allocated to be granted among executive officers. 1,500,000 shares were to be awarded in the form of restricted stock units and 1,000,000 shares were to be awarded in the form of performance-based restricted stock units. The Committee approved the size of the total stock pool based on the following factors:

  Having a sufficient pool of shares to assist the Company in granting market-competitive equity awards;
  Having a sufficient pool to enable the Company provide equity awards sufficient in size to retain its key management talent;
  Having a sufficient pool to grant equity awards in the form of restricted stock units to continue its philosophy of aligning the interests of our executive officers with those of our stockholders; and
  Having a sufficient pool to grant equity awards to incent our executive officers to improve Company performance and increase the Company’s stock price.

       The Committee noted that with respect to the total stock pool of 8,750,000 shares, the projected annual burn rate would be 4.69% and the projected three-year burn rate, for the period Fiscal 2012 – Fiscal 2014, would be 4.34%. This three-year burn compared favorably to the applicable ISS three-year burn rate cap of 5.77%.

       Fiscal 2014 Annual Equity Awards

       Using the factors established for purposes of determining the size of individual equity awards, as noted above, the Committee approved the following annual equity awards to the named executive officers in Fiscal 2014:

Executive Officer	Title	Restricted Stock Units Awarded	Performance Shares Granted
Jon W. Gacek	President & CEO	650,000	1,000,000
Linda M. Breard	SVP & CFO	200,000	0
Robert S. Clark	SVP, Product Operations	225,000	0
Janae S. Lee	SVP, Strategy	200,000	0
William C. Britts	SVP, WW Sales and Mktg	225,000	0

       Mr. Gacek

       In determining the equity award for Mr. Gacek, the Committee reviewed the median grant date fair value of equity awards and mix of performance-based and non-performance-based equity from the Company’s Peer Group. To strengthen alignment between CEO pay and Company performance, 60% of the equity awards that were performance-based restricted stock units which were at risk of complete forfeiture in the event the Company failed to achieve defined performance measures. Of Mr. Gacek’s total equity awards, 650,000, or 40%, were time-based restricted stock units and 1,000,000 were performance-based restricted stock units. At the time the Committee approved the grants, the Company’s stock price was approximately $1.50. The equity grants had a total potential value of approximately $2.47 million based on a stock price of $1.50 per share, which was near the 60th percentile of the Peer Group. However, only two companies in the Company’s Peer Group provided a higher proportion of performance based equity awards to the CEO.

       Of the 1,000,000 performance-based restricted stock unit awards granted to Mr. Gacek, 200,000 were based on operational goals and 800,000 were based on stock price goals. The 200,000 performance-based restricted stock unit award was based specifically on certain product revenue and operational profit targets as of the last day of Fiscal 2014. The product revenue target, an internal target under the Company’s target operating model, was related to individual product lines that the Company does not disclose publicly and believes would be competitively harmful to disclose. Because neither of the operational performance targets were met, this grant was cancelled. The 800,000 performance-based restricted stock unit award was based specifically on stock price growth over the subsequent 3-year period. The Committee believed that the targets were set to provide a long-term view of the stock price. While the Committee determined to use restricted stock units for the reasons discussed above, the Committee also believed that it was appropriate that the value of the awards was tied to an appreciation in the stock price which was also directly linked to an increase in stockholder value. This stock price target will be considered “met”, and an award is earned, if the 60-day average price is at or above a specified target by July 1, 2014, 2015 or 2016. If earned, these shares then vest over time from the date of achievement through July 1, 2016 depending on when the price target is met during the performance period.

       Other Named Executive Officers

       Upon the recommendation of Mr. Gacek, the Committee approved equity awards during Fiscal 2014 of 200,000 time-based restricted stock units to Ms. Breard and Ms. Lee and 225,000 service-based restricted stock units to each of Mr. Clark and Mr. Britts. The grant guidelines established by the Company for the executive officers for Fiscal 2014 ranged from 200,000 restricted stock units to 250,000 restricted stock units which will vest in equal installments over three years beginning on July 1, 2013. At the time the grant guidelines were established and the equity awards approved, the Company’s stock price was approximately $2.00. Based on the grant guidelines, the equity awards would have a value at grant ranging from approximately $400,000 to $500,000.

       In approving these annual equity awards, the Committee carefully considered the recommendations of Mr. Gacek which took into account (i) the leadership position of each named executive officer, (ii) the named executive officer’s level of individual performance, (iii) the role of each named executive officer and the scope of their responsibilities, (iv) the Company’s financial performance for the prior fiscal year, and (v) the current equity holdings of each named executive officer.

       The Market Data the Committee reviewed established the median market value for equity awards to executive officers in comparable positions in companies of similar size to be between $500,000 and $700,000. As a result, the Committee noted that the value of the equity awards, $278,000 for Ms. Breard and Ms. Lee and $312,750 for Mr. Clark and Mr. Britts, was below the applicable market median value but was appropriate based on the level of the Company’s overall financial performance for the prior fiscal year. The restricted stock units granted to the named executive officers will vest in equal annual installments over three years.

       Timing & Pricing of Equity Awards

       We do not have an established schedule for the granting of equity awards. Instead, the Committee makes awards from time to time as necessary. The Committee has instituted a policy that all equity awards will be approved either at a regularly scheduled Committee meeting, with the annual schedule of such meetings established prior to the beginning of the fiscal year, or by unanimous written consent on the first day of each month, or as close as reasonably possible to the first day of the month. The actual grant date for equity awards under this policy is the later to occur of the first day of the month or the day the last member of the Committee executes a written consent approving in writing the equity award grant.

       As required by the Company’s long-term incentive plan, the exercise price for any stock option grants is set at not less than the closing market price of our Common Stock on the date of grant or, if the date of grant falls on a weekend or holiday, the closing price on the immediately preceding business day.

       Aggregate Total Compensation

       In assessing the market competitiveness of our executive compensation program, the Committee reviewed the aggregate total compensation of each executive officer (which includes base salary, target annual bonus opportunity and annual equity awards) as compared to the corresponding market median based on the Market Data. Based on the review, the Committee determined that the actual total compensation paid for Fiscal 2014 to each named executive officer was substantially less than the market median both because there was no annual bonus paid under the Executive Officer Incentive Plan and because the value of the annual equity awards was less than the market as a result of our stock price.

       Perquisites and Other Benefits

       Perquisites - We offer Company-paid financial counseling and tax preparation services to our executive officers and non-executive vice presidents. Our executive officers are entitled to receive up to $6,000 in their initial year of participation, and an additional $3,500 per year thereafter to reimburse them for the cost of such services. The Committee considers this expense to be minimal and appropriate given the level of the executive officers’ responsibilities. Other than this perquisite and the non-qualified deferred compensation plan discussed below, we do not provide any other perquisites or personal benefits to our executive officers that are not available to all other full time employees.

       Employee Stock Purchase Plan - We offer all employees, including our executive officers, the ability to acquire shares of the Company’s Common Stock through a tax-qualified employee stock purchase plan. This plan allows employees to purchase shares of the Company’s Common Stock at a 15% discount relative to the market price. The Committee believes that the ESPP is a cost efficient method of encouraging employee stock ownership.

       Health and Welfare Benefits - We offer health, welfare, and other benefit programs to substantially all full-time employees. We share the cost of health and welfare benefits with our employees, the cost of which is dependent on the level of coverage an employee elects. The health and welfare benefits offered to our executive officers are identical to those offered to other full time employees.

       Qualified Retirement Benefits – All U.S. based employees, including our executive officers, are eligible to participate in the Company’s tax-qualified 401(k) Savings Plan. Participants may defer cash compensation up to statutory IRS limits and may receive a discretionary matching Company contribution. The matching contribution for our executive officers is reported in a footnote to the Summary Compensation Table. Participants direct their own investments in the Company’s tax-qualified 401(k) Savings Plan, which does not include an opportunity to invest in shares of the Company’s Common Stock.

       Non-Qualified Deferred Compensation Plan - We maintain a non-qualified deferred compensation plan which allows select employees, including our executive officers, to contribute a portion of their base salary and annual bonus payouts to an irrevocable trust for the purpose of deferring federal and state income taxes. Participants direct the deemed investment of their deferred accounts among a pre-selected group of investment funds, which does not include shares of the Company’s Common Stock. The deemed investment accounts mirror the investment options available under the Company’s 401(k) Savings Plan. Participants’ deferred accounts are credited with interest based on their deemed investment selections. Participants may change their investment elections on a daily basis, the same as they may under the Company’s 401(k) Savings Plan. We do not make employer or matching contributions to the deferred accounts under the non-qualified deferred compensation plan. We offer the non-qualified deferred compensation plan as a competitive practice to enable us to attract and retain top talent. During Fiscal 2014, none of our executive officers participated in the non-qualified deferred compensation plan.

       Change of Control Severance Policy, Employment Agreements and Severance Agreements

       Change of Control Agreements

       We have entered into change of control agreements with our executive officers, whereby in the event of a “change of control” of the Company, which is defined to include, among other things, a merger or sale of all or substantially all of the assets of the Company or a change in the composition of the Board of Directors occurring within a 24 month period as a result of which fewer than a majority of the directors are Incumbent Directors (as defined in the Change of Control Agreement), and, within 12 months of the change of control, there is an “Involuntary Termination” of such executive officer’s employment, then the executive officer is entitled to specified payments and benefits. The agreements define an “Involuntary Termination” to include, among other things, any termination of employment of the executive officer by the Company without “cause” or a significant reduction of the executive officer’s duties without his or her express written consent. The change of control agreements do not provide for the payment of any tax gross-up to offset any excise tax incurred as a result of any payment under the agreements.

       The purpose of these change of control agreements is to ensure that we will have the continued dedication of our executive officers by providing such individuals with compensation arrangements that are competitive with those of the executives of the companies in our Peer Group, to provide sufficient incentive to the individuals to remain employed with us, to enhance their financial security, as well as protect them against unwarranted termination in the event of a change of control of the Company. The Board of Directors believes that this policy serves the best interests of stockholders because it eliminates management’s self-interest considerations during a potential change of control at a cost that is both appropriate and reasonable.

       The benefits that would be provided to Mr. Gacek, as President and CEO, in the event of both a change of control of the Company and a qualifying termination of employment would be:

  a lump sum payment equal to 200% of his then established base compensation;
  a lump sum payment equal to 200% of his target annual bonus;
  payment of COBRA premiums for twelve (12) months; and
  vesting of any unvested equity-based compensation award then held by him.

       The benefits that would be provided to our other executive officers in the event of both a change of control of the Company and a qualifying termination of employment would be:

  a lump sum payment equal to 150% of the executive officer’s then established base compensation;
  a lump sum payment equal to 150% of the executive officer’s target annual bonus;
  payment of COBRA premiums for twelve (12) months; and
  vesting of any unvested equity-based compensation award then held by the executive officer.

       In all cases, these payments and benefits are subject to the executive officer’s execution of a release of claims in favor of the Company.

       The payments to each of our named executive officers in the event of a triggering event as of the last day of our fiscal year 2014 are set forth below under “Potential Payments Upon Termination or Change of Control.”

       Employment Offer Letters

       Except for the offer letters with Mr. Gacek and Mr. Britts described below, we do not have employment agreements with any of our named executive officers. Each of our named executive officer’s employment is at will and the named executive officer may be terminated at any time and for any reason, with or without notice.

       We entered into an offer letter with Mr. Gacek, effective April 1, 2011, in connection with his appointment as President and CEO. This offer letter replaces the offer letter we entered into with Mr. Gacek at the time Mr. Gacek was originally hired by the Company in 2006. The April 1, 2011 offer letter was entered into in order to secure the services of Mr. Gacek and provided for an initial base salary of $585,000, a target annual bonus award opportunity under the Executive Officer Incentive Plan of 100% of base salary, and a grant of 1,300,000 stock options and 300,000 restricted stock units. This offer letter also provides for the payment of a severance benefit of twelve months of base salary and benefits coverage for twelve months in the event of a qualifying termination of employment that is not associated with a change of control of the Company, subject to his execution of a separation agreement and general release.

       We entered into an offer letter with Mr. Britts at the time of his initial employment with Quantum. This offer letter was entered into in order to secure the services of Mr. Britts and provided for his initial base salary, target annual bonus opportunities and stock option and restricted stock unit awards. This offer letter also provided for the payment of severance benefits in the event of a qualifying termination of employment that is not associated with a change of control of the Company. The original offer letter with Mr. Britts, effective August 31, 2006, remains in effect and provides that if Mr. Britts is involuntarily terminated, in a context other than a change of control of the Company, under his offer letter he will receive a payment equal to 52 weeks of base salary subject to the execution of a separation agreement and general release.

       The purpose of these offer letters is to ensure that the Company will have the continued dedication of Mr. Gacek and Mr. Britts by providing sufficient incentive to them to remain with us and to enhance their financial security. The Board of Directors believes that these offer letters serve the best interests of stockholders because it enables us to secure the services of Mr. Gacek and Mr. Britts at a cost that is both appropriate and reasonable.

       Stock Ownership Guidelines

       We maintain stock ownership guidelines for our CEO and for our non-employee directors. For our President and CEO, these stock ownership guidelines require him to acquire and hold shares of the Company’s Common Stock with a value at least equal to three times his annual base salary. For our non-employee directors, these stock ownership guidelines require them to acquire and hold shares of the Company’s Common Stock with a value at least equal to three times the directors’ annual retainer. The measurement date for compliance with the stock ownership guidelines is the last day of each fiscal year. The stock ownership guidelines are required to be met by the later of five years from (i) the date the guidelines were adopted or (ii) the date an individual first becomes subject to the guidelines. As of the last day of Fiscal 2014, Mr. Gacek, who was appointed our President and CEO on the first day of Fiscal 2012, and Messrs. Black, DiNardo, Powers and Smith, who were first appointed to the Board of Directors during Fiscal 2014, had not yet met the applicable stock ownership guidelines. However, in each case, these individuals have several years in which to reach the ownership requirement. While the Committee encourages executive share ownership for our other executive officers, we do not currently require those executive officers to own shares of our stock with a minimum stated value.

        Anti-Hedging Policy

        We maintain an insider trading policy which prohibits, absent prior approval from the Company’s General Counsel, buying Company shares on margin or using or pledging owned shares as collateral for loans and engaging in transactions in publicly-traded options, such as puts and calls, and other derivative securities with respect to the Company’s securities. This extends to any hedging or similar transaction designed to decrease the risks associated with holding Company securities. All of our executive officers are subject to the Company’s insider trading policy.

        Tax and Accounting Considerations

        Section 162(m) of the Internal Revenue Code

        Section 162(m) of the Internal Revenue Code (“Section 162(m)”) imposes limitations on the deductibility for federal income tax purposes of remuneration in excess of $1 million paid to certain executive officers in a taxable year. Generally, remuneration in excess of $1 million may only be deducted if it is “performance-based compensation” within the meaning of the Internal Revenue Code.

        The Executive Officer Incentive Plan allows the Committee to pay compensation that qualifies as performance-based compensation under Section 162(m). While we currently seek to preserve deductibility of compensation paid to our executive officers under Section 162(m), flexibility to provide compensation arrangements necessary to recruit and retain outstanding executives is maintained. In particular, full preservation of tax deductibility may not be possible if non-performance-based restricted stock units continue to play a significant role in our executive compensation program since such restricted stock units are not deemed to be performance-based under Section 162(m). With respect to our executive officers, no portion of their compensation in Fiscal 2014 was determined to be non-deductible under Section 162(m).

        Section 409A of the Internal Revenue Code

        Section 409A of the Internal Revenue Code (“Section 409A”) imposes additional significant taxes in the event that an executive officer, director or other service provider receives deferred compensation that does not meet the requirements of Section 409A. Section 409A applies to traditional nonqualified deferred compensation plans, certain severance arrangements, and certain equity awards. As described above, we maintain a non-qualified deferred compensation plan, have entered into severance and change of control agreements with our executive officers and grant equity awards. However, to assist in the prevention of adverse tax consequences under Section 409A, we structure our equity awards in a manner intended to comply with or be exempt from the applicable requirements of Section 409A. With respect to our non-qualified deferred compensation plan and the severance and change of control agreements, we have determined that the plan and such agreements are in compliance with or are exempt from Section 409A.

        Accounting Considerations

        We follow the applicable accounting rules for our equity-based compensation. The applicable accounting rules require companies to calculate the grant date fair value of equity-based awards. This calculation is performed for accounting purposes and reported in the compensation tables, even though the equity award recipients may never realize any value from their awards. The applicable accounting rules also require companies to recognize the compensation cost of their equity-based awards in their income statements over the period that a recipient is required to render service in exchange for the equity award.

REPORT OF THE LEADERSHIP AND COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS1

       We, the Leadership and Compensation Committee of the Board of Directors, have reviewed and discussed the Compensation Discussion and Analysis (“CD&A”) within this Proxy Statement with the management of the Company. Based on such review and discussion, we have recommended to the Board of Directors that the CD&A be included as part of this Proxy Statement.

              Submitted by the Leadership and Compensation Committee of the Board of Directors:

MEMBERS OF THE LEADERSHIP AND COMPENSATION COMMITTEE David A. Krall, Chair David E. Roberson Jeffrey C. Smith
____________________

(1)	This report of the Leadership and Compensation Committee of the Board of Directors shall not be deemed “soliciting material,” nor is it to be deemed filed with the SEC, nor incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

RISKS RELATED TO COMPENSATION POLICIES AND PRACTICES

       Annually, we conduct a risk assessment of our compensation policies and practices for our employees, including those relating to our executive compensation program, and discuss the findings of this risk assessment with the Committee. The Committee directed Compensia to conduct this assessment for us. Our risk assessment includes a detailed analysis of our compensation programs in which employees at all levels of the organization may participate, including our executive officers. We believe that our compensation programs have been appropriately designed to attract and retain talent and properly incent our employees. Generally, our programs are designed to pay for performance and, thus, provide incentive-based compensation that encourages appropriate risk-taking. These programs contain various mitigating features, however, to ensure our employees, including our executive officers, are not encouraged to take excessive or unnecessary risks in managing our business. These features include:

  Independent oversight of the compensation programs by the Committee;

  Discretion provided to the Committee to set targets, monitor performance and determine final payouts;

  Additional oversight of the compensation programs by a broad-based group of functions within the Company, including Human Resources, Finance and Legal and at multiple levels within the Company;

  A balanced mix of compensation programs that focus our employees on achieving both short and long-term objectives and that provide a balanced mix of cash and equity compensation;

  An annual review by the Committee of target compensation levels for our executive officers, including a review of the alignment of executive compensation with performance;

  Caps on the maximum funding under the Company’s annual bonus program, including the Executive Officer Incentive Plan and the Quantum Incentive Plan;

  An insider trading policy which prohibits, absent prior approval from the Company’s General Counsel, buying Company shares on margin or using or pledging owned shares as collateral for loans and engaging in transactions in publicly-traded options, such as puts and calls, and other derivative securities with respect to the Company’s securities. This extends to any hedging or similar transaction designed to decrease the risks associated with holding Company securities;

  Incentives focused on the use of a reportable and broad-based internal financial metrics (annual revenue and non-GAAP operating income);

  Pay positioning targeted at the market median based on a reasonable competitive peer group and published surveys; and

  Multi-year service-based vesting requirements with respect to equity awards.

       Based on the assessment conducted for Fiscal 2014, we believe that our compensation programs are not likely to create excessive risks that might adversely affect the Company.

EXECUTIVE COMPENSATION

       The following table lists the compensation for our named executive officers for Fiscal 2014.

Summary Compensation Table

Name and Title	Year	Salary(1)	Bonus(2)	Stock Awards (3)	Option Awards (3)	Non-Equity Incentive Plan Compensation(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(5)	All Other Compensation (6)	Total
Jon W. Gacek	2014	$600,000	$0	$1,900,208	$0	$0	$0	$3,500	$2,503,708
President and	2013	$595,962	$0	$0	$0	$0	$0	$4,480	$600,442
Chief Executive	2012	$582,462	$0	$756,000	$2,450,370	$0	$0	$8,864	$3,797,696
Officer

Linda M. Breard	2014	$347,308	$0	$278,000	$0	$0	$0	$7,327	$632,635
Senior Vice	2013	$335,962	$0	$304,500	$0	$0	$0	$8,829	$649,291
President and	2012	$325,000	$0	$1,011,000	$0	$0	$0	$7,246	$1,343,246
Chief Financial
Officer
William C. Britts	2014	$364,619	$0	$312,750	$0	$62,000	$0	$8,412	$747,781
Senior Vice
President, WW
Sales and Mktg(7)

Robert S. Clark	2014	$350,962	$0	$312,750	$0	$0	$0	$7,771	$671,483
Senior Vice	2013	$335,962	$0	$406,000	$0	$0	$0	$7,621	$749,583
President,	2012	$316,153	$0	$572,900	$0	$0	$0	$8,279	$897,332
Product
Operations

Janae S. Lee	2014	$348,644	$0	$278,000	$0	$0	$0	$5,340	$631,984
Senior Vice	2013	$340,952	$0	$406,000	$0	$0	$0	$5,321	$752,273
President,	2012	$324,605	$0	$572,900	$0	$0	$0	$5,527	$903,032
Strategy
____________________

(1)	The amounts reported in the Salary column for Fiscal 2014 represent the dollar value of the cash base salaries earned in Fiscal 2014.
(2)	No bonuses were paid to our named executive officers with respect to Fiscal 2014.
(3)	The amounts reported as the value of the equity awards were computed in accordance with ASC 718. The assumptions used in the calculation of the value are disclosed under “Stock Incentive Plans and Share-Based Compensation” in the Company’s Annual Report on Form 10-K filed with the SEC on or about June 6, 2014. The actual amount realized by the named executive officer with respect to their option awards, if any, will depend on the difference between the market price of the Company’s Common Stock on the date the option is exercised and the exercise price. For Mr. Gacek, the 200,000 PSUs granted on 11/20/13 were cancelled on 3/31/14 as performance goals were not met. The number of market-based PSUs granted to Mr. Gacek on 9/1/13 that will vest is dependent on Quantum’s common stock achieving certain 60-day average stock price targets as of specified dates, which vest immediately to two years after the specified dates (refer to Grants of Plan Based Awards).
(4)	No cash bonuses were paid under the Company’s Executive Officer Incentive Plan to our named executive officers with respect to Fiscal 2014. Mr. Britts received total cash commission payments of $62,000 under the Sales Compensation Plan in Fiscal 2014.
(5)	There is no Change in Pension Value and no Non-Qualified Deferred Compensation Earnings reportable as the Company does not maintain a defined benefit or actuarial pension plan nor was there any compensation that was deferred.

(6)     The amounts listed in All Other Compensation column of the Summary Compensation Table for Fiscal 2014 consist of the following:

Name	401(k) Matching Contributions	Severance Payments	Financial Planning(a)	Other Comp(b)
Jon W. Gacek	$0	$ 0	$3,500	$0
Linda M. Breard	$7,327	$ 0	$ 0	$200
William C. Britts	$8,412	$ 0	$ 0	$0
Robert S. Clark	$7,771	$ 0	$ 0	$0
Janae S. Lee	$5,340	$ 0	$ 0	$0
____________________

(a)	Payments include reimbursement for financial counseling and tax preparation services.
(b)	Payment includes reimbursement for fitness center membership.

(7)     Mr. Britts was not a named executive officer in fiscal year 2012 or 2013.

Grants of Plan-Based Awards

       The following table presents information on plan-based awards granted to our named executive officers during Fiscal 2014.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(4)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards(3)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)(5)	Threshold (#)	Target (#)	Maximum (#)
Jon W. Gacek	9/1/13	—	—	—	—	—	—	650,000	—	—	$936,000
	11/20/13	—	—	—	—	200,000	—	—	—	—	$246,000
	9/1/13	—	—	—	—	800,000	—	—	—	—	$718,208
	—	—	$600,000	$900,000	—	—	—	—	—	—	—
Linda M. Breard	7/1/13	—	—	—	—	—	—	200,000	—	—	$278,000
	—	—	$175,000	$262,500	—	—	—	—	—	—	—
William C. Britts	7/1/13	—	—	—	—	—	—	225,000	—	—	$312,750
	—	—	$185,002	$277,503	—	—	—	—	—	—	—
	—	—	$150,000(6)	—	—	—	—	—	—	—	—

Robert S. Clark	7/1/13	—	—	—	—	—	—	225,000	—	—	$312,750
	—	—	$177,500	$266,250	—	—	—
Janae S. Lee	7/1/13	—	—	—	—	—	—	200,000	—	—	$278,000
	—	—	$174,995	$262,493	—	—	—	—	—	—	—
____________________

(1)	The amounts reported reflect the target payments under the Company’s Executive Officer Incentive Plan. In June of each year, the Leadership and Compensation Committee (and in the case of the CEO, the independent members of the Board of Directors) annually review and approve the named executive officers’ bonus targets. No cash bonuses were paid under the Company’s Executive Annual Incentive Plan to the named executive officers for Fiscal 2014.
(2)	For Mr. Gacek, the 200,000 PSUs granted on 11/20/13 were cancelled on 3/31/14 as performance goals were not met. The number of market-based PSUs granted to Mr. Gacek on 9/1/13 that will vest is dependent on Quantum’s common stock achieving certain 60-day average stock price targets as of specified dates, which vest immediately to two years after the specified dates. Up to 433,332 awards could be earned by July 1, 2014, up to 466,666 awards can be earned by July 1, 2015, and up to 600,000 awards could be earned by July 1, 2016. The potential total awards that could be earned by July 1, 2015 and July 1, 2016 are inclusive of prior year awards, with a total maximum of 800,000 awards.
(3)	The amounts reported were computed in accordance with ASC 718. The assumptions used in the calculation of the value are disclosed under “Stock Incentive Plans and Share-Based Compensation” in the Company’s Annual Report on Form 10-K filed with the SEC on or about June _, 2014. The actual amount realized by the named executive officer with respect to their option awards, if any, will depend on the difference between the market price of the Company’s Common Stock on the date the option is exercised and the exercise price.
(4)	Restricted stock units will vest (based on continued employment) annually over three years beginning July 1, 2013.
(5)	The Company’s Executive Officer Incentive Plan provides that no executive officer’s actual award under the plan may, for any period of three consecutive fiscal years, exceed $15 million. In Fiscal 2014, the Committee adopted an annual payout cap of 150% of the executive officer’s annual bonus payment target.
(6)	Amount reflects sales commission target payments pursuant to the Fiscal Year 2014 Sales Compensation Plan. This Plan was approved in August 2013, therefore the Fiscal 2014 commission target is $150,000.

Outstanding Equity Awards at Fiscal Year End 2014

       The following table provides information with respect to outstanding stock options and restricted stock unit awards held by our named executive officers as of March 31, 2014.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable;	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market Value or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested ($)
Jon W. Gacek	947,916(1)	352,084(1)		$2.52	4/1/18	100,000(5)	$122,000	200,000(7)	$244,000
	500,000(2)			$0.98	7/1/16	650,000(6)	$793,000	800,000(8)	$718,208
	225,000(3)			$3.17	6/30/14
	119,512(4)			$1.52	8/13/14
Linda M. Breard	187,500(2)			$0.98	7/1/16	100,000(9)	$122,000
						100,000(10)	$122,000
						200,000(11)	$244,000
William C. Britts	275,000(2)			$0.98	7/1/16	33,333(9)	$40,666
	225,000(3)			$3.17	6/30/14	100,000(10)	$122,000
	119,512(4)			$1.52	8/13/14	225,000(11)	$274,500
Robert S. Clark	97,916(12)			$2.59	4/1/17	56,666(9)	$69,133
	37,500(2)			$0.98	7/1/16	133,333(10)	$162,666
	14,584(13)			$0.77	4/1/16	225,000(11)	$274,500
Janae S. Lee	250,000(2)			$0.98	7/1/16	56,666(9)	$69,133
	200,000(14)			$4.00	10/31/14	133,333(10)	$162,666
						200,000(11)	$244,000
____________________

(1)	Granted 4/1/11; 25% vested on 4/1/12, and remainder will vest 1/48th monthly.
(2)	Granted 7/1/09; 25% vested on 7/1/10, 50% vested on 7/1/11, 25% vested on 7/1/12.
(3)	Granted 6/30/07; vest annually over three years beginning 7/1/07.
(4)	Granted 8/22/06; 50% vested on 8/22/06 and 50% vested on 8/25/06.
(5)	Granted 4/1/11; vest annually over three years beginning 4/1/11.
(6)	Granted 9/1/13; vest annually over three years beginning 9/1/13.
(7)	Granted on 11/20/13; all shares were cancelled on 3/31/14 as performance goals were not met.
(8)	Granted on 9/1/13; the number of PSU’s that vest is dependent on Quantum’s common stock achieving certain 60-day average stock price targets as of specified dates, which vest immediately to two years after the specified date.
(9)	Granted 7/1/11; vest annually over three years beginning 7/1/11.
(10)	Granted 7/1/12; vest annually over three years beginning 7/1/12.
(11)	Granted 7/1/13; vest annually over three years beginning 7/1/13.
(12)	Granted 4/1/10; 25% vested on 4/1/11, and remainder will vest 1/48th monthly.
(13)	Granted 4/1/09; 25% vested on 3/1/10, and remainder will vest 1/48th monthly.
(14)	Granted 10/31/07; 25% vested on 11/1/08, and remainder will vest 1/48th monthly.

Note: The table above uses a price of $1.22 per share, the market price of the Company’s Common Stock as of March 31, 2014 to calculate the market value of shares or units that have not vested.

Option Exercises and Stock Vested in Fiscal 2014

       The following table provides information on stock option exercises and restricted stock and restricted stock unit vesting for our named executive officers during Fiscal 2014.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Jon W. Gacek	—	—	183,333	$241,833
Linda M. Breard	—	—	183,333	$254,833
William C. Britts	—	—	129,999	$180,699
Robert S. Clark	—	—	151,667	$209,734
Janae S. Lee	—	—	151,667	$210,817
____________________

(1)	The amount reported is calculated as the difference between the market price of the underlying shares of the Company’s Common Stock at the date of exercise and the exercise or base price of the options.
(2)	The amount reported is calculated by multiplying the number of shares that vested by the market price of the underlying shares of the Company’s Common Stock on the vesting date.

Nonqualified Deferred Compensation

     The Company’s Nonqualified Deferred Compensation Plan is discussed under the section entitled “Compensation Discussion and Analysis — Perquisites and Other Benefits - Non-Qualified Deferred Compensation Plan.” In Fiscal 2014, no named executive officers elected to defer compensation under this Plan and no named executive officer maintains a balance in this Plan.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

     The following table provides information concerning the estimated payments and benefits that would be provided in the circumstances described above and under the agreements as they existed on the last day of Fiscal 2014 for our named executive officers. Payments and benefits are estimated assuming that the triggering event took place on the last business day of Fiscal 2014 (March 31, 2014), outstanding equity awards were not assumed or substituted for in connection with a change of control of the Company, and the price per share of the Company’s Common Stock is the closing price on the NYSE as of that date ($1.22). There can be no assurance that a triggering event would produce the same or similar results as those estimated below if such event occurs on any other date or at any other price, or if any other assumption used to estimate potential payments and benefits differs with respect to such triggering event. Due to the number of factors that affect the nature and amount of any potential payments or benefits, any actual payments and benefits may be substantially different.

		Potential Payments Upon:
Name	Type of Benefit	Involuntary Termination within 12 Months After a Change of Control	Involuntary Termination Not Associated with a Change of Control
Jon W. Gacek	Cash Severance Payments	$2,400,000	$600,000
	Vesting Acceleration(1)	$915,000	$0
	Continued Coverage of Employee Benefits(2)	$14,062	$14,062
	Total Termination Benefits:	$3,329,062	$614,062

Linda M. Breard	Cash Severance Payments	$787,500	$0
	Vesting Acceleration(1)	$488,000	$0
	Continued Coverage of Employee Benefits(2)	$25,228	$0
	Total Termination Benefits:	$1,300,728	$0

William C. Britts	Cash Severance Payments	$832,509	$370,004
	Vesting Acceleration(1)	$437,166	$0
	Continued Coverage of Employee Benefits(2)	$24,999	$0
	Total Termination Benefits:	$1,294,674	$370,004

Robert S. Clark	Cash Severance Payments	$798,750	$0
	Vesting Acceleration(1)	$506,299	$0
	Continued Coverage of Employee Benefits(2)	$14,139	$0
	Total Termination Benefits:	$1,319,188	$0

Janae S. Lee	Cash Severance Payments	$787,478	$0
	Vesting Acceleration(1)	$475,799	$0
	Continued Coverage of Employee Benefits(2)	$25,228	$0
	Total Termination Benefits:	$1,288,505	$0
____________________

(1)	Reflects the aggregate market value of outstanding and unvested stock option grants and restricted stock unit awards. For unvested stock options, the aggregate market value is computed by multiplying (i) the difference between $1.22 and the exercise price of the option, by (ii) the number of shares of the Company’s Common Stock underlying the unvested stock options at March 31, 2014. For unvested restricted stock unit awards, the aggregate market value is computed by multiplying (i) $1.22, by (ii) the number of unvested restricted stock unit awards outstanding at March 31, 2014. In the event of vesting acceleration or other modifications of share-based awards, we account for such modifications in accordance with ASC 718.
(2)	Assumes continued coverage of employee benefits at the Fiscal 2014 COBRA premium rate for health, dental, and vision coverage.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS1

     The Audit Committee was established primarily to: (i) provide oversight of Quantum’s accounting and financial reporting processes and the audit of Quantum’s financial statements; and (ii) assist the Board of Directors in the oversight of: (a) the integrity of Quantum’s financial statements; (b) Quantum’s compliance with legal and regulatory requirements; (c) the independent registered public accounting firm’s performance, qualifications and independence; and (d) the performance of Quantum’s internal audit function.

       The Audit Committee, after appropriate review and discussion, determined that it had fulfilled its responsibilities under its charter this year. The Audit Committee has reviewed and discussed the Consolidated Financial Statements for Fiscal 2014 with management and the Company’s independent registered public accounting firm; and management represented to the Audit Committee that Quantum’s Consolidated Financial Statements were prepared in accordance with generally accepted accounting principles. This review included a discussion with management of the quality, not merely the acceptability, of Quantum’s accounting principles, the reasonableness of significant estimates and judgments, and the clarity of disclosure in Quantum’s Consolidated Financial Statements. The Audit Committee discussed with the Company’s independent registered public accounting firm matters required to be discussed by statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. The Audit Committee received from the independent registered public accounting firm the written disclosures from the auditors required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and discussed with the independent registered public accounting firm the independent accountant’s independence. In reliance on these views and discussions, and the report of the Company’s independent registered public accounting firm, the Audit Committee has recommended to the Board, and the Board has approved, the inclusion of the audited Consolidated Financial Statements in Quantum’s Annual Report on Form 10-K for the year ended March 31, 2014 for filing with the SEC.

     Submitted by the Audit Committee of the Board of Directors:

MEMBERS OF THE AUDIT COMMITTEE

David E. Roberson, Chair
Paul R. Auvil III
Philip Black
____________________

(1)	This report of the Audit Committee of the Board of Directors shall not be deemed “soliciting material,” nor is it to be deemed filed with the SEC, nor incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

AUDIT AND AUDIT-RELATED FEES

     The following table shows the fees billed for various professional services by PricewaterhouseCoopers LLP for Fiscal 2014 and Fiscal 2013:

Amounts in thousands
	2014 Total	2013 Total
Audit Fees (1)	$1,186	$1,199
Audit-related Fees	2	37
Tax Fees (2)	142	58
All Other Fees	-	—
Total	$1,330	$1,294
____________________

(1)	Audit fees include the audit of Quantum’s annual financial statements, review of financial statements included in Quantum’s Quarterly Reports on Form 10-Q and services that are normally provided by the independent registered public accounting firm in connection with foreign statutory and regulatory filings or engagements for those fiscal years and include services in connection with assisting the Company in its compliance with its obligations under Section 404 of the Sarbanes-Oxley Act and related regulations. Audit fees also include advice on audit and accounting matters that arose during, or as a result of, the audit or the review of interim financial statements, including the application of proposed accounting rules, statutory audits required by non-U.S. jurisdictions and discussions on internal control matters.
(2)	This category consists of professional services rendered by PricewaterhouseCoopers LLP for tax compliance and tax consulting. The tax compliance services principally include preparation and/or review of various tax returns, assistance with tax return supporting documentation and tax return audit assistance. The tax consulting services principally include advice regarding mergers and acquisitions, international tax structure and other strategic tax planning opportunities. All such services were approved by the Audit Committee.

     In accordance with Audit Committee policy and the requirements of law, all services to be provided by the Company’s independent registered public accounting firm are pre-approved by the Audit Committee. This is to avoid potential conflicts of interest that could arise if the Company received specified non-audit services from its auditing firm. Annually, the Audit Committee pre-approves appropriate audit, audit-related and tax services which are listed on a general approval schedule that the Company’s independent registered public accounting firm may perform for the Company. Where such services are expected to require more than ten hours of such firm’s billable senior partner or the equivalent time, the Company must notify the Audit Committee of the auditing firm’s performance of such services. For all services to be performed by the Company’s independent registered public accounting firm that are not specified in the general pre-approval schedule, the Company must obtain specific engagement approval from the Audit Committee for such services in advance. The Audit Committee receives all notifications and requests relating to the independent registered public accounting firm’s performance of services for the Company. The Audit Committee will review and make changes to the services listed under the general approval schedule on an annual basis and otherwise from time to time as necessary.

       In Fiscal 2014, the Company’s independent registered public accounting firm attended all meetings of the Audit Committee. The Audit Committee believes that the provision of services by the Company’s independent registered public accounting firm described above is compatible with maintaining such firm’s independence from the Company.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

       The following table sets forth as of June 2, 2014 certain information with respect to the beneficial ownership of the Company’s Common Stock by (i) each person known by the Company to be the beneficial owner of more than five percent of the outstanding shares of Common Stock, (ii) each of the Company’s directors, (iii) each of the named executive officers and (iv) all current directors and executive officers as a group. Unless otherwise indicated, the business address for the beneficial owners listed below is 224 Airport Parkway, Suite 300, San Jose, CA 95110.

Name	Number of Shares Beneficially Owned(1)		Approximate Percentage of Class(2)
5% or Greater Stockholders:
BlackRock Inc.	14,410,082	(3)	5.75%
40 East 52nd Street
New York, NY 10022
FMR LLC	26,596,447	(4)	10.61%
245 Summer St.
Boston, MA 02210
Soros Fund Management LLC	30,230,223	(5)	12.06%
888 Seventh Avenue, 33rd floor
New York, NY 10106
Starboard Value LP	44,287,278	(6)	17.66%
830 Third Avenue, 3rd Floor
New York, NY 10022
Vanguard Group Inc.	13,218,124	(7)	5.27%
PO Box 2600 V26
Valley Forge, PA 19482
Directors and Named Executive Officers:
Paul R. Auvil III	437,083	(8)	*
Philip Black	0	(9)
Linda M. Breard	753,418	(10)	*
William C. Britts	1,013,009	(11)	*
Michael A. Brown	440,951	(12)	*
Robert S. Clark	464,908	(13)	*
Louis DiNardo	50,000	(14)	*
Jon W. Gacek	2,780,170	(15)	1.11%
David A. Krall	168,928	(16)	*
Janae S. Lee	858,865	(17)	*
Gregg J. Powers	11,702,652	(18)	*
David E. Roberson	155,837	(19)	*
Jeffrey C. Smith	44,287,278	(20)	17.66%
All current directors and executive officers as a group (14 persons)	63,484,357	(21)	25.32%
____________________

(*)	Less than 1%.
(1)	Except pursuant to applicable community property laws or as indicated in the footnotes to this table, to the Company’s knowledge, each stockholder identified in the table possesses sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by such stockholder.
(2)	Applicable percentage ownership is based on 250,748,075 shares of Common Stock outstanding as of June 2, 2014. Beneficial ownership is determined in accordance with the rules of the SEC, based on factors including voting and investment power with respect to shares. Shares of Common Stock subject to options currently exercisable, or exercisable within 60 days after June 2, 2014, are considered beneficially owned by the holder, but such shares are not deemed outstanding for the purposes of computing the percentage ownership of any other person.

(3)	Information is based on a Schedule 13G/A filed with the Securities and Exchange Commission on January 30, 2014 by BlackRock Inc. on its own behalf and on behalf of certain of its subsidiaries. BlackRock Inc. has sole voting power over 13,486,083 shares and sole dispositive power over 14,410,082 shares.

(4)	Information is based on a Schedule 13G/A filed with the Securities and Exchange Commission on February 14, 2014 by FMR LLC (“FMR”) on its own behalf, on behalf of its wholly-owned subsidiaries Fidelity Management & Research Company (“Fidelity”) and Fidelity SelectCo, LLC (“SelectCo”), and the FMR chairman Edward C. Johnson 3d. FMR and Edward C. Johnson 3d each has sole dispositive power over 26,596,447 shares and sole power to vote or to direct the voting of none of the shares. Fidelity and SelectCo are the beneficial owners of 21,998,547 and 4,597,900 shares of Quantum’s Common Stock respectively.

(5)	Information is based on a Schedule 13G/A filed with the Securities and Exchange Commission on May 29, 2012 by Soros Fund Management LLC (“SFM LLC”), George Soros and Robert Soros. SFM LLC, George Soros and Robert Soros may be deemed to be the beneficial owner of these shares issuable upon the conversion of Quantum Corporation’s 3.50% Convertible Senior Note due on November 15, 2015. SFM LLC has sole voting and dispositive power with respect to 30,230,223 shares. George and Robert Soros have shared voting and dispositive power with respect to 30,230,223 shares.

(6)	Information is based on the Schedule 13D and Schedules 13D/A filed with the Securities and Exchange Commission on November 1, 2012, March 15, 2013, May 15, 2013 and May 13, 2014, respectively and on Form 3 and Forms 4 filed with the Securities and Exchange Commission on November 1, 2012, March 15, 2013, April 3, 2013 and April 8, 2013, respectively by Starboard Value LP and its affiliates. Starboard Value and Opportunity Master Fund Ltd. (“Starboard V&O Fund”) beneficially owns and has sole voting and dispositive power with respect to 26,128,823 shares, which includes 11,511,839 shares issuable upon the conversion of Quantum Corporation’s 4.50% convertible senior notes due November 2017 (the “Notes”). Starboard Value and Opportunity S LLC (“Starboard LLC”) beneficially owns and has sole voting and dispositive power with respect to 5,862,924 shares, which includes 2,586,521 shares issuable upon the conversion of the Notes. Starboard Value and Opportunity C LP (“Starboard Value C LP”) beneficially owns and has sole voting and dispositive power with respect to 3,008,940 shares, which includes 333,940 shares issuable upon the conversion of the Notes. Starboard Value R LP (“Starboard R LP”), as the general partner of Starboard C LP, and Starboard Value R GP LLC, as the general partner of Starboard R LP, may each be deemed to beneficially own and have sole voting and dispositive power with respect to the shares owned by Starboard C LP. As of the date hereof, 9,243,188 shares were held in an account managed by Starboard Value LP (the “Starboard Value LP Account”), which includes 4,116,575 shares issuable upon the conversion of the Notes. Starboard Value LP, as the investment manager of Starboard V&O Fund, Starboard C LP and the Starboard Value LP Account, and as the manager of Starboard LLC, may be deemed to be the beneficial owner of the aggregate of 44,243,875 shares owned by Starboard V&O Fund, Starboard LLC, Starboard C LP and held in the Starboard Value LP Account. Each of Starboard Value GP LLC (“Starboard Value GP”), as the general partner of Starboard Value LP, Starboard Principal Co LP (“Principal Co”), as a member of Starboard Value GP, Starboard Principal Co GP LLC (“Principal GP”), as the general partner of Principal Co, may be deemed to beneficially own and have sole voting and dispositive power with respect to the aggregate of 44,243,875 shares owned by Starboard V&O Fund, Starboard LLC, Starboard C LP and held in the Starboard Value LP Account. Each of Messrs. Jeffrey C. Smith, Mark R. Mitchell and Peter A. Feld, as members of Principal GP and as members of each of the Management Committee of Starboard Value GP and the Management Committee of Principal GP, may be deemed to beneficially own and have shared voting and dispositive power with respect to the aggregate of 44,243,875 shares owned by Starboard V&O Fund, Starboard LLC, Starboard C LP and held in the Starboard Value LP Account. In addition, Mr. Smith beneficially owns 43,403 shares of Common Stock, granted to him as compensation for his services on Quantum’s board of directors.

(7)	Information is based on a Schedule 13G/A filed with the Securities and Exchange Commission on February 12, 2014 by Vanguard Group Inc. (“Vanguard”), in its capacity as investment adviser. Vanguard has sole voting power with respect to 351,035 shares, no shared voting power over the shares, sole dispositive power with respect to 12,878,689 shares and shared dispositive power with respect to 339,435 shares. Vanguard’s wholly-owned subsidiaries Vanguard Fiduciary Trust Company and Vanguard Investments Australia, Ltd. are the beneficial owners of 339,435 and 11,600 shares respectively.

(8)	Represents 288,083 shares of Common Stock and 149,000 shares subject to Common Stock options exercisable at June 2, 2013, or within sixty (60) days thereafter.

(9)	Mr. Black was elected to Quantum’s board of directors on August 7, 2013. None of his restricted stock units are vested at June 2, 2014, or within sixty (60) days thereafter.

(10)	Represents 349,251 shares of Common Stock, 216,667 restricted stock units that will vest on July 1, 2014 and 187,500 shares subject to Common Stock options exercisable at June 2, 2014, or within sixty (60) days thereafter.

(11)	Represents 460,164 shares of Common Stock, 158,333 restricted stock units that will vest on July 1, 2014 and 394,512 shares subject to Common Stock options exercisable at June 2, 2014, or within sixty (60) days thereafter.

(12)	Represents 308,951 shares of Common Stock and 132,000 shares subject to Common Stock options exercisable at June 2, 2014 or within sixty (60) days thereafter.

(13)	Represents 114,491 shares of Common Stock, 198,333 restricted stock units that will vest on July 1, 2014 and 152,084 shares subject to Common Stock options exercisable at June 2, 2014 or within sixty (60) days thereafter.

(14)	Represents shares of Common Stock.

(15)	Represents 860,658 shares of Common Stock, 216,667 restricted stock units that will vest on July 1, 2014 and 1,702,845 shares subject to Common Stock options exercisable at June 2, 2014, or within sixty (60) days thereafter.

(16)	Represents shares of Common Stock.

(17)	Represents 218,865 shares of Common Stock, 190,000 restricted stock units that will vest on July 1, 2014 and 450,000 shares subject to Common Stock options exercisable at June 2, 2014, or within sixty (60) days thereafter.

(18)	Information is based on a Schedule 13G filed with the Securities and Exchange Commission on February 13, 2014 by Private Capital Management, L.P., a Delaware limited partnership (“PCM”). Mr. Powers has sole voting and dispositive power with respect to 3,394,847 shares owned personally and by commingled funds or mutual funds over which Mr. Powers serves as Portfolio Manager. As CEO and Portfolio Manager of PCM, Mr. Powers exercises shared voting and dispositive power with respect to 8,307,805 shares held by those PCM clients that have delegated proxy authority to PCM. Such delegation may be granted or revoked at any time at the client’s discretion. PCM disclaims beneficial ownership of shares over which it has dispositive power and disclaims the existence of a group. In addition, Mr. Powers was elected to Quantum’s board of directors on August 7, 2013 and was granted restricted stock units in connection with his election. None of his restricted stock units are vested at June 2, 2014, or within sixty (60) days thereafter.

(19)	Represents shares of Common Stock.

(20)	Includes 43,403 shares of Common Stock granted to Mr. Smith as compensation for his services on Quantum’s board of directors. In addition, see footnote 8 stating the security ownership of Starboard Value LP and its affiliates. As a Managing Member, CEO and CIO of Starboard Value LP, Mr. Smith may be deemed the beneficial owner of and have shared voting and dispositive power with respect to an aggregate of 44,243,875 shares of common stock of the Company, including 18,548,875 shares issuable upon the conversion of Quantum Corporation’s 4.50% convertible senior notes due November 2017. Mr. Smith expressly disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein.

(21)	Represents 40,567,541 shares of Common Stock; 18,548,875 shares issuable upon the conversion of Quantum Corporation’s 4.50% convertible senior notes due November 2017, 1,150,000 restricted stock units that will vest at June 2, 2014 or within sixty (60) days thereafter and 3,217,941 shares subject to Common Stock options vested or exercisable at June 2, 2014, or within sixty (60) days thereafter.

TRANSACTIONS WITH RELATED PERSONS

     The Company has entered into indemnification agreements with its executive officers, directors and certain significant employees containing provisions that are in some respects broader than the specific indemnification provisions contained in the General Corporation Law of the State of Delaware. These agreements provide, among other things, for indemnification of the executive officers, directors and certain significant employees in proceedings brought by third parties and in stockholder derivative suits. Each agreement also provides for advancement of expenses to the indemnified party.

     The Company has entered into a change of control agreement with Shawn D. Hall, Senior Vice President, General Counsel and Secretary. The material terms of Mr. Hall’s change of control agreement are the same as for the Company’s named executive officers and are described above in the section entitled “Compensation Discussion and Analysis - Change of Control Severance Policy, Employment Agreements and Severance Agreements.”

     The Company has entered into agreements with its Nonemployee Directors whereby in the event that there is a “change of control” of the Company (which is defined in the agreements to include, among other things, a merger or sale of all or substantially all of the assets of the Company or a reconstitution of the Company’s Board) and, on or within 12 months of the change of control, the Nonemployee Director’s performance of services as a Board member terminates other than as a result of death or Disability (as defined in the Agreement), then, to the extent that any portion of any equity-based compensation awards held by such Director is not vested at the time of termination, all such unvested awards will automatically vest.

Procedures for Reviewing and Approving Related Party Transactions

     In accordance with the charter for the Audit Committee and with the Company’s restated and amended related party transaction policy, which was approved by the Board on August 15, 2012, our Audit Committee reviews and approves any proposed related party transactions. Any related party transaction will be disclosed in the applicable SEC filing as required by the rules of the SEC. For purposes of these procedures, “related party” and “related party transaction” have the meanings set forth in the Company’s related party transaction policy.

     In addition, the Company’s Code of Business Conduct and Ethics (the “Code”) requires that the Company’s employees, officers and directors avoid conducting Company business with a relative or significant other, or with a business in which a relative or significant other is associated in any significant role unless disclosed to the Company’s ethics committee (which includes the General Counsel and the Chief Financial Officer (the “Ethics Committee”)) and approved in advance by the Ethics Committee or the Audit Committee, as applicable.

COMMUNICATING WITH THE COMPANY

     We have from time-to-time received calls from stockholders inquiring about the available means of communication with the Company. If you would like to receive information about the Company, without charge, you may use one of these convenient methods:

  To view the Company’s website on the Internet, use the Company’s Internet address located at www.quantum.com. The Company’s website includes product, corporate and financial data, job listings, recent earnings releases, a delayed stock price quote, and electronic files of this Proxy Statement and the Company’s Form 10-Ks, Form 10-Qs, and Annual Reports to Stockholders. Internet access has the advantage of providing you with recent information about the Company throughout the year. The Company’s Code of Business Conduct and Ethics and the Company’s Corporate Governance Principles can also be found on the Company’s website at http://www.quantum.com, by clicking “About Us” from the home page, selecting “Investor Relations” and then “Corporate Governance.” Requests to receive by mail a free copy of printed financials and of the Company’s Code of Business Conduct and Ethics and its Corporate Governance Principles can also be submitted by contacting the Company’s Investor Relation Department at the address stated below or on-line by visiting the Company’s website at http://www.quantum.com, where the request form may be found by clicking “About Us” from the home page, selecting “Contact Investor Relations” and then clicking on “Information Request Form.”

  To reach Quantum Investor Relations, please call or send correspondence to:

  Brinlea Johnson or Allise Furlani
  Investor Relations
  The Blueshirt Group
  (212) 331-8424 or (212) 331-8433
  ir@quantum.com

CERTAIN INFORMATION REGARDING PARTICIPANTS IN THE SOLICITATION OF PROXIES

     Under applicable SEC rules and regulations, the members of the Board of Directors and certain executive officers of the Company are “participants” with respect to the Company’s solicitation of proxies in connection with the Annual Meeting. Certain required information regarding these “participants” is set forth in Annex A to this Proxy Statement.

     IT IS IMPORTANT THAT ALL PROXIES BE RETURNED PROMPTLY. THE BOARD OF DIRECTORS URGES YOU TO SIGN, DATE AND RETURN THE ENCLOSED [COLOR] PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE OR VOTE VIA THE INTERNET OR BY TELEPHONE BY FOLLOWING THE INSTRUCTIONS PROVIDED ON THE ENCLOSED [COLOR] PROXY CARD. YOUR VOTE IS IMPORTANT NO MATTER HOW LARGE OR SMALL YOUR HOLDINGS OF SHARES OF COMMON STOCK.

OTHER MATTERS

     The Company knows of no other matters to be submitted at the Annual Meeting. Any proposal that a stockholder intends to submit for consideration at the Annual Meeting must be received by the Secretary of the Company within the timeframes specified in the Company’s Bylaws and must include the information specified in the Bylaws. If any other matters properly come before the Meeting, it is the intention of the persons named in the enclosed form of proxy to vote the shares they represent as the Board of Directors may recommend.

By Order of the Board of Directors,

San Jose, California	Shawn D. Hall
______, 2014	Senior Vice President, General Counsel and Secretary

ANNEX A

INFORMATION CONCERNING PARTICIPANTS IN THE SOLICITATION OF PROXIES

     Under applicable SEC rules and regulations, members of the Board of Directors and certain officers of the Company are “participants” with respect to the Company’s solicitation of proxies in connection with the Annual Meeting. The following sets forth certain information about the persons who are “participants.”

Directors and Nominees

     The following table sets forth the names and business addresses of certain of the Company’s directors (each of whom, other than Mr. Brown, is also a nominee for director), as well as the names and principal business addresses of the corporation or other organization in which the principal occupations or employment of the directors is carried on. The principal occupations or employment of the Company’s directors are set forth under the caption “Proposal One—Election of Directors” in this Proxy Statement.

Name	Business Name and Address
Auvil III, Paul R.	c/o Quantum Corporation
224 Airport Parkway, Suite 300,
San Jose, CA 95110
Brown, Michael A.	c/o Quantum Corporation
224 Airport Parkway, Suite 300,
San Jose, CA 95110
Gacek, Jon	c/o Quantum Corporation
224 Airport Parkway, Suite 300,
San Jose, CA 95110
Krall, David A.	c/o Quantum Corporation
224 Airport Parkway, Suite 300,
San Jose, CA 95110
Powers, Gregg J.	c/o Quantum Corporation
224 Airport Parkway, Suite 300,
San Jose, CA 95110
Roberson, David E.	c/o Quantum Corporation
224 Airport Parkway, Suite 300,
San Jose, CA 95110

Certain Officers

     The following table sets forth the name and principal occupation of the Company’s officers who are “participants.” The principal business address of each such person is c/o Quantum Corporation 224 Airport Parkway, Suite 300, San Jose, CA 95110.

Name	Principal Occupation
Linda M. Breard	Senior Vice President and Chief Financial Officer
William C. Britts	Senior Vice President, WW Sales and Mktg
Robert S. Clark	Senior Vice President, Product Operations
Janae S. Lee	Senior Vice President, Strategy

Information Regarding Ownership of the Company’s Securities by the Participants

     Except as described in this Annex A or in this Proxy Statement, none of the persons listed above under the captions “Directors and Nominees” or “Certain Officers” owns any securities of the Company of record that they do not own beneficially. The number of securities of the Company beneficially owned by directors and executive officers who are participants as of June 2, 2014 is set forth under the caption “Security Ownership of Certain Beneficial Owners and Management” in this Proxy Statement.

Information Regarding Transactions in the Securities of the Company by the Participants

     The following table sets forth purchases and sales of the securities of the Company during the past two years by the persons listed above under the captions “Directors and Nominees” and “Certain Officers.” None of the purchase price or market value of the securities listed below is represented by funds borrowed or otherwise obtained for the purpose of acquiring or holding such securities.

Company Securities Purchased or Sold (6/30/12 through 6/30/14)

	Date	Purchases (Sales)
William C. Britts	August 3, 2012	5,000 (ESPP Purchase)
	February 5, 2013	5,000 (ESPP Purchase)
	August 5, 2013	5,000 (ESPP Purchase)
	February 5, 2014	5,000 (ESPP Purchase)
Robert S. Clark	February 6, 2014	(96,332)

Below is a listing of restricted stock units and performance rights granted from June 30, 2012 through June 30, 2014. All such awards are subject to vesting.

	Date	Shares
Paul R. Auvil III	September 2, 2012	50,000
	September 1, 2013	69,444
Michael A. Brown	September 2, 2012	50,000
	September 1, 2013	69,444
Jon Gacek	September 1, 2013	650,000
	September 1, 2013	800,000
	November 20, 2013	200,000
David A. Krall	September 2, 2012	50,000
	September 1, 2013	69,444
Gregg J. Powers (1)	September 1, 2013	86,806
David E. Roberson	September 2, 2012	50,000
	September 1, 2013	69,444
Linda M. Breard	July 1, 2012	150,000
	July 1, 2013	200,000
William C. Britts	July 1, 2012	150,000
	July 1, 2013	225,000
Robert S. Clark	July 1, 2012	200,000
	July 1, 2013	225,000
Janae S. Lee	July 1, 2012	200,000
	July 1, 2013	200,000
____________________

(1)	Mr. Powers is the CEO and Portfolio manager of Private Capital Management, L.P., a Delaware limited partnership (“PCM”). Please see information with respect to the holdings of PCM in the proxy statement in the Section entitled “Security Ownership of Certain Beneficial Owners and Management.” Since Mr. Powers’ election to the Board, PCM has only purchased or sold Quantum securities at the direction of the beneficial holders.

Miscellaneous Information Concerning Participants

     Except as described in this Annex A or in this Proxy Statement, no participant or any of their respective associates or affiliates (together, the “Participant Affiliates”) is either a party to any transaction or series of transactions since January 1, 2013, or has knowledge of any current proposed transaction or series of proposed transactions, (i) to which the Company or any of its subsidiaries was or is to be a participant; (ii) in which the amount involved exceeds $120,000; and (iii) in which any participant or Participant Affiliate had, or will have, a direct or indirect material interest. Furthermore, except as described in this Annex A or in this Proxy Statement, (i) no participant or Participant Affiliate, directly or indirectly, beneficially owns any securities of the Company, any parent of the Company or any subsidiary of the Company; and (ii) no participant owns any securities of the Company of record but not beneficially.

     Except as described in this Annex A or in this Proxy Statement, no participant or Participant Affiliate has entered into any agreement or understanding with any person with respect to any future employment by the Company or any of its affiliates or any future transactions to which the Company or any of its affiliates will or may be a party.

     Except as described in this Annex A or in this Proxy Statement, none of the participants or Participant Affiliates is, or within the past year was, a party to any contract, arrangement or understanding with any person with respect to any securities of the Company, including, but not limited to, joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits, or the giving or withholding of proxies.

     Except as described in this Annex A or in this Proxy Statement, and excluding any director or executive officer of the Company acting solely in that capacity, no person who is a party to an arrangement or understanding pursuant to which a nominee for election as director is proposed to be elected has any substantial interest, direct or indirect, by security holdings or otherwise, in any matter to be acted upon at the Annual Meeting.

EXHIBIT A

Amendment to the Company’s 2012 Long-Term Incentive Plan

QUANTUM CORPORATION

2012 LONG-TERM INCENTIVE PLAN

([____], 2014 Amendment and Restatement)

     1. Background and Purposes of the Plan. This amended and restated Plan is effective as of [____], 2014, subject to approval by an affirmative vote of the holders of a majority of Shares that are present in person or by proxy and entitled to vote at the 2014 Annual Meeting of Stockholders of the Company. The Plan was formerly known as the 1993 Long-Term Incentive Plan.

          The purposes of this Plan are:

  to attract and retain the best available Employees, Directors and Consultants for positions of substantial responsibility,

  to provide incentive to Employees, Directors and Consultants, and to promote the success of the Company’s business.

          The Plan permits the grant of Incentive Stock Options, Nonstatutory Stock Options, Restricted Stock, Restricted Stock Units, Stock Appreciation Rights, Performance Units and Performance Shares.

     2. Definitions. As used herein, the following definitions will apply:

          (a) “Administrator” means the Board or any of its Committees as will be administering the Plan, in accordance with Section 4 of the Plan.

          (b) “Applicable Laws” means the requirements relating to the administration of equity-based awards under U.S. state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws of any foreign country or jurisdiction where Awards are, or will be, granted under the Plan.

          (c) “Award” means, individually or collectively, a grant under the Plan of Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Units or Performance Shares.

          (d) “Award Agreement” means the written or electronic agreement setting forth the terms and provisions applicable to each Award granted under the Plan. The Award Agreement is subject to the terms and conditions of the Plan.

          (e) “Award Transfer Program” means any program instituted by the Administrator that would permit Participants the opportunity to transfer for value any outstanding Awards to a financial institution or other person or entity approved by the Administrator. A transfer for “value” shall not be deemed to occur under this Plan where an Award is transferred by a Participant not for consideration and for bona fide estate planning purposes to a trust or other entity approved by the Administrator and for the benefit of the Participant’s family.

          (f) “Board” means the Board of Directors of the Company.

          (g) “Change in Control” means the occurrence of any of the following events:

               (i) A change in the ownership of the Company that occurs on the date that any one person, or more than one person acting as a group (“Person”), acquires ownership of the stock of the Company that, together with the stock held by such Person, constitutes more than fifty percent (50%) of the total voting power of the stock of the Company; provided, however, that for purposes of this subsection, the acquisition of additional stock by any one Person, who is considered to own more than fifty percent (50%) of the total voting power of the stock of the Company at the time of the acquisition of the additional stock will not be considered a Change in Control; or

               (ii) A change in the effective control of the Company which occurs on the date that a majority of members of the Board is replaced during any twelve (12) month period by Directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election. For purposes of this clause (ii), if any Person is considered to be in effective control of the Company, the acquisition of additional control of the Company by the same Person will not be considered a Change in Control; or

               (iii) A change in the ownership of a substantial portion of the Company’s assets which occurs on the date that any Person acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than fifty percent (50%) of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions; provided, however, that for purposes of this subsection (iii), the following will not constitute a change in the ownership of a substantial portion of the Company’s assets: (A) a transfer to an entity that is controlled by the Company’s stockholders immediately after the transfer, or (B) a transfer of assets by the Company to: (1) a stockholder of the Company (immediately before the asset transfer) in exchange for or with respect to the Company’s stock, (2) an entity, fifty percent (50%) or more of the total value or voting power of which is owned, directly or indirectly, by the Company, (3) a Person, that owns, directly or indirectly, fifty percent (50%) or more of the total value or voting power of all the outstanding stock of the Company, or (4) an entity, at least fifty percent (50%) of the total value or voting power of which is owned, directly or indirectly, by a Person described in this subsection (iii)(B)(3). For purposes of this subsection (iii), gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

               For purposes of this definition, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company.

               Notwithstanding the foregoing, a transaction will not be deemed a Change in Control unless the transaction qualifies as a change in control event within the meaning of Section 409A.

               Further and for the avoidance of doubt, a transaction will not constitute a Change in Control if: (i) its sole purpose is to change the state of the Company’s incorporation, or (ii) its sole purpose is to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.

          (h) “Code” means the Internal Revenue Code of 1986, as amended. Reference to a specific section of the Code or regulation thereunder shall include such section or regulation, any valid regulation promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.

          (i) “Committee” means a committee of Directors or of other individuals satisfying Applicable Laws appointed by the Board, or a duly authorized committee of the Board, in accordance with Section 4 hereof.

          (j) “Common Stock” means the common stock of the Company.

          (k) “Company” means Quantum Corporation, a Delaware corporation, or any successor thereto.

          (l) “Consultant” means any natural person, including an advisor, engaged by the Company or a Parent or Subsidiary to render services to such entity in a capacity other than as an Employee or Director; provided, however, that a Consultant will include only those persons to whom the issuance of Shares may be registered under Form S-8 under the Securities Act of 1933, as amended.

          (m) “Determination Date” means the latest possible date that will not jeopardize the qualification of an Award granted under the Plan as “performance-based compensation” under Section 162(m) of the Code.

          (n) “Director” means a member of the Board.

          (o) “Disability” means total and permanent disability as defined in Section 22(e)(3) of the Code, provided that in the case of Awards other than Incentive Stock Options, the Administrator in its discretion may determine whether a permanent and total disability exists in accordance with uniform and non-discriminatory standards adopted by the Administrator from time to time.

          (p) “Employee” means any person, including Officers and Directors, employed by the Company or any Parent or Subsidiary of the Company. Neither service as a Director nor payment of a director’s fee by the Company will be sufficient to constitute “employment” by the Company.

          (q) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

          (r) “Exchange Program” means a program under which (i) outstanding awards are surrendered or cancelled in exchange for awards of the same type (which may have higher or lower exercise prices and different terms), awards of a different type, and/or cash, (ii) Participants would have the opportunity to participate in an Award Transfer Program, and/or (iii) the exercise price of an outstanding Award is reduced. The Administrator will determine the terms and conditions of any Exchange Program in its sole discretion.

          (s) “Fair Market Value” means, as of any date, the value of Common Stock determined as follows:

               (i) If the Common Stock is listed on any established stock exchange or a national market system, including without limitation the New York Stock Exchange, the NASDAQ Global Select Market, the NASDAQ Global Market or the NASDAQ Capital Market of The NASDAQ Stock Market, its Fair Market Value will be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or system on the day of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

               (ii) If the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value of a Share will be the mean between the high bid and low asked prices for the Common Stock on the day of determination (or, if no bids and asks were reported on that date, as applicable, on the last trading date such bids and asks were reported), as reported in The Wall Street Journal or such other source as the Administrator deems reliable; or

               (iii) In the absence of an established market for the Common Stock, the Fair Market Value will be determined in good faith by the Administrator.

          (t) “Fiscal Year” means the fiscal year of the Company.

          (u) “Incentive Stock Option” means an Option that by its terms qualifies and is otherwise intended to qualify as an incentive stock option within the meaning of Section 422 of the Code and the regulations promulgated thereunder.

          (v) “Nonstatutory Stock Option” means an Option that by its terms does not qualify or is not intended to qualify as an Incentive Stock Option.

          (w) “Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

          (x) “Option” means a stock option granted pursuant to the Plan.

          (y) “Outside Director” means a Director who is not an Employee or Consultant.

          (z) “Parent” means a “parent corporation,” whether now or hereafter existing, as defined in Section 424(e) of the Code.

          (aa) “Participant” means the holder of an outstanding Award.

          (bb) “Performance-Based Award” means any Award that is subject to the terms and conditions set forth in Section 10 of the Plan. All Performance-Based Awards are intended to qualify as qualified performance-based compensation under Section 162(m) of the Code.

          (cc) “Performance Goals” means the goal(s) (or combined goal(s)) determined by the Administrator (in its discretion) to be applicable to a Participant with respect to an Award. As determined by the Administrator, the Performance Goals applicable to an Award may provide for a targeted level or levels of achievement using one or more of the following measures: (a) cash flow, (b) customer satisfaction, (c) earnings per share, (d) expense control, (e) margin, (f) market share, (g) operating profit, (h) product development and/or quality, (i) profit, (j) return on capital, (k) return on equity, (l) revenue and (m) total shareholder return. Any Performance Goal used may be measured (1) in absolute terms, (2) in combination with another Performance Goal or Goals (for example, but not by way of limitation, as a ratio or matrix), (3) in relative terms (including, but not limited to, as compared to results for other periods of time, against financial metrics, and/or against another company, companies or an index or indices), (4) on a per-share or per-capita basis, (5) against the performance of the Company as a whole or a specific business unit(s), business segment(s) or product(s) of the Company, and/or (6) on a pre-tax or after-tax basis. Prior to the Determination Date, the Committee, in its discretion, will determine whether any significant element(s) or item(s) will be included in or excluded from the calculation of any Performance Goal with respect to any Participants (for example, but not by way of limitation, the effect of mergers and acquisitions). As determined in the discretion of the Committee prior to the Determination Date, achievement of Performance Goals for a particular Award may be calculated in accordance with the Company’s financial statements, prepared in accordance with generally accepted accounting principles, or as adjusted for certain costs, expenses, gains and losses to provide non-GAAP measures of operating results.

          (dd) Performance Period” means any Fiscal Year (or period of four (4) consecutive fiscal quarters) or such longer period as determined by the Administrator in its sole discretion during which the performance objectives must be met.

          (ee) “Performance Share” means an Award denominated in Shares which may be earned in whole or in part upon attainment of performance goals or other vesting criteria as the Administrator may determine pursuant to Section 10 of the Plan.

          (ff) “Performance Unit” means an Award which may be earned in whole or in part upon attainment of performance goals or other vesting criteria as the Administrator may determine and which may be settled for cash, Shares or other securities or a combination of the foregoing pursuant to Section 10 of the Plan.

          (gg) “Period of Restriction” means the period during which Restricted Stock Units, Performance Shares, Performance Units and/or the transfer of Shares of Restricted Stock are subject to restrictions and therefore, the Shares are subject to a substantial risk of forfeiture. Such restrictions may be based on the passage of time, continued service, the achievement of target levels of performance, the achievement of Performance Goals, or the occurrence of other events as determined by the Administrator. Notwithstanding any contrary provision of the Plan (but subject to the following sentence), the Period of Restriction for such an Award shall expire in full no earlier than (a) the third (3rd) annual anniversary of the grant date if the vesting period expires solely as the result of continued employment or service, and (b) the first (1st) annual anniversary of the grant date if expiration of the vesting period is conditioned on achievement of performance objectives and does not expire solely as the result of continued employment or service. The preceding minimum vesting periods shall not apply with respect to Awards to Directors, or to an Award if determined by the Administrator (in its discretion): (a) due to death, Disability, Retirement, or major capital change, or (b) with respect to Awards other than Options and SARs covering, in the aggregate, no more than five percent (5%) of the shares reserved for issuance under the Plan.

          (hh) “Plan” means this 2012 Long-Term Incentive Plan.

          (ii) “Restricted Stock” means Shares issued pursuant to a Restricted Stock award under Section 7 of the Plan, or issued pursuant to the early exercise of an Option.

          (jj) “Restricted Stock Unit” means a bookkeeping entry representing an amount equal to the Fair Market Value of one Share, granted pursuant to Section 8 of the Plan. Each Restricted Stock Unit represents an unfunded and unsecured obligation of the Company.

          (kk) “Rule 16b-3” means Rule 16b-3 of the Exchange Act or any successor to Rule 16b-3, as in effect when discretion is being exercised with respect to the Plan.

          (ll) “Section 16(b)” means Section 16(b) of the Exchange Act.

          (mm) “Section 409A” means Section 409A of the Code, and any proposed, temporary or final Treasury Regulations and Internal Revenue Service guidance thereunder, as each may be amended from time to time.

          (nn) “Service Provider” means an Employee, Director or Consultant.

          (oo) “Share” means a share of the Common Stock, as adjusted in accordance with Section 13 of the Plan.

          (pp) “Stock Appreciation Right” or “SAR” means an Award, granted alone or in connection with an Option, that pursuant to Section 9 of the Plan is designated as a Stock Appreciation Right.

          (qq) “Subsidiary” means a “subsidiary corporation or company,” whether now or hereafter existing, as defined in Section 424(f) of the Code.

     3. Stock Subject to the Plan.

          (a) Stock Subject to the Plan. Subject to the provisions of Section 13 of the Plan, the maximum aggregate number of Shares that may be issued under the Plan shall equal the sum of (i) 30,500,000 Shares, (ii) any Shares (not to exceed 2,500,000) that remain available to be issued under the Company’s 1993 Long-Term Incentive Plan or the Company’s Nonemployee Director Equity Incentive Plan as of August 14, 2012, (iii) any Shares (not to exceed 5,000,000) that, after August 14, 2012, otherwise would have been returned to the Company’s 1993 Long-Term Incentive Plan or the Company’s Nonemployee Director Equity Incentive Plan on account of the expiration, cancellation, repurchase or forfeiture of awards granted under the Company’s 1993 Long-Term Incentive Plan or Nonemployee Director Equity Incentive Plan, and (iv) any shares (not to exceed 5,000,000 used to pay the exercise price or purchase of an award or to satisfy the tax withholding obligations related to an award granted under the Company’s 1993 Long-Term Incentive Plan or the Company’s Nonemployee Director Equity Incentive Plan on or before August 14, 2012, that otherwise would have been returned to the Company’s 1993 Long-Term Incentive Plan or the Company’s Nonemployee Director Equity Incentive Plan after August 14, 2012. The Shares may be authorized, but unissued, or reacquired Common Stock.

          (b) Lapsed Awards. If an Award expires or becomes unexercisable without having been exercised in full, is surrendered pursuant to an Exchange Program, or, with respect to Restricted Stock, Restricted Stock Units, Performance Units or Performance Shares, is forfeited to or repurchased by the Company due to failure to vest, the unpurchased Shares (or for Awards other than Options or Stock Appreciation Rights the forfeited or repurchased Shares), which were subject thereto will become available for future grant or sale under the Plan (unless the Plan has terminated). Upon exercise of a Stock Appreciation Right settled in Shares, the gross number of Shares covered by the portion of the Award so exercised, whether or not actually issued pursuant to such exercise will cease to be available under the Plan. Shares that have actually been issued under the Plan under any Award will not be returned to the Plan and will not become available for future distribution under the Plan; provided, however, that if Shares issued pursuant to Awards of Restricted Stock, Restricted Stock Units, Performance Shares or Performance Units are repurchased by the Company or are forfeited to the Company, such Shares will become available for future grant under the Plan. Shares used to pay the exercise price or purchase of an Award or to satisfy the tax withholding obligations related to an Award will become available for future grant or sale under the Plan. To the extent an Award under the Plan is paid out in cash rather than Shares, such cash payment will not result in reducing the number of Shares available for issuance under the Plan. Notwithstanding anything in the Plan or any Award Agreement to the contrary, Shares actually issued pursuant to Awards transferred under any Award Transfer Program will not be again available for grant under the Plan. Notwithstanding the foregoing and, subject to adjustment as provided in Section 13 of the Plan, the maximum number of Shares that may be issued upon the exercise of Incentive Stock Options will equal the aggregate Share number stated in Section 3(a) of the Plan, plus, to the extent allowable under Section 422 of the Code and the Treasury Regulations promulgated thereunder, any Shares that become available for issuance under the Plan pursuant to this Section 3(b).

          (c) Share Reserve. The Company, during the term of this Plan, will at all times reserve and keep available such number of Shares as will be sufficient to satisfy the requirements of the Plan.

     4. Administration of the Plan.

          (a) Procedure.

               (i) Multiple Administrative Bodies. Different Committees with respect to different groups of Service Providers may administer the Plan.

               (ii) Section 162(m). To the extent that the Administrator determines it to be desirable to qualify Awards granted hereunder as “performance-based compensation” within the meaning of Section 162(m) of the Code, the Plan will be administered by a Committee of two (2) or more “outside directors” within the meaning of Section 162(m) of the Code.

               (iii) Rule 16b-3. To the extent desirable to qualify transactions hereunder as exempt under Rule 16b-3, the transactions contemplated hereunder will be structured to satisfy the requirements for exemption under Rule 16b-3.

               (iv) Other Administration. Other than as provided above, the Plan will be administered by (A) the Board or (B) a Committee, which committee will be constituted to satisfy Applicable Laws.

               (v) Delegation of Authority for Day-to-Day Administration. Except to the extent prohibited by Applicable Law, the Administrator may delegate to one or more individuals the day-to-day administration of the Plan and any of the functions assigned to it in this Plan. Such delegation may be revoked at any time.

          (b) Powers of the Administrator. Subject to the provisions of the Plan, and in the case of a Committee, subject to the specific duties delegated by the Board to such Committee, the Administrator will have the authority, in its discretion:

               (i) to determine the Fair Market Value;

               (ii) to select the Service Providers to whom Awards may be granted hereunder;

               (iii) to determine the number of Shares to be covered by each Award granted hereunder;

               (iv) to approve forms of Award Agreements for use under the Plan;

               (v) to determine the terms and conditions, not inconsistent with the terms of the Plan, of any Award granted hereunder. Such terms and conditions include, but are not limited to, the exercise price, the time or times when Awards may be exercised (which may be based on performance criteria), any vesting acceleration or waiver of forfeiture restrictions, and any restriction, limitation or requirement regarding any Award or the Shares covered thereby (for example, but not by way of limitation, any holding period or ownership requirement), based in each case on such factors as the Administrator (in its discretion) shall determine;

               (vi) to determine the terms and conditions of any Exchange Program and/or Award Transfer Program and with the consent of the Company’s stockholders, to institute an Exchange Program and/or Award Transfer Program (provided that the Administrator may not implement an Exchange Program and/or Award Transfer Program without first receiving the consent of the Company’s stockholders);

               (vii) to construe and interpret the terms of the Plan and Awards granted pursuant to the Plan;

               (viii) to prescribe, amend and rescind rules and regulations relating to the Plan, including rules and regulations relating to sub-plans established for the purpose of satisfying or facilitating compliance with applicable foreign laws and/or for qualifying for favorable tax treatment under applicable foreign laws;

               (ix) to modify or amend each Award (subject to Section 18 of the Plan), including but not limited to the discretionary authority to extend the post-termination exercisability period of Awards and to extend the maximum term of an Option (subject to Section 6(b) of the Plan regarding Incentive Stock Options);

               (x) to allow Participants to satisfy withholding tax obligations in such manner as prescribed in Section 14 of the Plan;

               (xi) to authorize any person to execute on behalf of the Company any instrument required to effect the grant of an Award previously granted by the Administrator pursuant to such procedures as the Administrator may determine;

               (xii) to allow a Participant, in compliance with all Applicable Laws including, but not limited to, Section 409A, to defer the receipt of the payment of cash or the delivery of Shares that would otherwise be due to such Participant under an Award; and

               (xiii) to determine whether Awards will be settled in Shares, cash or in any combination thereof;

               (xiv) to impose such restrictions, conditions or limitations as it determines appropriate as to the timing and manner of any resales by a Participant or other subsequent transfers by the Participant of any Shares issued as a result of or under an Award, including without limitation, (A) restrictions under an insider trading policy, and (B) restrictions as to the use of a specified brokerage firm for such resales or other transfers;

               (xv) to require that the Participant’s rights, payments and benefits with respect to an Award (including amounts received upon the settlement or exercise of an Award) shall be subject to reduction, cancellation, forfeiture or recoupment upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions of an Award, as may be specified in an Award Agreement at the time of the Award, or later if (A) Applicable Laws require the Company to adopt a policy requiring such reduction, cancellation, forfeiture or recoupment, or (B) pursuant to an amendment of an outstanding Award; and

               (xvi) to make all other determinations deemed necessary or advisable for administering the Plan.

          (c) Effect of Administrator’s Decision. The Administrator’s decisions, determinations and interpretations will be final and binding on all Participants and any other holders of Awards and shall be given the maximum deference permitted by law.

     5. Eligibility. Nonstatutory Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Shares and Performance Units may be granted to Service Providers. Incentive Stock Options may be granted only to Employees.

     6. Stock Options.

          (a) Limitations.

               (i) Each Option will be designated in the Award Agreement as either an Incentive Stock Option or a Nonstatutory Stock Option. However, notwithstanding such designation, to the extent that the aggregate Fair Market Value of the Shares with respect to which Incentive Stock Options are exercisable for the first time by the Participant during any calendar year (under all plans of the Company and any Parent or Subsidiary) exceeds one hundred thousand dollars ($100,000), such Options will be treated as Nonstatutory Stock Options. For purposes of this Section 6(a), Incentive Stock Options will be taken into account in the order in which they were granted. The Fair Market Value of the Shares will be determined as of the time the Option with respect to such Shares is granted.

               (ii) The Administrator will have complete discretion to determine the number of Shares subject to an Option granted to any Participant, provided that, subject to the provisions of Section 13, during any Fiscal Year, the number of Shares covered by Options granted to any one Service Provider will not exceed more than two million five hundred thousand (2,500,000) Shares; provided, however, that in connection with his or her initial service, a Service Provider may be granted Options covering up to an additional two million five hundred thousand (2,500,000) Shares in the Fiscal Year in which his or her service as a Service Provider first commences.

          (b) Term of Option. The term of each Option will be stated in the Award Agreement; provided, however, that the term will be no more than seven (7) years from the date of grant hereof. In the case of an Incentive Stock Option, the term will be ten (10) years from the date of grant or such shorter term as may be provided in the Award Agreement. Moreover, in the case of an Incentive Stock Option granted to a Participant who, at the time the Incentive Stock Option is granted, owns stock representing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any Parent or Subsidiary, the term of the Incentive Stock Option will be five (5) years from the date of grant or such shorter term as may be provided in the Award Agreement.

          (c) Option Exercise Price and Consideration.

               (i) Exercise Price. The per share exercise price for the Shares to be issued pursuant to exercise of an Option will be determined by the Administrator, subject to the following:

                    (1) In the case of an Incentive Stock Option

                         (A) granted to an Employee who, at the time the Incentive Stock Option is granted, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary, the per Share exercise price will be no less than one hundred ten percent (110%) of the Fair Market Value per Share on the date of grant.

                         (B) granted to any Employee other than an Employee described in paragraph (A) immediately above, the per Share exercise price will be no less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant.

                    (2) In the case of a Nonstatutory Stock Option, the per Share exercise price will be no less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant.

                    (3) Notwithstanding the foregoing, Options may be granted with a per Share exercise price of less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant pursuant to a transaction described in, and in a manner consistent with, Section 424(a) of the Code.

               (ii) Waiting Period and Exercise Dates. At the time an Option is granted, the Administrator will fix the period within which the Option may be exercised and will determine any conditions that must be satisfied before the Option may be exercised.

               (iii) Form of Consideration. The Administrator will determine the acceptable form of consideration for exercising an Option, including the method of payment. In the case of an Incentive Stock Option, the Administrator will determine the acceptable form of consideration at the time of grant. Such consideration may consist entirely of, without limitation: (1) cash; (2) check; (3) promissory note, to the extent permitted by Applicable Laws, (4) other Shares, provided that such Shares have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which such Option will be exercised and provided that accepting such Shares will not result in any adverse accounting consequences to the Company, as the Administrator determines in its sole discretion; (5) consideration received by the Company under a cashless exercise program (whether through a broker, net exercise program or otherwise) implemented by the Company in connection with the Plan; (6) by reduction in the amount of any Company liability to the Participant, (7) by net exercise; (8) such other consideration and method of payment for the issuance of Shares to the extent permitted by Applicable Laws; or (9) any combination of the foregoing methods of payment.

          (d) Exercise of Option.

               (i) Procedure for Exercise; Rights as a Stockholder. Any Option granted hereunder will be exercisable according to the terms of the Plan and at such times and under such conditions as determined by the Administrator and set forth in the Award Agreement. An Option may not be exercised for a fraction of a Share.

               An Option will be deemed exercised when the Company receives: (i) a notice of exercise (in such form as the Administrator may specify from time to time) from the person entitled to exercise the Option, and (ii) full payment for the Shares with respect to which the Option is exercised (together with applicable withholding taxes). Full payment may consist of any consideration and method of payment authorized by the Administrator and permitted by the Award Agreement and the Plan. Shares issued upon exercise of an Option will be issued in the name of the Participant or, if requested by the Participant, in the name of the Participant and his or her spouse. Until the Shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a stockholder will exist with respect to the Shares subject to an Option, notwithstanding the exercise of the Option. The Company will issue (or cause to be issued) such Shares promptly after the Option is exercised. No adjustment will be made for a dividend or other right for which the record date is prior to the date the Shares are issued, except as provided in Section 13 of the Plan.

               Exercising an Option in any manner will decrease the number of Shares thereafter available, both for purposes of the Plan and for sale under the Option, by the number of Shares as to which the Option is exercised.

               (ii) Termination of Relationship as a Service Provider. If a Participant ceases to be a Service Provider, other than upon the Participant’s termination as the result of the Participant’s death or Disability, the Participant may exercise his or her Option within such period of time as is specified in the Award Agreement (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement). In the absence of a specified time in the Award Agreement, the Option will remain exercisable for three (3) months following the Participant’s termination. Unless otherwise provided by the Administrator, if on the date of termination the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will be forfeited and revert to the Plan. If after termination the Participant does not exercise his or her Option within the time specified by the Award Agreement, this Plan or the Administrator, the Option will terminate, and the Shares covered by such Option will revert to the Plan.

               (iii) Disability of Participant. If a Participant ceases to be a Service Provider as a result of the Participant’s Disability, the Participant may exercise his or her Option within such period of time as is specified in the Award Agreement (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement). In the absence of a specified time in the Award Agreement, the Option will remain exercisable for twelve (12) months following the Participant’s termination. Unless otherwise provided by the Administrator, if on the date of termination the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will be forfeited and revert to the Plan. If after termination the Participant does not exercise his or her Option within the time specified herein, the Option will terminate, and the Shares covered by such Option will revert to the Plan.

               (iv) Death of Participant. If a Participant dies while a Service Provider, the Option may be exercised following the Participant’s death within such period of time as is specified in the Award Agreement (but in no event may the option be exercised later than the expiration of the term of such Option as set forth in the Award Agreement), by the Participant’s designated beneficiary, provided such designation has been permitted by the Administrator and provided a beneficiary has been designated prior to Participant’s death in a form acceptable to the Administrator. If a beneficiary designation has not been permitted by the Administrator or if no beneficiary has been designated by the Participant, then such Option may be exercised by the personal representative of the Participant’s estate or by the person(s) to whom the Option is transferred pursuant to the Participant’s will or in accordance with the laws of descent and distribution. In the absence of a specified time in the Award Agreement, the Option will remain exercisable for twelve (12) months following Participant’s death. Unless otherwise provided by the Administrator, if at the time of death Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will be forfeited and immediately revert to the Plan. If the Option is not so exercised within the time specified herein, the Option will terminate, and the Shares covered by such Option will revert to the Plan.

     7. Restricted Stock.

          (a) Grant of Restricted Stock. Subject to the terms and provisions of the Plan, the Administrator, at any time and from time to time, may grant Shares of Restricted Stock to Service Providers in such amounts as the Administrator, in its sole discretion, will determine; provided, that, subject to the provisions of Section 13 of the Plan, during any Fiscal Year, the number of Shares of Restricted Stock granted to any one Service Provider will not exceed more than one million (1,000,000) Shares; provided, however, that in connection with his or her initial service, a Service Provider may be granted an additional one million (1,000,000) Shares of Restricted Stock in the Fiscal Year in which his or her service as a Service Provider first commences.

          (b) Restricted Stock Agreement. Each Award of Restricted Stock will be evidenced by an Award Agreement that will specify the Period of Restriction, the number of Shares granted, and such other terms and conditions as the Administrator, in its sole discretion, will determine. Unless the Administrator determines otherwise, the Company as escrow agent will hold Shares of Restricted Stock until the restrictions on such Shares have lapsed.

          (c) Transferability. Except as provided in this Section 7 or the Award Agreement, Shares of Restricted Stock may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until the end of the applicable Period of Restriction.

          (d) Other Restrictions. The Administrator, in its sole discretion, may impose such other restrictions on Shares of Restricted Stock as it may deem advisable or appropriate.

               (i) General Restrictions. The Administrator may set restrictions based upon continued employment or service, the achievement of specific performance objectives (Company-wide, departmental, divisional, business unit, or individual), applicable federal or state securities laws, or any other basis determined by the Administrator in its discretion.

               (ii) Section 162(m) Performance Restrictions. For purposes of qualifying grants of Restricted Stock as “performance-based compensation” under Section 162(m) of the Code, the Administrator, in its discretion, may set restrictions based upon the achievement of Performance Goals. The Performance Goals shall be set by the Administrator on or before the Determination Date. In granting Restricted Stock which is intended to qualify under Section 162(m) of the Code, the Administrator shall follow any procedures determined by it from time to time to be necessary or appropriate to ensure qualification of the Restricted Stock under Section 162(m) of the Code (e.g., in determining the Performance Goals and certifying in writing whether the applicable Performance Goals have been achieved after the completion of the applicable Performance Period).

          (e) Removal of Restrictions. Except as otherwise provided in this Section 7, Shares of Restricted Stock covered by each Restricted Stock grant made under the Plan will be released from escrow as soon as practicable after the last day of the Period of Restriction or at such other time as the Administrator may determine. The Administrator, in its discretion, may accelerate the time at which any restrictions will lapse or be removed.

          (f) Voting Rights. During the Period of Restriction, Service Providers holding Shares of Restricted Stock granted hereunder may exercise full voting rights with respect to those Shares, unless the Administrator determines otherwise.

          (g) Dividends and Other Distributions. During the Period of Restriction, Service Providers holding Shares of Restricted Stock will be entitled to receive all dividends and other distributions paid with respect to such Shares, unless the Administrator provides otherwise. If any such dividends or distributions are paid in Shares, the Shares will be subject to the same restrictions on transferability and forfeitability as the Shares of Restricted Stock with respect to which they were paid.

          (h) Return of Restricted Stock to Company. On the date set forth in the Award Agreement, the Restricted Stock for which restrictions have not lapsed will revert to the Company and, subject to Section 3, again will become available for grant under the Plan.

     8. Restricted Stock Units.

          (a) Grant. Subject to the terms and provisions of the Plan, the Administrator, at any time and from time to time, may grant Restricted Stock Units to Service Providers in such amounts as the Administrator, in its sole discretion, will determine; provided, that subject to the provisions of Section 13 of the Plan, during any Fiscal Year, the number of Restricted Stock Units granted to any one Service Provider will not exceed more than one million (1,000,000); provided, however, that in connection with his or her initial service, a Service Provider may be granted an additional one million (1,000,000) Restricted Stock Units in the Fiscal Year in which his or her service as a Service Provider first commences. After the Administrator determines that it will grant Restricted Stock Units under the Plan, it will advise the Participant in an Award Agreement of the terms, conditions, and restrictions related to the grant, including the number of Restricted Stock Units.

          (b) Vesting Criteria and Other Terms. The Administrator will set vesting criteria in its discretion, which, depending on the extent to which the criteria are met, will determine the number of Restricted Stock Units that will be paid out to the Participant.

               (i) General Restrictions. The Administrator may set vesting criteria based upon continued employment or service, the achievement of specific performance objectives (Company-wide, departmental, divisional, business unit, or individual goals (including, but not limited to, continued employment or service), applicable federal or state securities laws or any other basis determined by the Administrator in its discretion.

               (ii) Section 162(m) Performance Restrictions. For purposes of qualifying grants of Restricted Stock Units as “performance-based compensation” under Section 162(m) of the Code, the Administrator, in its discretion, may set restrictions based upon the achievement of Performance Goals. The Performance Goals shall be set by the Administrator on or before the Determination Date. In granting Restricted Stock Units that are intended to qualify under Section 162(m) of the Code, the Administrator shall follow any procedures determined by it from time to time to be necessary or appropriate to ensure qualification of the Restricted Stock Units under Section 162(m) of the Code (e.g., in determining the Performance Goals and certifying in writing whether the applicable Performance Goals have been achieved after the completion of the applicable Performance Period).

          (c) Earning Restricted Stock Units. Upon meeting the applicable vesting criteria, the Participant will be entitled to receive a payout as determined by the Administrator. Notwithstanding the foregoing, at any time after the grant of Restricted Stock Units, the Administrator, in its sole discretion, may reduce or waive any vesting criteria that must be met to receive a payout.

          (d) Form and Timing of Payment. Payment of earned Restricted Stock Units will be made as soon as practicable after the date(s) determined by the Administrator and set forth in the Award Agreement; provided, however, that the timing of payment shall in all cases comply with Section 409A to the extent applicable to the Award. The Administrator, in its sole discretion, may only settle earned Restricted Stock Units in cash, Shares, or a combination of both.

          (e) Cancellation. On the date set forth in the Award Agreement, all unearned Restricted Stock Units will be forfeited to the Company and, subject to Section 3 of the Plan, again will become available for grant under the Plan.

     9. Stock Appreciation Rights.

          (a) Grant of Stock Appreciation Rights. Subject to the terms and conditions of the Plan, a Stock Appreciation Right may be granted to Service Providers at any time and from time to time as will be determined by the Administrator, in its sole discretion.

          (b) Number of Shares. The Administrator will have complete discretion to determine the number of Stock Appreciation Rights granted to any Service Provider, provided that, subject to the provisions of Section 13, during any Fiscal Year, the number of Shares covered by Stock Appreciation Rights granted to any one Service Provider will not exceed more than two million five hundred thousand (2,500,000) Shares; provided, however, that in connection with his or her initial service, a Service Provider may be granted SARs covering up to an additional two million five hundred thousand (2,500,000) Shares in the Fiscal Year in which his or her service as a Service Provider first commences.

          (c) Exercise Price and Other Terms. The per share exercise price for the Shares to be issued pursuant to exercise of a Stock Appreciation Right will be determined by the Administrator and will be no less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant. Otherwise, the Administrator, subject to the provisions of the Plan, will have complete discretion to determine the terms and conditions of Stock Appreciation Rights granted under the Plan.

          (d) Stock Appreciation Right Agreement. Each Stock Appreciation Right grant will be evidenced by an Award Agreement that will specify the exercise price, the term of the Stock Appreciation Right, the conditions of exercise, and such other terms and conditions as the Administrator, in its sole discretion, will determine.

          (e) Expiration of Stock Appreciation Rights. A Stock Appreciation Right granted under the Plan will expire upon the date determined by the Administrator, in its sole discretion, and set forth in the Award Agreement. Notwithstanding the foregoing, the rules of Section 6(b) of the Plan relating to the maximum term and Section 6(d) of the Plan relating to exercise also will apply to Stock Appreciation Rights.

          (f) Payment of Stock Appreciation Right Amount. Upon exercise of a Stock Appreciation Right, a Participant will be entitled to receive payment from the Company in an amount determined by multiplying:

               (i) The difference between the Fair Market Value of a Share on the date of exercise over the exercise price; times

               (ii) The number of Shares with respect to which the Stock Appreciation Right is exercised.

     At the discretion of the Administrator, the payment upon Stock Appreciation Right exercise may be in cash, in Shares of equivalent value, or in some combination thereof.

     10. Performance Units and Performance Shares.

          (a) Grant of Performance Units/Shares. Subject to the terms and conditions of the Plan, Performance Units and Performance Shares may be granted to Service Providers at any time and from time to time, as will be determined by the Administrator, in its sole discretion. The Administrator will have complete discretion in determining the number of Performance Units and Performance Shares granted to each Participant; provided, that subject to the provisions of Section 13 of the Plan, during any Fiscal Year, (a) the number of Performance Shares granted to any one Service Provider will not exceed more than one million (1,000,000); provided, however, that in connection with his or her initial service, a Service Provider may be granted an additional one million (1,000,000) Performance Shares in the Fiscal Year in which his or her service as a Service Provider first commences, and (b) no Service Provider will receive Performance Units having an initial value greater than ten million dollars ($10,000,000); provided, however, that in connection with his or her initial service, a Service Provider may be granted additional Performance Units in the Fiscal Year in which his or her service as a Service Provider first commences having an initial value no greater than ten million dollars ($10,000,000).

          (b) Value of Performance Units/Shares. Each Performance Unit will have an initial value that is established by the Administrator on or before the date of grant. Each Performance Share will have an initial value equal to the Fair Market Value of a Share on the date of grant.

          (c) Performance Objectives and Other Terms. The Administrator will set performance objectives or other vesting provisions (including, without limitation, continued status as a Service Provider) in its discretion which, depending on the extent to which they are met, will determine the number or value of Performance Units/Shares that will be paid out to the Service Providers. The time period during which the performance objectives or other vesting provisions must be met will be called the “Performance Period.” Each Award of Performance Units/Shares will be evidenced by an Award Agreement that will specify the Performance Period, and such other terms and conditions as the Administrator, in its sole discretion, will determine.

               (i) General Restrictions. The Administrator may set vesting criteria based upon continued employment or service, the achievement of specific performance objectives (Company-wide, departmental, divisional, business unit, or individual goals (including, but not limited to, continued employment or service), applicable federal or state securities laws or any other basis determined by the Administrator in its discretion.

               (ii) Section 162(m) Performance Restrictions. For purposes of qualifying grants of Performance Shares and/or Performance Units as “performance-based compensation” under Section 162(m) of the Code, the Administrator, in its discretion, may set restrictions based upon the achievement of Performance Goals. The Performance Goals shall be set by the Administrator on or before the Determination Date. In granting Performance Shares and/or Performance Units that are intended to qualify under Section 162(m) of the Code, the Administrator shall follow any procedures determined by it from time to time to be necessary or appropriate to ensure qualification of the Performance Shares and/or Performance Units under Section 162(m) of the Code (e.g., in determining the Performance Goals and certifying in writing whether the applicable Performance Goals have been achieved after the completion of the applicable Performance Period).

          (d) Earning of Performance Units/Shares. After the applicable Performance Period has ended, the holder of Performance Units/Shares will be entitled to receive a payout of the number of Performance Units/Shares earned by the Participant over the Performance Period, to be determined as a function of the extent to which the corresponding performance objectives or other vesting provisions have been achieved. After the grant of a Performance Unit/Share, the Administrator, in its sole discretion, may reduce or waive any performance objectives or other vesting provisions for such Performance Unit/Share.

          (e) Form and Timing of Payment of Performance Units/Shares. Payment of earned Performance Units/Shares will be made as soon as practicable after the expiration of the applicable Performance Period or as otherwise determined by the Administrator; provided, however, that the timing of payment shall in all cases comply with Section 409A to the extent applicable to the Award. The Administrator, in its sole discretion, may pay earned Performance Units/Shares in the form of cash, in Shares (which have an aggregate Fair Market Value equal to the value of the earned Performance Units/Shares at the close of the applicable Performance Period) or in a combination thereof. No right to receive any ordinary cash dividends will exist with respect to any unvested Shares under the Performance Units/Shares. In the event of any extraordinary cash dividend payable with respect to Shares, the extraordinary cash dividends payable with respect to the unvested Shares under the Performance Units/Shares, if any (as determined in accordance with Section 13 and/or other applicable provisions of the Plan), will be subject to the same restrictions on vesting, transferability and forfeitability as the Shares subject to the Performance Shares/Units with respect to which the dividends are payable.

          (f) Cancellation of Performance Units/Shares. On the date set forth in the Award Agreement, all unearned or unvested Performance Units/Shares will be forfeited to the Company, and, subject to Section 3 of the Plan, again will be available for grant under the Plan.

     11. Leaves of Absence/Transfer Between Locations. If determined by the Administrator (in its discretion and on a case-by-case basis) or as otherwise required by Applicable Law, vesting of Awards granted hereunder will be suspended during any unpaid leave of absence, such that vesting shall cease on the first day of any unpaid leave of absence and shall only recommence upon return to active service. A Participant will not cease to be an Employee in the case of (i) any leave of absence approved by the Company or (ii) transfers between locations of the Company or between the Company, its Parent, or any Subsidiary. For purposes of Incentive Stock Options, no such leave may exceed three (3) months, unless reemployment upon expiration of such leave is guaranteed by statute or contract. If reemployment upon expiration of a leave of absence approved by the Company is not so guaranteed, then six (6) months following the first (1st) day of such leave any Incentive Stock Option held by the Participant will cease to be treated as an Incentive Stock Option and will be treated for tax purposes as a Nonstatutory Stock Option.

     12. Transferability of Awards. Unless determined otherwise by the Administrator, an Award may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the Participant, only by the Participant. If the Administrator makes an Award transferable, such Award will contain such additional terms and conditions as the Administrator deems appropriate. Notwithstanding anything to the contrary in the Plan, in no event will the Administrator have the right to determine and implement the terms and conditions of any Award Transfer Program without stockholder approval.

     13. Adjustments; Dissolution or Liquidation; Merger or Change in Control.

          (a) Adjustments. In the event that any dividend or other distribution (whether in the form of cash, Shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Shares or other securities of the Company, or other change in the corporate structure of the Company affecting the Shares occurs, the Administrator, in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under the Plan, will adjust the number and class of Shares that may be delivered under the Plan and/or the number, class, and price of Shares covered by each outstanding Award, the numerical Share limits in Section 3 of the Plan and the per person numerical Share limits in Sections 6(a), 7(a), 8(a), 9(b) and 10(a) of the Plan. Notwithstanding the preceding, the number of Shares subject to any Award always shall be a whole number.

          (b) Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, the Administrator will notify each Participant as soon as practicable prior to the effective date of such proposed transaction. To the extent it has not been previously exercised (with respect to an Option or SAR) or vested (with respect to an Award other than an Option or SAR), an Award will terminate immediately prior to the consummation of such proposed action.

          (c) Merger or Change in Control. In the event of a merger of the Company with or into another corporation or other entity or a Change in Control, each outstanding Award will be treated as the Administrator determines, including, without limitation, that each Award be assumed or an equivalent option or right substituted by the successor corporation or a Parent or Subsidiary of the successor corporation. The Administrator will not be required to treat all Awards similarly in the transaction.

          In the event that the successor corporation does not assume or substitute for the Award, the Participant will fully vest in and have the right to exercise all of his or her outstanding Options and Stock Appreciation Rights, including Shares as to which such Awards would not otherwise be vested or exercisable, all restrictions on Restricted Stock and Restricted Stock Units will lapse, and, with respect to Awards with performance-based vesting, all performance goals or other vesting criteria will be deemed achieved at one hundred percent (100%) of target levels and all other terms and conditions met. In addition, if an Option or Stock Appreciation Right is not assumed or substituted in the event of a merger or Change in Control, the Administrator will notify the Participant in writing or electronically that the Option or Stock Appreciation Right will be exercisable for a period of time determined by the Administrator in its sole discretion, and the Option or Stock Appreciation Right will terminate upon the expiration of such period.

          For the purposes of this subsection (c), an Award will be considered assumed if, following the merger or Change in Control, the Award confers the right to purchase or receive, for each Share subject to the Award immediately prior to the transaction, the consideration (whether stock, cash, or other securities or property) received in the transaction by holders of Common Stock for each Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the transaction is not solely common stock of the successor corporation or its Parent, the Administrator may, with the consent of the successor corporation, provide for the consideration to be received upon the exercise of an Option or Stock Appreciation Right or upon the payout of a Restricted Stock Unit, Performance Unit or Performance Share, for each Share subject to such Award, to be solely common stock of the successor corporation or its Parent equal in fair market value to the per share consideration received by holders of Common Stock in the transaction.

          Notwithstanding anything in this Section 13(c) to the contrary, an Award that vests, is earned or paid-out upon the satisfaction of one or more performance goals will not be considered assumed if the Company or its successor modifies any of such performance goals without the Participant’s consent; provided, however, a modification to such performance goals only to reflect the successor corporation’s post-transaction corporate structure will not be deemed to invalidate an otherwise valid Award assumption.

          (d) Outside Director Awards. With respect to Awards granted to an Outside Director that are assumed or substituted for, if on the date of or following such assumption or substitution the Participant’s status as a Director or a director of the successor corporation, as applicable, is terminated other than upon a voluntary resignation by the Participant (unless such resignation is at the request of the acquirer), then the Participant will fully vest in and have the right to exercise Options and/or Stock Appreciation Rights as to all of the Shares underlying such Award, including those Shares which would not otherwise be vested or exercisable, all restrictions on Restricted Stock and Restricted Stock Units will lapse, and, with respect to Awards with performance-based vesting, all performance goals or other vesting criteria will be deemed achieved at one hundred percent (100%) of target levels and all other terms and conditions met.

     14. Tax.

          (a) Withholding Requirements. Prior to the delivery of any Shares or cash pursuant to an Award (or exercise thereof) or such earlier time as any tax withholding obligations are due, the Company will have the power and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy federal, state, local, foreign or other taxes (including the Participant’s FICA obligation) required to be withheld with respect to such Award (or exercise thereof).

          (b) Withholding Arrangements. The Administrator, in its sole discretion and pursuant to such procedures as it may specify from time to time, may permit a Participant to satisfy such tax withholding obligation, in whole or in part by (without limitation) (a) paying cash, (b) electing to have the Company withhold otherwise deliverable cash or Shares having a Fair Market Value equal to the minimum statutory amount required to be withheld or such other amount as will not result in any adverse accounting consequences to the Company, as the Administrator determines in its sole discretion, or (c) delivering to the Company already-owned Shares having a Fair Market Value equal to the minimum statutory amount required to be withheld or such other amount as will not result in any adverse accounting consequences to the Company, as the Administrator determines in its sole discretion. The Fair Market Value of the Shares to be withheld or delivered will be determined as of the date that the taxes are required to be withheld.

          (c) Compliance With Section 409A. Awards will be designed and operated in such a manner that they are either exempt from the application of, or comply with, the requirements of Section 409A such that the grant, payment, settlement or deferral will not be subject to the additional tax or interest applicable under Section 409A, except as otherwise determined in the sole discretion of the Administrator. Each payment or benefit under this Plan and under each Award Agreement is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations. The Plan, each Award and each Award Agreement under the Plan is intended to be exempt from or otherwise meet the requirements of Section 409A and will be construed and interpreted, including but not limited with respect to ambiguities and/or ambiguous terms, in accordance with such intent, except as otherwise specifically determined in the sole discretion of the Administrator. To the extent that an Award or payment, or the settlement or deferral thereof, is subject to Section 409A the Award will be granted, paid, settled or deferred in a manner that will meet the requirements of Section 409A, such that the grant, payment, settlement or deferral will not be subject to the additional tax or interest applicable under Section 409A.

     15. No Effect on Employment or Service. Neither the Plan nor any Award will confer upon a Participant any right with respect to continuing the Participant’s relationship as a Service Provider with the Company, nor will they interfere in any way with the Participant’s right or the Company’s right to terminate such relationship at any time, with or without cause, to the extent permitted by Applicable Laws.

     16. Date of Grant. The date of grant of an Award will be, for all purposes, the date on which the Administrator makes the determination granting such Award, or such other later date as is determined by the Administrator. Notice of the determination will be provided to each Participant within a reasonable time after the date of such grant.

     17. Term of Plan. Subject to Section 23 of the Plan, the Plan will become effective upon its approval by the Company’s stockholders. It will continue in effect for a term of ten (10) years from the date of the initial Board action to adopt the Plan unless terminated earlier under Section 18 of the Plan.

     18. Amendment and Termination of the Plan.

          (a) Amendment and Termination. The Administrator may at any time amend, alter, suspend or terminate the Plan.

          (b) Stockholder Approval. The Company will obtain stockholder approval of any Plan amendment to the extent necessary and desirable to comply with Applicable Laws.

          (c) Effect of Amendment or Termination. No amendment, alteration, suspension or termination of the Plan will impair the rights of any Participant, unless mutually agreed otherwise between the Participant and the Administrator, which agreement must be in writing and signed by the Participant and the Company. Termination of the Plan will not affect the Administrator’s ability to exercise the powers granted to it hereunder with respect to Awards granted under the Plan prior to the date of such termination.

     19. Compliance with Applicable Laws. The terms of the Plan are subject to Applicable Laws and shall be interpreted in such a manner as to comply with Applicable Laws.

     20. Conditions Upon Issuance of Shares.

          (a) Legal Compliance. The granting of Awards and the issuance and delivery of Shares under the Plan shall be subject to all Applicable Laws, rule and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required. Shares will not be issued pursuant to the exercise or vesting of an Award and the Company may not permit the exercise or vesting of an Award unless the exercise or vesting of such Award and the issuance and delivery of such Shares will comply with Applicable Laws, rules and regulations and will be further subject to the approval of counsel for the Company with respect to such compliance.

          (b) Investment Representations. As a condition to the exercise of an Award, the Company may require the person exercising such Award to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required.

     21. Inability to Obtain Authority. The inability of the Company to obtain authority from any regulatory body having jurisdiction or to complete or comply with the requirements of any registration or other qualification of the Awards and/or Shares under any state, federal or foreign law or under the rules and regulations of the Securities and Exchange Commission, the stock exchange on which Shares of the same class are then listed, or any other governmental or regulatory body, which authority, registration, qualification or rule compliance is deemed by the Company’s counsel to be necessary or advisable for the grant, exercise or vesting of Awards or the issuance and sale of any Shares hereunder, will relieve the Company of any liability in respect of the failure to grant Awards, to allow exercise or vesting of Awards or to issue or sell such Shares as to which such requisite authority, registration, qualification or rule compliance will not have been obtained.

     22. Forfeiture Events. The Administrator may specify in an Award Agreement that the Participant’s rights, payments, and benefits with respect to an Award shall be subject to reduction, cancellation, forfeiture, or recoupment upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions of an Award. Such events may include, but shall not be limited to, fraud, breach of a fiduciary duty, restatement of financial statements as a result of fraud or willful errors or omissions, termination of employment for cause, violation of material Company and/or Subsidiary policies, breach of non-competition, confidentiality, or other restrictive covenants that may apply to the Participant, or other conduct by the Participant that is detrimental to the business or reputation of the Company and/or its Subsidiaries. The Administrator may also require the application of this Section with respect to any Award previously granted to a Participant even without any specified terms being included in any applicable Award Agreement to the extent required under Applicable Laws.

     23. Stockholder Approval. The Plan will be subject to approval by the stockholders of the Company within twelve (12) months after the date the Plan is adopted by the Board. Such stockholder approval will be obtained in the manner and to the degree required under Applicable Laws.

EXHIBIT B

Amendment to the Company’s Employee Stock Purchase Plan

QUANTUM CORPORATION

EMPLOYEE STOCK PURCHASE PLAN

(As Amended and Restated [____], 2014)

     The following constitute the provisions of the Employee Stock Purchase Plan (herein called the “Plan”) of Quantum Corporation (herein called the “Company”).

     1. Purpose. The purpose of the Plan is to provide Employees of the Company and its Designated Subsidiaries with an opportunity to purchase Common Stock of the Company through accumulated payroll deductions or other contributions. It is the intention of the Company to have the Plan qualify as an “Employee Stock Purchase Plan” under Section 423 of the Code, although the Company makes no undertaking or representation to maintain such qualification. The provisions of the Plan shall, accordingly, be construed so as to extend and limit participation in a manner consistent with the requirements of that section of the Code. In addition, this Plan document authorizes the purchase of Common Stock under a Non-423(b) Component, pursuant to rules, procedures or sub-plans adopted by the Board or a committee appointed by the Board and designed to achieve tax, securities law or other objectives.

     2. Definitions.

(a) “Board” shall mean the Board of Directors of the Company.

(b) “Code” shall mean the Internal Revenue Code of 1986, as amended. Any reference to a section of the Code herein will be a reference to any successor or amended section of the Code.

(c) “Code Section 423(b) Plan” shall mean an employee stock purchase plan which is designed to meet the requirements set forth in Section 423(b) of the Code, as amended. The provisions of the Code Section 423(b) Plan should be construed, administered and enforced in accordance with Section 423(b) of the Code.

(d) “Common Stock” shall mean the common stock of the Company.

(e) “Company” shall mean Quantum Corporation, a Delaware corporation.

(f) “Compensation” shall mean all regular straight time earnings, payments for overtime, shift premium, incentive compensation, incentive payments, bonuses and commissions (except to the extent that the exclusion of any such items for all participants is specifically directed by the Board or a committee appointed by the Board). The Board or a committee appointed by the Board shall have the power and discretion to (i) change the definition of Compensation for future Offering Periods, and (ii) determine what constitutes Compensation for Employees outside of the United States.

          (g) “Continuous Status as an Employee” shall mean the absence of any interruption or termination of service as an Employee. Continuous Status as an Employee shall not be considered interrupted in the case of: (i) a leave of absence agreed to in writing by the Company, provided that such leave is for a period of not more than three (3) months or re-employment upon the expiration of such leave is guaranteed by contract or statute; or (ii) notification by the Company of termination under a reduction-in-force. Termination of participation in the Plan in the case of a reduction-in-force shall be considered to have occurred upon the earlier of (x) the end of the employee’s continuation period, or (y) the first (1st) day after the three (3) month period immediately following the cessation of his or her employment services with the Company, provided, in each case, that he or she will not be entitled to participate in any Offering Period for which the Enrollment Date occurs after the cessation of his or her employment services with the Company.

          (h) “Designated Subsidiaries” shall mean the Subsidiaries which have been designated by the Board or a committee appointed by the Board from time to time in its sole discretion as eligible to participate in the Plan.

          (i) “Employee” shall mean any person, including an officer, who is employed by the Company or one of its Designated Subsidiaries. The Board or a committee appointed by the Board, in its discretion, from time to time may, prior to an Enrollment Date for all options to be granted on such Enrollment Date, determine (on a uniform and nondiscriminatory basis or as otherwise permitted by Treasury Regulation Section 1.423-2(f)) that the definition of Employee under the Plan or with respect to an Offering will or will not include an individual if he or she: (i) has not completed at least two (2) years of service since his or her last hire date (or such lesser period of time as may be determined by the Board or a committee appointed by the Board in its discretion), (ii) customarily works not more than twenty (20) hours per week or not more than five (5) months per calendar year (or such lesser period of time as may be determined by the Board or a committee appointed by the Board in its discretion), or (iii) is a highly compensated employee under Section 414(q) of the Code.

          (j) “Enrollment Date” shall mean the first Trading Day on or after every February 6 and August 6 of each year.

          (k) “Exercise Date” shall mean the date approximately six months after the Enrollment Date of an Offering Period and shall be one Trading Day prior to an Enrollment Date of the immediately following Offering Period.

          (l) “Fair Market Value” shall mean, as of any date, the closing sales price of the Common Stock (or the closing bid, if no sales were reported) as quoted on the stock exchange with the greatest volume of trading in Common Stock on the last market trading day prior to the date of determination, as reported in The Wall Street Journal or such other source as the Board or a committee appointed by the Board deems reliable.

          (m) “New Exercise Date” shall mean a new Exercise Date if the Board or a committee appointed by the Board shortens any Offering Period then in progress.

          (n) “Non-423(b) Component” shall mean the grant of an option under the Plan which is not intended to meet the requirements set forth in Section 423(b) of the Code, as amended.

          (o) “Offering” shall mean an offer of an option under the Plan that may be exercised during an Offering Period. For purposes of the Plan, the Board or a committee appointed by the Board may designate separate Offerings under the Plan in which Employees of one or more employers will participate, even if the dates of the applicable Offering Periods of each such Offering are identical and the provisions of the Plan will apply separately to each Offering. To the extent permitted by Treasury Regulations Section 1.432-2(a)(1), the terms of each Offering need not be identical provided that the terms of the Plan and an Offering together satisfy Treasury Regulation Sections 1.423-2(a)(2) and (a)(3).

          (p) “Offering Period” shall mean a period commencing on an Enrollment Date and ending on the Exercise Date, approximately six (6) months later, or as otherwise set forth in Section 4 hereof.

          (q) “Parent” shall mean a “parent corporation,” whether now or hereafter existing, as defined in Section 424(e) of the Code.

          (r) “Plan” shall mean this Employee Stock Purchase Plan, which includes a Code Section 423(b) Plan and a Non-423(b) Component.

          (s) “Purchase Price” shall have the meaning as set forth in Section 7(b).

          (t) “Subsidiary” shall mean a corporation, domestic or foreign, of which not less than 50% of the voting shares are held by the Company or a Subsidiary, whether or not such corporation now exists or is hereafter organized or acquired by the Company or a Subsidiary.

          (u) “Trading Day” shall mean a day on which the New York Stock Exchange is open for trading.

     3. Eligibility

          (a) Any Employee (as defined in Section 2) who shall be employed by the Company or one of its Designated Subsidiaries on the date his or her participation in the Plan is effective shall be eligible to participate in the Plan, unless the Company, in its discretion, decides that such participation would infringe any U.S. or foreign law, rules or regulations.

          (b) Any provisions of the Plan to the contrary notwithstanding, no Employee shall be granted an option under the Plan (i) if, immediately, after the grant, such Employee (or any other person whose stock would be attributed to such Employee pursuant to Section 424(d) of the Code) would own shares and/or hold outstanding options to purchase stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or of any Subsidiary, or (ii) which permits his or her rights to purchase shares under all employee stock purchase plans (as defined in Section 423 of the Code) of the Company and its Subsidiaries to accrue at a rate which exceeds Twenty-Five Thousand Dollars (US$25,000) of the fair market value of the shares (determined at the time such option is granted) for each calendar year in which such option is outstanding at any time.

          (c) No employee of the Company or a Designated Subsidiary shall be eligible to participate in the Non-423(b) Component of the Plan if he or she is an officer or director of the Company subject to the requirements of Section 16 of the U.S. Securities Exchange Act of 1934, as amended (the “Act”).

          (d) Employees who are citizens or residents of a non-U.S. jurisdiction (without regard to whether they also are citizens or residents of the U.S. or resident aliens of the U.S. (within the meaning of Section 7701(b)(1)(A) of the Code)) may be excluded from participation in the Plan or an Offering if the participation of such Employees is prohibited under the laws of the applicable jurisdiction or if complying with the laws of the applicable jurisdiction would cause the Plan or an Offering to violate Code Section 423. In the case of the Non-423 Component, Employees may be excluded from participation in the Plan or an Offering if the Board or a committee appointed by the Board has determined that participation of such Employees is not advisable or practicable.

     4. Offering Dates. The Plan shall be implemented by consecutive Offering Periods with a new Offering Period commencing on an Enrollment Date, and shall continue thereafter until terminated in accordance with Section 19 hereof. The Board or a committee appointed by the Board shall have the power to change the duration of Offering Periods with respect to future Offerings. In no event shall the duration of an Offering Period exceed nine (9) months. Notwithstanding the foregoing, no offers hereunder shall be made until compliance with all applicable securities law has been obtained.

     5. Participation.

          (a) An eligible Employee may become a participant in the Plan by completing a subscription agreement authorizing payroll deductions in the form and manner determined by the Company in its discretion from time to time. The Company, in its discretion, may decide that all participants in a specified Offering may submit contributions to the Plan by means other than payroll deductions.

          (b) Payroll deductions to the Plan for a participant shall commence on the first payroll following the Enrollment Date and shall end on the last payroll date in the Offering Period to which such authorization is applicable, unless sooner terminated by the participant as provided in Section 10. If participants are permitted or required to contribute to the Plan by other means, the Company, in its discretion, will determine the procedure for providing the contributions prior to the Exercise Date.

     6. Payroll Deductions/Contributions.

          (a) At the time a participant files his or her subscription agreement, he or she shall elect to contribute to the Plan (in the form of payroll deductions or otherwise) on each payday during the Offering Period at a rate not exceeding ten percent (10%) of the Compensation which he or she received on such payday, and the aggregate of such payroll deductions pursuant to the Plan during the Offering Period shall not exceed ten percent (10%) of his or her aggregate Compensation during said Offering Period. A participant’s subscription agreement shall remain in effect for successive Offering Periods unless terminated as provided in Section 10 hereof.

          (b) All contributions made for a participant shall be credited to his or her account under the Plan.

          (c) A participant may discontinue participation in the Plan as provided in Section 10, or may change the rate of payroll deductions or other contributions by submitting written notice to the Company in the form and manner prescribed by the Board or a committee appointed by the Board (or its designee) authorizing a change in the participant’s payroll deduction or contribution rate. The change rate shall be effective (i) in the case of a decrease in rate, with the first payroll period following the Company’s receipt of the notice of rate change, and (ii) in the case of an increase in rate at the beginning of the next Offering Period following the Company’s receipt of the notice of rate change. If a participant has not followed the procedures prescribed by the Board or a committee appointed by the Board (or its designee) to change the rate of payroll deductions or other contributions, the rate of his or her payroll deductions or other contributions will continue at the originally elected rate throughout the Offering Period and future Offering Periods (unless terminated as provided in Section 10). The Board or a committee appointed by the Board may, in its sole discretion, limit the nature and/or number of payroll deduction or contribution rate changes that may be made by participants during any Offering Period.

     7. Grant of Option.

          (a) On the Enrollment Date of each Offering Period, each eligible Employee participating in such Offering Period shall be granted an option to purchase on the Exercise Date during such Offering Period up to a number of shares of the Company’s Common Stock determined by dividing such Employee’s contributions to the Plan accumulated during the Offering Period ending on such Exercise Date by the lower of (i) eighty-five percent (85%) of the Fair Market Value of a share of the Company’s Common Stock on the Enrollment Date, or (ii) eighty-five (85%) of the Fair Market Value of a share of the Company’s Common Stock on the Exercise Date; provided that in no event shall an Employee be permitted to purchase in one calendar year more than a number of shares determined by dividing US$25,000 by the Fair Market Value of a share of the Company’s Common Stock (determined at the time such option is granted), and provided further that such purchase shall be subject to the limitations set forth in Sections 3(b) and 12 hereof. The option shall be automatically exercised on the Exercise Date during the Offering Period, unless the participant has withdrawn pursuant to Section 10, and shall expire on the last day of the Offering Period.

          (b) The purchase price per share of the shares offered in a given Offering Period shall be the lower of: (i) 85% of the Fair Market Value of a share of the Common Stock of the Company on the Enrollment Date; or (ii) 85% of the Fair Market Value of a share of the Common Stock of the Company on the Exercise Date (such price, the “Purchase Price”).

          (c) Notwithstanding the foregoing, to the extent necessary to comply with Section 423(b)(8) of the Code and Section 3(b) herein, a participant’s contributions may be decreased to 0% at such time during any Offering Period which is scheduled to end during the current calendar year that the aggregate of all contributions accumulated with respect to such Offering Period and any other Offering Period ending within the same calendar year equal $21,250. Contributions shall recommence at the rate provided in such participant’s subscription scheduled to end in the following calendar year, unless terminated by the participant as provided in Section 10.

          (d) If the Board or a committee appointed by the Board determines, in its sole discretion, that the exercise of an option or the disposition of Common Stock issued under the Plan will result in tax liability for which the Company or a Designated Subsidiary will have an obligation to withhold, the participant must make adequate provision for the payment of such federal, state, local and foreign income, social insurance, employment and any other applicable taxes. At any time, the Company or the Designated Subsidiary may, but will not be obligated to, withhold from the participant’s compensation the amount necessary for the Company or the Designated Subsidiary to meet applicable withholding obligations, including any withholding required to make available to the Company or the Designated Subsidiary any tax deductions or benefits attributable to the sale or early disposition of Common Stock by the eligible Employee.

     8. Exercise of Option. The participant’s option for the purchase of shares will be exercised automatically on each Exercise Date of each Offering Period and the maximum number of full shares subject to the option will be purchased for such participant at the applicable Purchase Price with the accumulated payroll deductions or other contributions in his or her account unless prior to such Exercise Date the participant has withdrawn from the Offering Period as provided in Section 10 or unless any of the limitations under Sections 3, 7 or 12 would be exceeded. During a participant’s lifetime, a participant’s option to purchase shares hereunder is exercisable only by the participant. No fractional shares shall be purchased; any payroll deductions or other contributions accumulated in a participant’s account which are not sufficient to purchase a full share, or which would cause the limitations under Sections 3, 7 or 12 hereof to be exceeded, shall be returned to the participant after the Exercise Date.

     9. Delivery. As promptly as practicable after each Exercise Date, the Company shall arrange the delivery to each participant, as appropriate, the shares of Common Stock purchased upon exercise of the option. The Company may permit or require that shares be deposited directly with a broker designated by the Company or to a designated agent of the Company, and the Company may utilize electronic or automated methods of share transfer. The Company may require that shares be retained with such broker or agent for a designated period of time and/or may establish other procedures to permit tracking of disqualifying dispositions of such shares. No participant will have any voting, dividend, or other stockholder rights with respect to shares of Common Stock subject to any option granted under the Plan until such shares have been purchased and delivered to the participant as provided in this Section 9.

     10. Withdrawal; Termination of Employment.

          (a) A participant may withdraw all but not less than all the contributions credited to his or her account under the Plan at any time prior to the end of the Offering Period by giving written notice to the Company in the form and manner prescribed by the Board or a committee appointed by the Board for such purpose. All of the participant’s contributions credited to his or her account will be paid to him or her promptly after receipt of his or her notice of withdrawal and his or her option for the current Offering Period will be automatically terminated, and no further contributions for the purchase of shares will be made during the Offering Period. If a participant withdraws from an Offering Period, contributions may not resume at the beginning of the succeeding Offering Period unless the participant delivers to the Company a new subscription agreement.

          (b) Upon termination of the participant’s employment prior to the end of the Offering Period for any reason, including retirement or death, the contributions credited to his or her account will be returned to him or her or, in the case of his or her death, to the person or persons entitled thereto under Section 14, and his or her option will be automatically terminated; provided that if an Employee shall take a leave of absence approved by the Company in accordance with Section 2(g) of this Plan during an Offering Period in which the Employee is a participant, the participant will be deemed to have his or her contributions reduced to 0% during such leave of absence, but he or she shall continue to be a participant in the applicable Offering Period and upon his or her return to employment with the Company shall be eligible to participate fully in any remaining portion of the applicable Offering Period. If the participant fails to return to employment with the Company at the end of such authorized leave of absence, or if his or her employment is otherwise terminated earlier, he or she shall be deemed to have withdrawn from participation in the Plan.

          (c) A participant’s withdrawal from an Offering Period will not have any effect upon his or her eligibility to participate in any similar plan which may hereafter be adopted by the Company or in succeeding Offering Periods.

          (d) A participant whose employment transfers between entities through a termination with an immediate rehire (with no break in service) by the Company or a Designated Subsidiary will not be treated as terminated under the Plan; however, if a participant transfers from an Offering under the 423 Component to the Non-423 Component, the exercise of the option will be qualified under the 423 Component only to the extent it complies with Code Section 423.

     11. Interest. No interest shall accrue on the contributions of a participant in the Plan, unless required by applicable law, as determined by the Company, and if so required by the laws of a particular jurisdiction, will apply to all participants in the relevant Offering under the 423 Component, except to the extent otherwise permitted by U.S. Treasury Regulation Section 1.423-2(f).

     12. Stock.

          (a) The maximum number of shares of the Company’s Common Stock which shall be made available for sale under the Plan shall be 26,234,637, subject to adjustment upon changes in capitalization of the Company as provided in Section 18. In addition, in no event shall more than 2,000,000 shares of the Company’s Common Stock (subject to adjustment upon changes in capitalization of the Company as provided in Section 18) be made available for sale under the Plan in any one Offering Period. Furthermore, the Company, in its discretion, may decide to impose a limit on the number of shares of the Company’s Common Stock that each participant may purchase during any one Offering Period. If the total number of shares which would otherwise be subject to options granted pursuant to Section 7(a) hereof at the beginning of an Offering Period exceeds the number of shares then available under the Plan (after deduction of all shares for which options have been exercised or are then outstanding) or the 2,000,000 share limit for any Offering Period, the Company shall make a pro rata allocation of the shares remaining available for option grant in as uniform a manner as shall be practicable and as it shall determine to be equitable. In such event, the Company shall give written notice of such reduction of the number of shares subject to the option to each Employee affected thereby and shall similarly reduce the rate of contributions, if necessary.

          (b) Until the shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), a participant will only have the rights of an unsecured creditor with respect to such shares, and no right to vote or receive dividends or any other rights as a stockholder will exist with respect to such shares.

          (c) Shares to be delivered to a participant under the Plan will be registered in the name of the participant or in the name of the participant and his or her spouse, or as otherwise directed by the participant.

     13. Administration. The Plan shall be administered by the Board or a committee appointed by the Board. The Board or a committee appointed by the Board will have full and exclusive discretionary authority to construe, interpret and apply the terms of the Plan, to designate separate Offerings under the Plan, to determine eligibility, to adjudicate all disputed claims filed under the Plan and to establish such procedures that it deems necessary for the administration of the Plan (including, without limitation, to adopt such procedures and sub-plans as are necessary or appropriate to permit the participation in the Plan by employees who are foreign nationals or employed outside the U.S., the terms of which sub-plans may take precedence over other provisions of this Plan, with the exception of Section 12(a), but unless otherwise superseded by the terms of such sub-plan, the provisions of this Plan shall govern the operation of such sub-plan). Unless otherwise determined by the Board or a committee appointed by the Board, the Employees eligible to participate in each sub-plan will participate in a separate Offering. Without limiting the generality of the foregoing, the Board or a committee appointed by the Board is specifically authorized (in its discretion) to adopt rules and procedures regarding eligibility to participate, the form and manner for making elections under the Plan, the definition of Compensation, handling of Contributions, making of Contributions to the Plan (including, without limitation, in forms other than payroll deductions), establishment of bank or trust accounts to hold Contributions, payment of interest (if any), conversion of local currency, obligations to pay payroll tax, determination of beneficiary designation requirements and withholding procedures and handling of stock certificates that vary with applicable local requirements. The Board of a committee appointed by the Board also is authorized to determine that, to the extent permitted by U.S. Treasury Regulation Section 1.423-2(f), the terms of an option granted under the Plan or an Offering to citizens or residents of a non-U.S. jurisdiction will be less favorable than the terms of options granted under the Plan or the same Offering to employees resident solely in the U.S. Every finding, decision, interpretation and determination made by the Board of a committee appointed by the Board will, to the full extent permitted by law, be final and binding upon all parties.

     14. Designation of Beneficiary.

          (a) Unless otherwise determined by the Company, a participant may file a written designation of a beneficiary who is to receive any shares and cash, if any, from the participant’s account under the Plan in the event of such participant’s death subsequent to the end of the Offering Period but prior to delivery to him or her of such shares and cash. In addition, unless otherwise determined by the Company, a participant may file a written designation of a beneficiary who is to receive any cash from the participant’s account under the Plan in the event of such participant’s death prior to the end of the Offering Period.

          (b) Unless otherwise determined by the Company, such designation of beneficiary may be changed by the participant at any time by written notice to the Company in the form and manner prescribed by the Board or a committee appointed by the Board for such purpose. In the event of the death of a participant and in the absence of a beneficiary validly designated under the Plan who is living at the time of such participant’s death, the Company shall deliver such shares and/or cash to the executor or administrator of the estate of the participant, or if no such executor or administrator has been appointed (to the knowledge of the Company), the Company, in its discretion, may deliver such shares and/or cash to the spouse or to any one or more dependents or relatives of the participant, or if no spouse, dependent or relative is known to the Company, then to such other person as the Company may designate or determine to be the appropriate recipients of the shares and/or cash under applicable law.

          (c) All beneficiary designations will be in such form and manner as the Board or a committee appointed by the Board may prescribe from time to time.

     15. Transferability. Neither contributions credited to a participant’s account nor any rights with regard to the exercise of an option or to receive shares under the Plan may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will, the laws of descent and distribution or as provided in Section 14 hereof) by the participant. Any such attempt at assignment, transfer, pledge or other disposition shall be without effect, except that the Company may treat such act as an election to withdraw funds in accordance with Section 10.

     16. Use of Funds. All contributions received or held by the Company under the Plan may be used by the Company for any corporate purpose, and the Company shall not be obligated to segregate such contributions, except under Offerings or for participants in the Non-423 Component for which applicable laws require that contributions to the Plan by participants be segregated from the Company’s general corporate funds and/or deposited with an independent third party. Until shares of Common Stock are issued, participants will only have the rights of an unsecured creditor with respect to such shares.

     17. Reports. Individual accounts will be maintained for each participant in the Plan. Statements of account will be given to participating Employees at least annually as promptly as practically feasible following an Exercise Date, which statements will set forth the amounts of contributions, the per share Purchase Price, the number of shares purchased and the remaining cash balance, if any.

     18. Adjustments Upon Changes in Capitalization. In the event that any dividend or other distribution (whether in the form of cash, shares of Common Stock, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of shares of Common Stock or other securities of the Company, or other change in the corporate structure of the Company that affects the shares of Common Stock, then the Board or a committee appointed by the Board shall, in such manner as it may deem equitable, adjust the number and class of shares of Common Stock (or other securities, property or cash) that may be delivered under the Plan, and the number, class, and price of shares of Common Stock subject to any option under the Plan which has not yet been exercised, as determined by the Board or a committee appointed by the Board (in its sole discretion) to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan.

     19. Amendment or Termination.

          (a) The Board may at any time and for any reason terminate or amend the Plan. Except as provided in Section 18 hereof, no such termination can affect options previously granted, provided that an Offering Period may be terminated by the Board or a committee appointed by the Board on an Exercise Date if the Board or its committee, as applicable, determines that the termination of the Offering Period or the Plan is in the best interests of the Company and its shareholders. Except as provided in Section 18 and this Section 19 hereof, no amendment may make any change in any option theretofore granted which adversely affects the rights of any participant. To the extent necessary to comply with Section 423 of the Code (or any successor rule or provision or any other applicable law, regulation or stock exchange rule), the Company shall obtain shareholder approval in such a manner and to such a degree as required.

          (b) Without shareholder consent and without regard to whether any participant rights may be considered to have been “adversely affected,” the Board (or its committee) shall be entitled to change the Offering Periods, limit the frequency and/or number of changes in the amount withheld during an Offering Period, establish the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars, permit payroll withholding or contributing to the Plan in excess of the amount designated by a participant in order to adjust for delays or mistakes in the Company’s processing of properly completed withholding elections, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Common Stock for each participant properly correspond with amounts withheld from the participant’s Compensation, and establish such other limitations or procedures as the Board (or its committee) determines in its sole discretion advisable which are consistent with the Plan.

          (c) In the event the Board or a committee appointed by the Board determines that the ongoing operation of the Plan may result in unfavorable financial accounting consequences, the Board or a committee appointed by the Board may, in its discretion and, to the extent necessary or desirable, modify, amend or terminate the Plan to reduce or eliminate such accounting consequence including, but not limited to:

               (i) amending the Plan to conform with the safe harbor definition under the Financial Accounting Standards Board Accounting Standards Codification Topic 718 (or any successor thereto), including with respect to an Offering Period underway at the time;

               (ii) altering the Purchase Price for any Offering Period including an Offering Period underway at the time of the change in Purchase Price;

               (iii) shortening any Offering Period by setting a New Exercise Date, including an Offering Period underway at the time of the action by the Board or a committee appointed by the Board;

               (iv) reducing the maximum percentage of Compensation a Participant may elect to set aside as payroll deductions or other contributions; and

               (v) reducing the maximum number of shares of Common Stock a Participant may purchase during any Offering Period.

     Such modifications or amendments shall not require stockholder approval or the consent of any Plan participants.

     20. Notices. All notices or other communications by a participant to the Company under or in connection with the Plan shall be deemed to have been duly given when received in the form specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.

     21. Stockholder Approval. If required by Section 19, any amendment to the Plan shall be subject to approval by the stockholders of the Company within twelve months before or after the date such amendment is adopted. If such stockholder approval is obtained at a duly held stockholders’ meeting, it may be obtained by the affirmative vote of the holders of a majority of the outstanding shares of the Company present or represented and entitled to vote thereon, which approval shall be:

          (a) solicited substantially in accordance with Section 14(a) of the Act and the rules and regulations promulgated thereunder, or (2) solicited after the Company has furnished in writing to the holders entitled to vote substantially the same information concerning the Plan as that which would be required by the rules and regulations in effect under Section 14(a) of the Act at the time such information is furnished; and

          (b) obtained at or prior to the first annual meeting of stockholders held subsequent to the later of (i) the first registration of Common Stock under Section 12 of the Act, or (ii) the acquisition of an equity security for which exemption is claimed.

          In the case of approval by written consent, it must be obtained in accordance with applicable state law.

     22. Conditions Upon Issuance of Shares. Shares shall not be issued with respect to an option unless the exercise of such option and the issuance and delivery of such shares pursuant thereto shall comply with all applicable provisions of law, domestic or foreign, including, without limitation, the U.S. Securities Act of 1933, as amended, the Act, the rules and regulations promulgated thereunder, and the requirements of any stock exchange upon which the shares may then be listed, and shall be further subject to the approval of counsel for the Company with respect to such compliance.

     As a condition to the exercise of an option, the Company may require the person exercising such option to represent and warrant at the time of any such exercise that the shares are being purchased only for investment and without any present intention to sell or distribute such shares if, in the opinion of counsel for the Company, such a representation is required by any of the aforementioned applicable provisions of law.

     23. Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, the Offering Period then in progress shall be shortened by setting a New Exercise Date, and shall terminate immediately prior to the consummation of such proposed dissolution or liquidation, unless provided otherwise by the Board or a committee appointed by the Board. The New Exercise Date shall be before the date of the Company’s proposed dissolution or liquidation. The Board or a committee appointed by the Board shall notify each participant in writing, at least ten (10) business days prior to the New Exercise Date, that the Exercise Date for the participant’s option has been changed to the New Exercise Date and that the participant’s option shall be exercised automatically on the New Exercise Date, unless prior to such date the participant has withdrawn from the Offering Period as provided in Section 10 hereof.

     24. Merger or Asset Sale. In the event of a merger of the Company with or into another corporation or the sale of substantially all of the assets of the Company, each outstanding option shall be assumed or an equivalent option substituted by the successor corporation or a Parent or Subsidiary of the successor corporation. In the event that the successor corporation refuses to assume or substitute for the option, the Offering Period then in progress shall be shortened by setting a New Exercise Date and such Offering Period shall end on the New Exercise Date. The New Exercise Date shall be before the date of the Company’s proposed merger or asset sale. The Board or a committee appointed by the Board shall notify each participant in writing, at least ten (10) business days prior to the New Exercise Date, that the Exercise Date for the participant’s option has been changed to the New Exercise Date and that the participant’s option shall be exercised automatically on the New Exercise Date, unless prior to such date the participant has withdrawn from the Offering Period as provided in Section 10 hereof.

     25. Code Section 409A. The Code Section 423(b) Plan is exempt from the application of Section 409A of the Code. The Non-423(b) Component is intended to be exempt from Section 409A of the Code under the short-term deferral exception and any ambiguities shall be construed and interpreted in accordance with such intent. In the case of a participant who would otherwise be subject to Section 409A of the Code, to the extent an option to purchase shares of Common Stock or the payment, settlement or deferral thereof is subject to Section 409A of the Code, the option to purchase shares of Common Stock shall be granted, paid, exercised, settled or deferred in a manner that will comply with Section 409A of the Code, including the final regulations and other guidance issued with respect thereto, except as otherwise determined by the Board or a committee appointed by the Board. Notwithstanding the foregoing, the Company shall have no liability to a participant or any other party if the option to purchase Common Stock under the Plan that is intended to be exempt from or compliant with Section 409A of the Code is not so exempt or compliant or for any action taken by the Board or a committee appointed by the Board with respect thereto.

     26. No Right to Employment. Participation in the Plan by a participant will not be construed as giving a participant the right to be retained as an employee of the Company or a Subsidiary, as applicable. Further, the Company or a Subsidiary may dismiss a participant from employment at any time, free from any liability or any claim under the Plan.

     27. Severability. If any provision of the Plan is or becomes or is deemed to be invalid, illegal, or unenforceable for any reason in any jurisdiction or as to any participant, such invalidity, illegality or unenforceability will not affect the remaining parts of the Plan, and the Plan will be construed and enforced as to such jurisdiction or participant as if the invalid, illegal or unenforceable provision had not been included.

     28. Compliance with Applicable Laws. The terms of this Plan are intended to comply with all applicable laws and will be construed accordingly.

     29. Governing Law. Except to the extent that provisions of this Plan are governed by applicable provisions of the Code or any other substantive provision of federal law, this Plan shall be construed in accordance with, and shall be governed by, the substantive laws of the State of California without regard to any provisions of California law relating to the conflict of laws.

PRELIMINARY PROXY CARD—SUBJECT TO COMPLETION

QUANTUM CORPORATION
224 AIRPORT PARKWAY, SUITE 300
SAN JOSE, CA 95110

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

[Color] Proxy Card
QUANTUM CORPORATION					For All	Withhold All	For All Except

The Proxy Committee of the Board of Directors
Recommends a Vote "For" Proposal 1.

Vote on Directors					*	*	*

1.	Proposal to elect to the Board of Directors.

	01)	Paul R. Auvil III	04)	Gregg J. Powers
	02)	Jon W. Gacek	05)	David E. Roberson
	03)	David A. Krall

To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

The Audit Committee and the Proxy Committee of the Board of Directors Recommend a Vote "For" Proposal 2.		For	Against	Abstain			For	Against	Abstain

Vote on Proposals

2.	Proposal to ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company for the fiscal year ending March 31, 2015.	*	*	*	4.	Proposal to approve and ratify an amendment to the Company's 2012 Long-Term Incentive Plan.	*	*	*

The Leadership and Compensation Committee and the Proxy Committee of the Board of Directors
Recommend a Vote "For" Proposals 3, 4 and 5.

3.	Proposal to adopt a resolution approving, on an advisory basis, the compensation of the Company's named executive officers.	*	*	*	5.	Proposal to approve and ratify an amendment to the Company's Employee Stock Purchase Plan.	*	*	*

Unless otherwise specified, this proxy authorizes the proxies named on the reverse side to cumulate votes that the undersigned is entitled to cast at the annual meeting in connection with the election of directors and allocate them, in the discretion of our Proxy Committee, among director nominees for which you do not withhold authority to vote. To provide specific directions with regard to cumulative voting, including to direct that the proxy holders cumulate votes with respect to a specific board nominee or nominees as explained in the proxy statement, mark the box to the right and write your instructions on the reverse side. If you wish to direct that the proxy holders cumulate votes with respect to a specific Board nominee or nominees, please indicate the name(s) and number of votes to be given to such Board nominee.				*	The shares represented by this proxy, when properly executed,will be voted in the manner directed herein by the undersigned Stockholder(s). If no direction is made, this proxy will be voted FOR proposals 1, 2, 3, 4 and 5. If any other matters properly come before the meeting or any adjournment thereof, the persons named in this proxy are authorized to vote in their discretion.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners), Title	Date

[Color] Proxy Card	QUANTUM CORPORATION

Annual Meeting of Stockholders — ________________, 2014

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

     The undersigned stockholder(s) of Quantum Corporation, a Delaware Corporation, hereby acknowledge(s) receipt of the Proxy Statement dated __________, 2014, and hereby appoint(s) Jon W. Gacek and Shawn D. Hall, and each of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the Annual Meeting of Stockholders of Quantum Corporation, to be held __________, 2014 at ____________________, Pacific Daylight Time, at ______________________________________________, and at any adjournments or postponements thereof, and to vote (including cumulatively, if required) all shares of Common Stock which the undersigned would be entitled to vote if then and there personally present, on all matters set forth on the reverse side.

     In accordance with the discretion and at the instruction of the Proxy Committee of the Board of Directors, the proxy holder is authorized to act upon all matters incident to the conduct of the meeting and upon other matters that properly come before the meeting subject to the conditions described in Quantum’s Proxy Statement concerning the Annual Meeting. This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. Where no direction is given, except in the case of broker non-votes, the shares represented by this proxy will be voted in accordance with the Board of Directors’ (or an authorized committee thereof) recommendations. Unless you specifically instruct otherwise, this proxy confers discretionary authority to cumulate votes for any or all of the nominees for election of directors for which authority to vote has not been withheld, in accordance with the instruction of the Proxy Committee of the Board of Directors. If any nominee named on the reverse side declines or is unable to serve as a director, the persons named as proxies shall have the authority to vote for any other person who may be nominated at the instruction and discretion of the Board of Directors or an authorized committee thereof.

CUMULATE

(If you noted cumulative voting instructions above, please check the corresponding box on the reverse side.)

PLEASE MARK, SIGN AND DATE THIS PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. (Continued, and to be signed and dated, on the reverse side.)